  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1998.

                                                    REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THE MIIX GROUP, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 6719                                22-3586492
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                               TWO PRINCESS ROAD
                        LAWRENCEVILLE, NEW JERSEY 08648
                                 (609) 896-2404
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                DANIEL GOLDBERG
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          THE MIIX GROUP, INCORPORATED
                               TWO PRINCESS ROAD
                            LAWRENCEVILLE, NJ 08648
                           (609) 896-2404, EXT. 1274
 (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

                 JAMES J. MARINO, ESQ.                                   ALLAN G. SPERLING, ESQ.
              CHRISTOPHER G. KARRAS, ESQ.                           CLEARY, GOTTLIEB, STEEN & HAMILTON
                 DECHERT PRICE & RHOADS                                     ONE LIBERTY PLAZA
                    997 LENOX DRIVE                                         NEW YORK, NY 10006
                 BUILDING #3, SUITE 210                                       (212) 225-2260
                LAWRENCEVILLE, NJ 08648
                     (609) 620-3200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM
                TITLE OF EACH CLASS OF                         AGGREGATE OFFERING                     AMOUNT OF
             SECURITIES TO BE REGISTERED                            PRICE(1)                       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                            $45,000,000                          $13,275
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 1998
PROSPECTUS

                                                SHARES

                          THE MIIX GROUP, INCORPORATED
                                  COMMON STOCK
                               ------------------
     All of the shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), offered hereby are being sold by The MIIX Group, Incorporated ("The MIIX Group").

     The Shares will be issued concurrently with the shares of Common Stock to be distributed pursuant to a plan of reorganization (the "Plan of Reorganization", and together with the transactions contemplated thereby, the "Reorganization") pursuant to which the Medical Inter-Insurance Exchange of New Jersey, a New Jersey reciprocal insurer (the "Exchange"), will reorganize as a stock insurer and become a wholly owned subsidiary of The MIIX Group. In connection with the Reorganization, up to 12,000,000 shares of Common Stock will be issued to eligible current and former members of the Exchange. See "The Reorganization." The MIIX Group is also currently conducting a non-underwritten Subscription Offering (the "Subscription Offering"). See "The Subscription Offering." The MIIX Group currently anticipates that it will issue shares of Common Stock in the Subscription Offering. The consummation of the offering made hereby (the "Public Offering," and with the Subscription Offering, the "Offerings") and the Subscription Offering are each conditioned on the consummation of the Reorganization, and the consummation of the Subscription Offering is conditioned on the consummation of the Public Offering. However, the consummation of the Reorganization is not conditioned on the consummation of either Offering and the consummation of the Public Offering is not conditioned on the consummation of the Subscription Offering. This Prospectus relates solely to the Public Offering and does not constitute an offer to sell, or a solicitation of an offer to buy, Common Stock in the Subscription Offering or the Reorganization. Common Stock to be offered in the Subscription Offering and pursuant to the Reorganization will be offered only by means of a separate prospectus.

     Prior to the offering made hereby, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be
between $     and $     per share. See "Underwriting" for information relating
to the factors considered in determining the initial public offering price.

     The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange (the "NYSE") under the symbol "MHU."

     SEE "RISK FACTORS" COMMENCING ON PAGE 14 HEREIN FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

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                                                PRICE TO                  UNDERWRITING                PROCEEDS TO
                                                 PUBLIC                     DISCOUNT               THE MIIX GROUP(1)
------------------------------------------------------------------------------------------------------------------------
Per Share                                          $                           $                           $
                                         ------------------------------------------------------------------------------
Total(2)                                       $                           $                           $
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

   (1) Before deducting expenses of the Public Offering, estimated to be
       $        .

   (2) The MIIX Group has granted to the Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to an aggregate of additional shares of Common Stock at the Price to Public, less
       Underwriting Discount, solely to cover over-allotments, if any. If the
       Underwriters exercise such option in full, the total Price to Public,
       Underwriting Discount, and Proceeds to The MIIX Group will be $        ,
       $        and $        , respectively. See "Underwriting."

     The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale, and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel, or modify the offer without notice. It is expected that delivery of the Shares will be made at the offices of Salomon Smith Barney, 388 Greenwich Street, New York, New York 10013, or through
the facilities of The Depository Trust Company, on or about             , 1998.
                               ------------------
SALOMON SMITH BARNEY
                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                                                   THE ROBINSON-HUMPHREY COMPANY
              , 1998

     FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

     STATE INSURANCE HOLDING COMPANY LAWS AND REGULATIONS APPLICABLE TO THE MIIX GROUP IN GENERAL PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE MIIX GROUP, AND THUS INDIRECT CONTROL OF ITS INSURANCE SUBSIDIARIES, UNLESS SUCH PERSON HAS PROVIDED CERTAIN REQUIRED INFORMATION TO, AND SUCH ACQUISITION IS APPROVED (OR NOT DISAPPROVED) BY, THE APPROPRIATE INSURANCE REGULATORY AUTHORITIES. GENERALLY, ANY PERSON ACQUIRING BENEFICIAL OWNERSHIP OF 10% OR MORE OF THE COMMON STOCK WOULD BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL, UNLESS THE APPROPRIATE INSURANCE REGULATORY AUTHORITIES UPON ADVANCE APPLICATION DETERMINE OTHERWISE.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY OVER-ALLOTMENT, ENTERING INTO STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     THIS PROSPECTUS RELATES SOLELY TO THE PUBLIC OFFERING AND DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, COMMON STOCK IN THE SUBSCRIPTION OFFERING OR PURSUANT TO THE REORGANIZATION. COMMON STOCK TO BE OFFERED IN THE SUBSCRIPTION OFFERING OR PURSUANT TO THE REORGANIZATION WILL BE OFFERED ONLY BY MEANS OF A SEPARATE PROSPECTUS.

                             ADDITIONAL INFORMATION

     The MIIX Group has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (together with all amendments, exhibits, schedules, and supplements thereto, the "Registration Statement"), on Form S-1
(Registration No. 333-      ) under the Securities Act of 1933, as amended (the
"Securities Act"), with respect to the Shares. As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement. For further information, please refer to the Registration Statement, including exhibits and schedules thereto, which can be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, material filed by The MIIX Group can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission, including The MIIX Group. Statements contained in this Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified by such reference.

     No person is authorized to give any information or to make any representation with respect to the matters described in this Prospectus other than those contained herein and, if given or made, such information or representation should not be relied upon as having been authorized by The MIIX Group or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus, or make a solicitation of a proxy, in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any distribution of securities hereunder shall under any circumstances be deemed to imply that there has been no change in the assets, properties or affairs of The MIIX Group or the Exchange since the date hereof or that the information set forth herein is correct as of any time subsequent to the date hereof.

     To date, The MIIX Group has not been subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Following the completion of the Reorganization, The MIIX Group intends to furnish its stockholders with annual reports containing audited consolidated financial statements reported upon by its independent auditors.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements. Discussions concerning such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as the Prospectus generally. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the products and future economic performance of the Company (as defined under "Prospectus Summary" below). The forward-looking statements set forth in this Prospectus include or relate to, but are not limited to: (i) the Company having sufficient liquidity and working capital;
(ii) the Company's strategy to seek consistent profitable growth; (iii) the Company's ability to increase its market share; (iv) the Company's ability to diversify its product lines; (v) the Company's ability to expand into additional states; (vi) the Company's avoidance of any material loss on collection of reinsurance recoverables; and (vii) the continued adequacy of the Company's loss and LAE reserves.

     The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that the Company will competitively price and market its insurance products, appropriately reserve for losses and LAE and successfully handle claims; that competitive conditions will not change materially or adversely; that demand for the Company's products will be strong; that the market will accept the Company's new products and services; that the Company will retain existing agents and key management personnel; that the Company's reinsurers will remain solvent; and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. Budgeting, reserving and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing, capital expenditures or other budgets, which may in turn affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Financial data and ratios set forth in this Prospectus have been presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise indicated. Except as otherwise specified, all information in this Prospectus assumes that the over-allotment option granted in connection with the Public Offering is not exercised. See "Glossary of Selected Insurance Terms" and "Glossary of Reorganization and Subscription Offering Terms" for definitions of certain terms used in this Prospectus.

     For purposes of this Prospectus, the term "Company" refers, at all times prior to the closing date of the Reorganization (the "Closing Date"), to the Exchange and its subsidiaries, and New Jersey State Medical Underwriters, Inc. (the "Attorney-in-Fact") and its subsidiaries, collectively, and at all times on or after the Closing Date, to The MIIX Group and its subsidiaries, collectively; the term "Insurance Subsidiaries" refers, at all times prior to the Closing Date, to Lawrenceville Property and Casualty Co., Inc. ("LP&C"), MIIX Insurance Company of New York ("MIIX New York," which is currently named Surety Re pending regulatory approval of a change in name) and Lawrenceville Re, Ltd. ("Lawrenceville Re") and, at all times on or after the Closing Date, to MIIX Insurance Company, a New Jersey stock insurer ("MIIX Insurance"), LP&C, Lawrenceville Re and MIIX New York.

                                  THE COMPANY

     Based on direct premiums written in 1997, the Company is the leading provider of medical professional liability insurance in New Jersey and is ranked 10th among medical professional liability insurers in the United States. The Company currently insures approximately 15,800 physicians and other medical professionals who practice alone, in medical groups, clinics or in other health care organizations. The Company also insures more than 80 hospitals, extended care facilities, health maintenance organizations ("HMOs") and other managed care organizations (collectively, "health care institutions"). The Company's business has historically been concentrated in New Jersey but has expanded to other states in recent years. The Company currently writes policies in 17 states. For the six months ended June 30, 1998, approximately 33% of the Company's total direct premiums written were generated outside of New Jersey. In addition to the Company's medical malpractice insurance operations, the Company also offers a broad range of complementary insurance products to its insureds and operates several fee-based consulting and other businesses.

     Medical professional liability insurance, also known as medical malpractice insurance, insures the physician, other medical professional or health care institution against liabilities arising from the rendering of, or failure to render, professional medical services. Under the typical medical professional liability policy, the insurer also is obligated to defend the insured against alleged claims.

     In 1997, total medical professional liability direct premiums written in the United States were approximately $5.9 billion, of which $299.3 million were written in New Jersey, according to data compiled by A.M. Best Company, Inc. ("A.M. Best"), an insurance rating agency. The Company's market share of such direct premiums written was 2.8% in the United States and 40% in New Jersey according to A.M. Best. In 1997, medical malpractice insurance accounted for approximately 98% of the Company's direct premiums written.

     The Company's total revenues and net income were $200.4 million and $28.9 million, respectively, for 1997 and were $114.6 million and $4.8 million, respectively, for the six months ended June 30, 1998. As of June 30, 1998, the Company had total assets of $1.4 billion and total equity of $309.7 million.

                               BUSINESS STRATEGY

     The Company has adopted a strategy that it believes will allow it to compete effectively and create long-term growth. To maximize the strategy's effectiveness, the Company has adopted the Plan of Reorganization to convert from a reciprocal insurer to a stock insurer, which will provide the Company with greater flexibility and access to capital. See "The Reorganization" and "The Subscription Offering." The Company's strategy is to:

     - continue to expand geographically by increasing the number of states in which the Company writes policies;

     - enhance product offerings to facilitate "one-stop shopping" for the Company's extensive customer base;

     - expand distribution channels;

     - maintain underwriting discipline to seek to assure that profitability, rather than premium volume, is emphasized;

     - take advantage of strategic acquisition opportunities; and

     - maintain the Company's historically close relationship with the medical community.

This strategy is designed to capitalize on the Company's strengths that have enabled it to achieve its current market position, including (i) its experience with, commitment to and focus on medical professional liability insurance, (ii) its history of providing a stable premium environment to its customers, (iii) the high level of service it delivers to insureds, including the aggressive defense of claims on their behalf, (iv) its "A (Excellent)" rating by A.M. Best,
(v) its capacity on a per insured basis, (vi) its ability to customize product features and programs to fit the needs of different customers and (vii) its close relationship with the medical community.

     Expand Geographically. From its inception in 1977 through 1990, all of the Company's business was written in New Jersey. In 1991, the Company began to write business in Pennsylvania and in 1996 began its expansion to other states. Since 1996, the Company has expanded its operations significantly and currently writes policies in 17 states. As a result of this expansion, the proportion of the Company's business written in states other than New Jersey has grown from approximately 11% in 1996 to 33% in the six months ended June 30, 1998. In order to facilitate continued geographic expansion, the Company has obtained authority to write insurance in 21 states and the District of Columbia and is in the process of obtaining such authority in eight other states. In addition, the Company has opened four regional sales and customer support offices to assist its marketing efforts outside of New Jersey. Over time, the Company intends to seek authority to write insurance in all 50 states, although the Company may choose to not write insurance in all such states.

     Enhance Product Offerings. In addition to its core medical professional liability insurance products, the Company has developed other products and services for health care institutions. Additional products currently offered include comprehensive liability coverage for medical offices, directors and officers, managed care errors and omissions, employment practices, fiduciary, property and worker's compensation. Most of these coverages are underwritten by the Company; several products are marketed by the Company and underwritten by other insurance carriers with which the Company has developed strategic alliances. The Company has also introduced the option for large health care institutions to purchase excess insurance coverage on a multi-year basis for a guaranteed prepaid premium. The Company intends to continue to increase the number of products it offers to its customer base in order to be able to provide them with a full range of coverages.

     Expand Distribution Channels. The Company has traditionally written insurance on a direct basis in New Jersey. In connection with the Company's expansion outside New Jersey, the Company has increasingly utilized brokers. In 1997, 43% of the Company's direct premiums written were generated through brokers. By increasing its use of this distribution channel, the Company will be better positioned to achieve growth. In order to expand further its distribution channels, the Company intends to develop additional brokerage relationships with selected brokers who have demonstrated expertise in the medical malpractice insurance market.

     Maintain Underwriting Discipline. The Company's experience with, commitment to and focus on medical professional liability insurance for over 20 years has allowed it to develop strong knowledge of the market and to build an extensive database of medical malpractice claims experience. The Company takes advantage of this specialized expertise in medical professional liability insurance to set premiums that it believes are appropriate for exposures being insured. As the Company expands its business, it will maintain underwriting discipline and emphasize profitability over premium growth.

     Take Advantage of Strategic Acquisition Opportunities. The Company believes that the Reorganization will better position the Company to make strategic acquisitions by providing greater access to capital as a source of financing and creating an attractive stock acquisition currency. The Company believes that consolidation will continue in the medical professional liability insurance industry and that opportunities to make a strategic acquisition may arise, thus providing an effective way to expand the Company's business, product offerings and geographic scope.

     Maintain Close Relationship with the Medical Community. Since its founding in 1977, the Company has maintained a close relationship with the medical community. In addition to the active involvement of practicing physicians on several of the Company's advisory committees, the Company and the medical professional liability insurance that it offers have the endorsements of the Medical Society and the Connecticut Hospital Association. The Company will continue to utilize practicing physicians on advisory committees to provide management with input on medical practice patterns, claims, customer needs and other relevant matters. In addition, the Company will endeavor to maintain its medical society endorsements.

     The Company's principal executive offices are located at Two Princess Road, Lawrenceville, New Jersey 08648. The telephone number of the Company's principal executive offices is (609) 896-2404.

                          OVERVIEW OF THE TRANSACTIONS

     The Company is contemplating three different transactions -- the Reorganization, the Subscription Offering and the Public Offering.

     - Reorganization. Pursuant to the Plan of Reorganization, the Company will reorganize from a reciprocal insurer to a stock corporation. If the Reorganization is consummated, Distributees (as defined in the "Glossary of Reorganization and Subscription Offering Terms") will receive Common Stock or, in certain cases, cash. The Reorganization will not be consummated unless several conditions precedent are satisfied. See "The Reorganization and Distribution."

     - Subscription Offering. The Company is conducting a non-underwritten Subscription Offering for shares of Common Stock. The Company stopped accepting offers to subscribe from Subscription Offerees (as defined
       below) on           , 1998 (the "Subscription Expiration Time"). The
       Subscription Offering will close, if at all, simultaneously with the closing of the Reorganization and the Public Offering. The Company
       currently anticipates that it will sell           shares of Common Stock
       in the Subscription Offering. See "The Subscription Offering."

     - Public Offering. The Public Offering is made by this Prospectus. The Company intends to consummate the Reorganization, the Subscription Offering and the Public Offering simultaneously; however, the Reorganization could be consummated without either Offering being consummated, and the Public Offering could be consummated without the Subscription Offering being consummated.

     These transactions are described in greater detail below.

                      THE REORGANIZATION AND DISTRIBUTION

     The Exchange is currently organized as a New Jersey reciprocal insurer, and accordingly has no stockholders. Since the Exchange's inception, the business of the Exchange has been managed by the Attorney-in-Fact, which is a wholly owned subsidiary of the Medical Society of New Jersey (the "Medical

Society"). On October 15, 1997, the Board of Governors of the Exchange (the "Board of Governors") adopted the Plan of Reorganization. The key components of the Plan of Reorganization are set forth below.

     - The Exchange has formed a new subsidiary, MIIX Insurance. MIIX Insurance was formed to assume, if the Reorganization is consummated, all of the Exchange's assets and liabilities (except for the Common Stock and cash to be distributed pursuant to the Reorganization), including insurance policies written by the Exchange. After consummation of the Reorganization, MIIX Insurance will continue the Exchange's business of writing insurance policies and the Exchange will be dissolved.

     - The Exchange has formed a new subsidiary, The MIIX Group. The purpose of The MIIX Group is to act as a holding company for MIIX Insurance and the Exchange's other subsidiaries, and for the Attorney-in-Fact and its subsidiaries. The MIIX Group is the entity that will issue Common Stock in the Reorganization and the Offerings.

     - The MIIX Group will acquire the Attorney-in-Fact from the Medical Society for $11 million worth of Common Stock and $100,000 in cash.

     - When the Exchange is dissolved, up to 12,000,000 shares of Common Stock (the "Reorganization Shares") will be distributed to the Distributees. The distribution of the Reorganization Shares is registered under a separate registration statement.

       - The Reorganization Shares will be allocated to Distributees in the proportion that direct premiums earned by the Exchange attributable to each Distributee, less return premiums, over the three years prior to October 15, 1997, bear to direct premiums earned by the Company attributable to all Distributees, less return premiums, over the same period. The total amount of direct premiums earned by the Exchange attributable to all Distributees, less return premiums, over such period, was approximately $350 million.

       - If a Distributee would be allocated fewer than 100 shares of Common Stock, or if such Distributee's address as shown on the records of the Exchange is outside the United States or is an address to which mail is undeliverable, such Distributee will receive cash in lieu of Common Stock. Distributees who receive cash in lieu of Common Stock will receive an amount of cash equal to the product of (i) the number of shares of Common Stock which they would otherwise be entitled to receive and (ii) the Conversion Value. The "Conversion Value" means either (i) the price at which the Common Stock is offered to the public in the event the Public Offering is consummated simultaneously with the Reorganization, or (ii) if the Public Offering is not so consummated, then the economic value of the Common Stock as determined in good faith by the Board of Governors. If a Distributee's address as shown on the records of the Exchange is an address to which mail is undeliverable, the Company will hold such Distributee's cash distribution and will endeavor to contact such Distributee using any other information in the Company's possession. If the Company is unable to contact such Distributee, the Company will continue to hold the cash for the Distributee, subject to any escheat laws that may apply.

       - To the extent that a Distributee receives cash in lieu of Common Stock, the Common Stock otherwise distributable to such Distributee will not be distributed to other Distributees. Thus, fewer than 12,000,000 shares of Common Stock will be distributed to the Distributees pursuant to the Reorganization. The Company currently estimates that approximately 11,900,000 shares of Common Stock will be distributed to the Distributees pursuant to the Reorganization. Assuming that the
         Conversion Value is equal to $       , approximately $          will be
         distributed to Distributees in lieu of Common Stock. Cash payments will be made from the Company's existing cash reserves.

     Thus, if the Reorganization is consummated, (i) the Exchange will be dissolved, (ii) the Distributees will receive Common Stock of The MIIX Group, or cash, (iii) MIIX Insurance will assume the assets and liabilities of the Exchange, and (iv) The MIIX Group will be the holding company for MIIX Insurance and other subsidiaries of the Exchange, and for the Attorney-in-Fact and its subsidiaries. These steps will occur simultaneously and are described in greater detail below under "The Reorganization."

     Set forth below is an illustration of the Company's structure both before and after the proposed Reorganization and Offerings:

                             [REORGANIZATION CHART]
---------------
 * Includes LP&C and MIIX New York.
** Includes Hamilton National Leasing Corporation, Pegasus Advisors, Inc., MIIX
   Healthcare Group, Inc., Lawrenceville Re, Ltd. and certain other subsidiaries.

     On March 5, 1998, the Commissioner (the "Commissioner") of the New Jersey Department of Banking and Insurance (the "New Jersey Department") approved the Plan of Reorganization, subject to certain conditions. See "-- Regulatory Approvals." The consummation of the Reorganization is also subject to certain other conditions precedent, including that the Company receive an opinion from its tax advisors substantially to the effect that the Reorganization shall constitute a tax-free reorganization to the Company for federal income tax purposes. See "The Reorganization -- Conditions to Consummation of the Reorganization" and "The Reorganization -- Federal Tax Consequences."

                              THE PUBLIC OFFERING

     Concurrently with the consummation of the Reorganization on the Closing Date, but as separate transactions, The MIIX Group intends to sell Common Stock through the Public Offering and through the Subscription Offering. The consummation of each Offering is conditioned on the consummation of the Reorganization and the consummation of the Subscription Offering is conditioned on the consummation of the Public Offering. However, the consummation of the Reorganization is not conditioned on the consummation of either Offering and the consummation of the Public Offering is not conditioned on the consummation of the Subscription Offering.

     Set forth below is a summary of certain terms of the Public Offering.

Common Stock Offered by the
  Company Pursuant to the
  Public Offering.............               Shares.

Price per share...............   $          (the "Public Offering Price").

Common Stock to be Outstanding
  Immediately After the
  Reorganization and the
  Offerings...................   Approximately      million shares. (Assumes
                                 that (i)   million shares of Common Stock are
                                 sold in the Subscription Offering, (ii)
                                 approximately      million shares of Common
                                 Stock are issued in connection with the Public
                                 Offering, (iii) 11,900,000 shares of Common
                                 Stock are issued to Distributees in connection
                                 with the Reorganization, (iv) $11 million worth
                                 of Common Stock, or approximately        shares
                                 based on an assumed Public Offering Price of
                                 $     per share, are issued to the Medical
                                 Society in connection with the purchase of the
                                 Attorney-in-Fact, and (v) that the Underwriters
                                 do not exercise their over-allotment option.
                                 Based on these assumptions, after the
                                 consummation of the Reorganization and the
                                 Offerings, (i) Distributees will own
                                 approximately   %, (ii) Subscription Offerees
                                 will own approximately   %, (iii) purchasers in
                                 the Public Offering will own approximately   %,
                                 and (iv) the Medical Society will own
                                 approximately   %, of the outstanding Common
                                 Stock.)

Voting Rights.................   The Common Stock has one vote per share. For a
                                 description of the rights of holders of Common
                                 Stock, see "Description of Capital Stock."

Market for the Common Stock...   The Company has received approval, subject to
                                 official notice of issuance, to have the Common
                                 Stock listed on the NYSE under the symbol
                                 "MHU." Prior to the Public Offering, there was no public market for the Common Stock and there can be no assurance that an active and liquid market for the Common Stock will develop in the foreseeable future. Even if a market develops, there can be no assurance that after completion of the Public Offering, stockholders will be able to sell their shares at or above the price for which they purchased Common Stock in the Public Offering.

Use of Proceeds...............   The net proceeds of the Offerings will be used
                                 for general corporate purposes which may include, without limitation, capitalizing the
                                 Company's subsidiaries in order to support their continued growth and for financing potential acquisitions.

Dividend Policy...............   The Company currently intends to pay regular
                                 quarterly cash dividends. The Company initially expects to pay a quarterly cash dividend of $.05 per share commencing with the first quarter of 1999. The declaration and payment of dividends to holders of Common Stock will be at the discretion of The MIIX Group Board of Directors ("The MIIX Group Board") and will depend upon the Company's financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends to the Company by the Insurance Subsidiaries and other factors deemed relevant by The MIIX Group Board. There can be no assurance that the Company will declare and pay any dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
                                 Resources."

NYSE Symbol...................   "MHU."

                           THE SUBSCRIPTION OFFERING

     As discussed above, the consummation of the Subscription Offering is conditioned on the consummation of the Reorganization and the Public Offering. The Company currently intends to consummate the Subscription Offering simultaneously with the consummation, if any, of the Reorganization and the
Public Offering. The Company solicited offers to purchase up to           shares
of Common Stock ("Subscription Shares") in the Subscription Offering, and has received completed subscriptions ("Subscription Agreements") offering to
purchase           Subscription Shares. The Company will not accept any
additional Subscription Agreements. Each Subscription Agreement constitutes an offer to purchase Common Stock, which offer the Company may accept or reject in its sole discretion. The Company currently anticipates that it will sell
          Subscription Shares in the Subscription Offering. The price per share in the Subscription Offering will be equal to the price per share in the Public Offering. The terms of the Subscription Offering are described in greater detail below under "The Subscription Offering."

                                  RISK FACTORS

     Potential investors should carefully consider the factors set forth herein under "Risk Factors" commencing on page 14, as well as other information contained in this Prospectus.

                              REGULATORY APPROVALS

     The consummation of the Reorganization requires the approval of the Commissioner. This approval was granted on March 5, 1998, subject to two conditions. First, the Commissioner must approve the formation of MIIX Insurance. This approval was obtained on August 3, 1998. Second, the Reorganization must be approved by the affirmative vote of at least two-thirds of those members of the Exchange entitled to vote thereon voting in person or by
proxy. This approval was obtained on           , 1998.

     Pursuant to the Plan of Reorganization, MIIX Insurance is to assume all the assets of the Exchange (except for the Common Stock and cash to be distributed in the Reorganization). However, insurance licenses cannot be transferred. Accordingly, MIIX Insurance must obtain regulatory approval to become an admitted carrier in each of the eight states other than New Jersey in which the Exchange is currently licensed. These states are Connecticut, Delaware, Kentucky, Maryland, Michigan, Pennsylvania, Vermont and West

Virginia. These states must also approve MIIX Insurance's rates, rules and policy forms, which the Company expects initially will be a continuation of those currently used by the Exchange. In addition, Virginia, which is LP&C's state of domicile, and Texas, in which LP&C has been deemed to be commercially domiciled, must approve the change in LP&C's ultimate parent from the Exchange to The MIIX Group. Finally, Connecticut and Delaware approvals and the consent of the reinsurers will be required in connection with the assignment to MIIX Insurance of the various reinsurance agreements under which the Exchange cedes risk.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth selected combined financial and operating data for the Company. The selected income statement data set forth below for each of the years in the three year period ended December 31, 1997 and the selected balance sheet data as of December 31, 1997 and 1996 are derived from the combined financial statements of the Company audited by Ernst & Young LLP, independent auditors, included elsewhere herein and should be read in conjunction with, and are qualified by reference to, such statements and the related notes thereto. The selected income statement data for the years ended 1993 and 1994 and for the six months ended June 30, 1997 and 1998, and the selected balance sheet data as of December 31, 1993, 1994 and 1995 and as of June 30, 1997 and 1998, are derived from unaudited financial statements of the Company which management believes incorporate all of the adjustments necessary for the fair presentation of the financial condition and results of operations for such periods. All selected financial data are presented in accordance with GAAP, except for the item entitled "statutory surplus," which is presented in accordance with Statutory Accounting Principles ("SAP"). See "Glossary of Selected Insurance Terms." The statutory surplus amounts are derived from the audited statutory financial statements of the Exchange and the Insurance Subsidiaries (except with respect to the information provided for the six months ended June 30, 1997 and 1998, which is derived from unaudited statutory financial statements) and, in the opinion of management, fairly reflect the specified data for the periods presented.

                                                                                                            FOR THE SIX MONTHS
                                                        FOR THE YEAR ENDED DECEMBER 31,                       ENDED JUNE 30,
                                         --------------------------------------------------------------   -----------------------
                                          1993(1)        1994         1995         1996         1997         1997         1998
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Direct premiums written..............  $  115,999   $  127,647   $  137,291   $  143,218   $  162,430   $  134,803   $  158,650
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Net premiums earned..................  $   84,928   $   96,019   $  105,256   $  108,182   $  123,600   $   57,907   $   74,520
  Net investment income................      48,223       47,447       51,760       49,208       54,624       26,128       30,941
  Realized investment gains (losses)...      29,891      (11,030)      13,149        8,683       10,296         (296)       4,246
  Other revenue........................       4,051        7,343        9,968       11,524       11,870        5,509        4,885
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Total revenues.....................     167,093      139,779      180,133      177,597      200,390       89,248      114,592
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Losses and loss adjustment
    expenses...........................      89,202       98,899      107,889      110,866      122,828       58,669       73,220
  Underwriting expenses................      11,739       12,777       14,743       18,385       26,855       11,596       17,581
  Funds held charges...................      16,944        3,067        5,473        8,626       11,581        5,588        5,946
  Impairment of fixed assets...........          --           --           --           --           --           --        8,541
  Other expenses.......................       2,020        4,224        6,905       10,444        8,179        5,100        5,123
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Total expenses.....................     119,905      118,967      135,010      148,321      169,443       80,953      110,411
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes and
    cumulative effect of change in
    accounting principle...............      47,188       20,812       45,123       29,276       30,947        8,295        4,181
  Income tax expense (benefit).........      15,885        5,647       12,108        9,779        2,085        1,279         (654)
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before cumulative effect of
    change in accounting principle.....      31,303       15,165       33,015       19,497       28,862        7,016        4,835
  Cumulative effect of change in
    accounting principle, net of taxes
    of ($7,420)........................      13,780           --           --           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income.........................  $   17,523   $   15,165   $   33,015   $   19,497   $   28,862   $    7,016   $    4,835
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA (AT END OF PERIOD):
  Total investments....................  $  799,665   $  787,621   $  894,176   $  919,697   $1,031,035   $  965,637   $1,168,223
  Total assets.........................     947,137      953,738    1,088,998    1,157,746    1,280,231    1,249,958    1,431,219
  Total liabilities....................     743,319      775,844      842,540      901,705      976,790      979,487    1,121,534
  Total equity.........................     203,818      177,894      246,458      256,041      303,441      270,471      309,685
  Statutory surplus....................     147,803      156,246      184,651      208,738      248,050      229,923      256,610
ADDITIONAL DATA:
GAAP ratios:
  Loss ratio...........................       105.0%       103.0%       102.5%       102.5%        99.4%       101.3%        98.3%
  Expense ratio........................        13.8         13.3         14.0         17.0         21.7         20.0         23.6
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Combined ratio.......................       118.8%       116.3%       116.5%       119.5%       121.1%       121.3%       121.9%
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
Earnings Per Share (pro forma)(2)......  $     1.40   $     1.21   $     2.64   $     1.56   $     2.31   $     0.56   $     0.39
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
Book Value Per Share (pro forma)(2)....  $    16.31   $    14.23   $    19.72   $    20.48   $    24.28   $    21.64   $    24.77
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========

---------------
(1) In 1993 the Company eliminated the practice of discounting its liabilities for unpaid losses and loss adjustment expenses. The cumulative effect of this change amounted to approximately $21.2 million before income taxes and had the effect of reducing net income by approximately $13.8 million or $1.10 per share.

(2) Gives effect in all periods to the assumed aggregate issuance of approximately [12,500,000] shares of Common Stock to (i) Distributees and
    (ii) the Medical Society in connection with the purchase of the Attorney-in-Fact. Does not give effect to the sale of Common Stock in the Offerings.

                                  RISK FACTORS

     The following risk factors, in addition to other information set forth in this Prospectus, should be carefully considered by potential investors in making an investment decision regarding the Common Stock.

POSSIBLE ADVERSE IMPACT OF LITIGATION

     A group of current and previous policyholders of the Company has retained a law firm and filed a motion for rehearing with the New Jersey Department and the Commissioner, actions that appear designed to rescind regulatory approval of the Plan of Reorganization. The motion challenged the authority of the New Jersey Department to approve the actions contemplated under the Reorganization, the fairness of the proposed allocation of Common Stock, and other key elements of the Reorganization. The New Jersey Department has denied the motion, and the group has filed a notice of appeal with the Appellate Division of the Superior Court of New Jersey. The issues raised by the appeal are (i) whether the Commissioner had the authority to approve the Plan of Reorganization in the absence of any statute expressly permitting reciprocal insurers to engage in the type of transaction contemplated by the Plan of Reorganization, (ii) whether adequate notice was given to members of the Exchange regarding the Reorganization, (iii) whether sufficient evidence was presented to the Commissioner to support the terms of the Plan of Reorganization and (iv) whether the New Jersey Department should have granted the request for a rehearing. The group has also filed with the New Jersey Department a motion to stay (i) the Commissioner's order approving the Plan of Reorganization and (ii) the denial of the group's motion for rehearing, pending disposition of the group's appeal to the Appellate Division of the Superior Court of New Jersey. The New Jersey Department has denied this motion. Following the denial by the Commissioner of the group's motion to stay the effectiveness of the order approving the Plan of Reorganization, the group filed a motion with the Appellate Division of the Superior Court of New Jersey to stay the order and for a remand of the proceeding to the New Jersey Department for rehearing. This motion is currently pending.

     In addition, other persons could bring actions against the Company for a variety of reasons, including but not limited to the relative allocation of Common Stock among Distributees, the method by which the Company determined which members of the Exchange would be Distributees, or the absence of any statute expressly permitting reciprocal insurers to engage in the type of transaction contemplated by the Plan of Reorganization. Final adjudication of any such case could take a year or more and the parties could appeal any decision. Such appeals, if made, could require a number of years to resolve. If any such action is brought, the Company intends to vigorously defend the Reorganization. However, no assurance can be given that the Company will ultimately prevail on the merits. Damages awarded under any such suit cannot be predicted and could have a material adverse effect on the Company. If the Reorganization is completed, but the authority of the New Jersey Department to approve conversion from a reciprocal insurer to a stock company is overturned, the remedy a court might grant is uncertain. Such remedy could have a material adverse effect on the Company and its stockholders.

CONCENTRATION OF BUSINESS

     Substantially all of the Company's direct premiums written are generated from medical malpractice insurance policies issued to physicians, medical groups and health care entities. As a result, negative developments in the economic, competitive, or regulatory conditions affecting the medical malpractice insurance industry, particularly as such developments might affect medical malpractice insurance for physicians, could have a material adverse effect on the Company's financial condition and results of operations.

     As of June 30, 1998, approximately 67% of the Company's 1998 premiums were written in New Jersey. The revenues and profitability of the Company are therefore subject to prevailing regulatory, economic, competitive and other conditions in New Jersey. See "-- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

     There can be no assurance that the Company will be successful in implementing its strategy to expand and diversify its geographic market. See "-- Expansion into New Markets."

MEDICAL MALPRACTICE INSURANCE INDUSTRY FACTORS

     Many factors influence the financial results of the medical malpractice insurance industry, some of which are beyond the control of the Company and can adversely affect the Company's results of operations. These factors include, among other things, (i) aggressive pricing by competitors, pricing cycles and overcapacity that result in downward pressure on rates, (ii) greater than expected severity and frequency of claims, (iii) regulatory actions that reduce the Company's discretion with respect to the pricing of its products, (iv) changes in inflation and interest rates that make it difficult for the Company to make adequate provision for loss and LAE reserves, and (v) judicial and legislative decisions relating to insurance coverage issues and the amount of compensation payable with respect to injuries that undermine insurers' expectations with respect to the level of risk being assumed in a number of ways, including expansive coverage interpretations, eliminating coverage exclusions, multiplying limits of coverage, and creating rights for policyholders not set forth in the insurance contract.

     The availability of medical malpractice insurance, or the industry's underwriting capacity, is determined principally by the industry's level of capitalization, historical underwriting results, returns on investment and perceived premium rate adequacy. Historically, the financial performance of the medical malpractice industry has tended to fluctuate in cyclical patterns characterized by periods of greater competition in pricing and underwriting terms and conditions (a "soft insurance market") followed by periods of capital shortage and lesser competition (a "hard insurance market"). In a soft insurance market, competitive conditions could result in premium rates and underwriting terms and conditions which may be below profitable levels. For a number of years, the medical malpractice insurance industry in New Jersey and in many other states has experienced a soft insurance market. There can be no assurance as to whether or when industry conditions will improve or the extent to which any improvement in industry conditions may improve the Company's results of operations.

COMPETITION

     The physician professional liability insurance market in the United States is highly competitive. According to A.M. Best, in 1996 there were 357 companies nationally that wrote medical professional liability insurance and, of those, 112 were writing in New Jersey. In New Jersey, where approximately 67% of the Company's 1998 premiums were written as of June 30, 1998, the Company's principal competitor is Princeton Insurance Companies. In New Jersey and other states, the Company's principal competitors include CNA Insurance Group, Frontier Insurance Group, Inc., PHICO Insurance Company and St. Paul Companies. These companies rank among the top 20 medical malpractice insurers nationally and are actively engaged in soliciting insureds in the states in which the Company writes insurance. In addition, as the Company expands into new states, it may face strong competition from local carriers that are closely focused on narrow geographic markets. The Company expects to encounter such competition from doctor-owned insurance companies and commercial companies in other states as it carries out its expansion plans. Many of the Company's current and potential competitors may have greater financial resources than the Company and may seek to acquire market share by decreasing pricing for their products below prevailing market rates, thereby reducing profitability. Several insurance companies that have greater financial resources than the Company have started to write medical malpractice insurance in New Jersey. There can be no assurance that the Company will be able to compete effectively against these potential and existing competitors.

     The hospital professional liability insurance market is also extremely competitive. Most of the Company's principal insurance company competitors for physicians and medical groups also now actively compete in the hospital professional liability insurance market. Moreover, the Company's primary competitor in New Jersey was founded to provide professional liability coverage to hospitals, while the Company traditionally served the individual physician market. The Company also believes that the number of health care entities that insure their affiliated physicians through self-insurance may increase, reducing the market for physician professional liability insurance. These competitive factors may adversely affect the Company's results of operations.

     As the Company expands into new product lines and new geographic markets, it will compete with established companies in such markets, many of which will have existing relationships with the physicians, medical groups, hospitals, and other healthcare providers that the Company will seek to insure. Competitors may also have existing relationships with insurance brokers or other distribution channels. These factors may adversely affect the Company's financial condition and results of operations. See
"Business -- Competition."

LOSS AND LAE RESERVES

     The reserves for losses and LAE established by the Company are estimates of amounts needed to pay reported and unreported claims and related LAE. The estimates are based on assumptions related to the ultimate cost of settling such claims based on facts and interpretation of circumstances then known, predictions of future events, estimates of future trends in claims frequency and severity, judicial theories of liability, legislative activity, and other factors. Establishment of appropriate reserves is, however, an inherently uncertain process involving estimates of future losses, and there can be no assurance that currently established reserves will prove adequate in light of subsequent actual experience. Clusters of cases, such as breast implant or "Fen-Phen" cases, cannot be predicted by the Company. The inherent uncertainty is greater for certain types of insurance, such as medical malpractice, where a longer period may elapse before notice of a claim or a determination of liability is made and where the judicial, political, and regulatory climates are changing. Medical malpractice claims and expenses may be paid over a period of 10 or more years, which is longer than most property and casualty claims. Trends in losses on "long-tail" lines of business such as medical malpractice may be slow to emerge and, accordingly, the Company's reaction in terms of modifying underwriting practices and changing premium rates may lag underlying loss trends. In addition, changes in the practice of medicine and healthcare delivery, such as the emergence of new, larger medical groups that do not have an established claims history and additional claims resulting from restrictions on treatment by managed care organizations, may require the Company to adjust its underwriting and reserving practices. See "-- Changes in Health Care."

     There can be no assurance that the Company's ultimate losses and LAE will not deviate, perhaps substantially, from the estimates reflected in the Company's financial statements. If the Company's reserves should prove inadequate, the Company would be required to increase its loss and LAE reserves, which would cause a corresponding reduction in earnings in the period that such reserves are increased. This could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loss and LAE Reserves" and "Business -- Loss and LAE Reserves."

CHANGES IN HEALTH CARE

     In recent years, a number of factors related to the emergence of "managed care" have negatively impacted or threaten to impact the medical practice and economic independence of physicians. Physicians have found it more difficult to conduct a traditional fee-for-service practice and many have been forced to join or affiliate with managed care organizations, health care delivery systems or practice management organizations. This consolidation has begun to reduce the role of the physician and the medical group in the medical malpractice insurance purchasing decision. In addition, the consolidation could reduce primary medical malpractice insurance premiums paid by doctors and hospitals, as larger health care systems generally retain more risk by accepting higher deductibles and self-insured retentions or form their own captive insurance companies. Furthermore, larger health care systems may possess sufficient bargaining power to negotiate discounted rates. These factors could have a material adverse effect on the Company's profitability.

EXPANSION INTO NEW MARKETS

     The Company's strategy includes expanding and diversifying its product lines and geographic markets to meet the insurance needs of the changing health care market, while maintaining its traditional personalized service for physicians and medical groups, and customized products for health care institutions. Such expansion and diversification are contingent on various factors, including, among others, the availability of adequate capital, marketing success, the ability to set profitable rates, and applicable regulatory requirements. The Company's business expansion may also occur through the acquisition of, or combination with, other medical professional liability insurers or other entities. There can be no assurance that any such acquisition or combination will be profitable for the Company. There can be no assurance that the Company's expansion will be successful.

     As the Company expands and diversifies its product lines into areas where the Company is inexperienced, the Company will be required to retain qualified personnel with the requisite experience in such areas. Competition for such personnel may be intense, and there can be no assurance that the Company will be able to attract and retain such personnel. In addition, the Company will have to seek distribution channels for its new products. This may increase the Company's dependence on insurance brokers and other intermediaries. There can be no assurance that the Company will be able to develop such distribution channels or maintain satisfactory relationships with insurance brokers and other intermediaries.

A.M. BEST RATINGS

     Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. The Company is rated "A (Excellent)" by A.M. Best, the third highest rating of 16 ratings assigned by A.M. Best. A.M. Best's ratings reflect its opinion of an insurance company's financial strength, operating performance, strategic position, and ability to meet its obligations to policyholders, and are not evaluations directed to purchasers of an insurance company's securities. In March 1998, A.M. Best reaffirmed the Company's "A (Excellent)" rating. The Company's rating is subject to periodic review by A.M. Best and cannot be assured. If the Company's rating is reduced from its current level by A.M. Best, the Company's results of operations could be adversely affected. See "Business -- A.M. Best Ratings."

ENDORSEMENTS

     The Company has received endorsements and support from the Medical Society and the Connecticut Hospital Association. The Company has relied on its relationships with physicians and medical associations in marketing its policies in competition with commercial insurance companies and other physician-governed companies. The Company will endeavor to maintain its endorsements and continue its close relationships with physicians and medical groups through personalized service. There can be no assurance, however, that the Company will be able to maintain these relationships and endorsements.

REINSURANCE

     The amount and cost of reinsurance available to companies specializing in medical professional liability insurance are subject, in large part, to prevailing market conditions beyond the control of the Company. The Company's ability to provide professional liability insurance at competitive premium rates and coverage limits on a continuing basis will depend in part on its ability to secure adequate reinsurance in amounts and at rates that are commercially reasonable. Moreover, the Company must obtain the consents of its current reinsurers to assign the reinsurance contracts written with the Exchange to MIIX Insurance. There can be no assurance that the Company will be able to obtain its reinsurers' consents or to secure adequate reinsurance, and any failure to obtain such consents or reinsurance could have a material adverse effect on the Company. Furthermore, the Company is subject to a credit risk with respect to its reinsurers because reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. A significant reinsurer's inability to make payment under the terms of a reinsurance treaty could have a material adverse effect on the Company. See "Business -- Reinsurance."

HOLDING COMPANY STRUCTURE; LIMITATION ON DIVIDENDS

     The MIIX Group is an insurance holding company whose assets after the Reorganization will consist primarily of all the outstanding capital stock of the Insurance Subsidiaries, the Attorney-in-Fact, and downstream subsidiaries of those companies. As an insurance holding company, The MIIX Group's ability to meet its obligations and to pay dividends, if any, will largely depend on the receipt of sufficient funds from its subsidiaries. The payment of dividends to The MIIX Group by the Insurance Subsidiaries is subject to general limitations imposed by applicable insurance laws. See "Business -- Regulation -- Holding Company Regulation" and "Business -- Regulation -- Regulation of Dividends from Insurance Subsidiaries."

ANTI-TAKEOVER PROVISIONS

     The MIIX Group's certificate of incorporation and by-laws include provisions that may be deemed to have anti-takeover effects and may delay, defer, or prevent a takeover attempt that stockholders may consider to be in their best interests. These provisions include: a Board of Directors consisting of three classes with staggered terms; authorization to issue up to 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), in one or more series, with such rights, obligations, powers, and preferences as The MIIX Group Board may provide; a limitation which permits only The MIIX Group Board, the Chairman or Vice Chairman of The MIIX Group Board or the Chief Executive Officer (or in the event of his or her absence or disability, any Vice President) of The MIIX Group, to call a special meeting of stockholders; a prohibition against stockholders acting by written consent; provisions allowing directors to be removed only for cause and only by the affirmative vote of a majority of holders of the outstanding shares of voting securities; provisions allowing The MIIX Group Board to increase the size of the Board and fill vacancies and newly created directorships; and certain advance notice procedures for nominating candidates for election to The MIIX Group Board and for proposing business before a meeting of stockholders. In addition, state insurance holding company laws that will be applicable to The MIIX Group generally provide that no person may acquire control of The MIIX Group without the prior approval of appropriate insurance regulatory authorities. See "Management," "Description of Capital Stock -- Delaware Law and Certain Charter and Bylaw Provisions," and "Business -- Regulation -- Holding Company Regulation."

REGULATORY AND RELATED MATTERS

     Insurance companies are subject to supervision and regulation by the state insurance authority in each state in which they transact business. Such supervision and regulation relate to numerous aspects of an insurance company's business and financial condition, including limitations on lines of business, underwriting limitations, the setting of premium rates, the establishment of standards of solvency, statutory surplus requirements, the licensing of insurers and agents, concentration of investments, levels of reserves, the payment of dividends, transactions with affiliates, changes of control, and the approval of policy forms. Such regulation is concerned primarily with the protection of policyholders' interests rather than stockholders' interests. See
"Business -- Regulation."

     State regulatory oversight and various proposals at the federal level may in the future adversely affect the Company's results of operations. In recent years the state insurance regulatory framework has come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. Furthermore, the National Association of Insurance Commissioners (the "NAIC") and state insurance regulators are reexamining existing laws and regulations, which in many states has resulted in the adoption of certain laws that specifically focus on insurance company investments, issues relating to the solvency of insurance companies, risk-based capital ("RBC") guidelines, interpretations of existing laws, the development of new laws and the definition of extraordinary dividends. See "Business -- Regulation -- Risk-Based Capital," "Business -- Regulation -- NAIC-IRIS Ratios," and "Business -- Regulation -- Regulation of Investments." Changes in or the adoption of laws or regulations regarding such issues or other matters, including the rates charged for insurance coverage, could have a material adverse effect on the operations of the Company. State agencies and officials responsible for administering such laws and regulations have broad powers, which they exercise primarily for the protection of policyholders.

STATE INSURANCE REGULATORY APPROVALS

     Because New Jersey's statutory scheme does not have an explicit process for converting a reciprocal insurance exchange into a stock company, the conversion will be accomplished through two assumption agreements by which the Exchange will transfer its ongoing business, assets and liabilities to MIIX Insurance. However, insurance licenses cannot be transferred. Accordingly, it will be necessary for MIIX Insurance to gain state regulatory approval to become an admitted carrier in each of the eight states other than New Jersey in which the Exchange is currently licensed. These states are Connecticut, Delaware, Kentucky, Maryland, Michigan, Pennsylvania, Vermont and West Virginia. These states must also approve MIIX Insurance's rates, rules and policy forms, which the Company expects will initially be a continuation of those currently used by the Exchange. In addition, Virginia, which is LP&C's state of domicile, and Texas, in which LP&C has been deemed to be commercially domiciled, must approve the change in LP&C's ultimate parent from the Exchange to The MIIX Group. Finally, Connecticut and Delaware approvals and the consent of the reinsurers will be required in connection with the assignment to MIIX Insurance of the various reinsurance agreements under which the Exchange cedes risk. If these approvals are not granted prior to the Closing Date, it may prevent the consummation of the Reorganization as currently contemplated and, because MIIX Insurance will not be authorized to write new business in such states, may have an adverse effect on the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     All of the shares of Common Stock issued in the Reorganization and the Offerings (except for the shares issued to the Medical Society pursuant to the Plan of Reorganization, the directors and officers of the Company, and other affiliates of the Company) will be eligible for immediate sale in the public market. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of such shares of Common Stock in the public market following effectiveness of the Reorganization and the Offerings or the perception that such sales could occur could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale."

LACK OF PRIOR PUBLIC MARKET FOR COMMON STOCK

     Prior to the Reorganization and the Offerings, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained. The Company has applied to list the shares of Common Stock to be issued in the Reorganization and the Offerings on the NYSE. There can be no assurance as to the price at which Common Stock will trade on the NYSE. In addition, factors such as the variations in the Company's financial results or other developments affecting the Company could cause the market price of the Common Stock to fluctuate significantly after the Offerings.

FAILURE TO CONSTITUTE A TAX-FREE REORGANIZATION

     PricewaterhouseCoopers LLP (the "Tax Advisor") has delivered an opinion (the "Tax Opinion") stating that consummation of the Plan of Reorganization generally will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended. The Internal Revenue Service (the "IRS") and the courts have not previously considered the treatment of a transaction in the form described herein. The Tax Opinion represents the Tax Advisor's best judgment of how a court would rule. However, the opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the consummation of the Plan of Reorganization. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion. In that event, it is possible that the consummation of the Plan of Reorganization would be treated as a taxable transaction, in which case the Exchange would recognize taxable gain. See "The Reorganization -- Federal Tax Consequences."

DEPENDENCE ON KEY PERSONNEL

     The Company's success since 1992 has been significantly dependent on the contributions of Daniel Goldberg, the Company's President and Chief Executive Officer, and the loss of his services could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's success also depends to a significant extent on a number of other key employees of the Company and the loss of their services could also have a material adverse effect on the Company. In addition, the Company believes that its future success will depend in part on its ability to attract and retain additional highly skilled professional, managerial, sales, and marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel that it requires for its business and planned growth.

GUARANTY FUND, ASSESSMENTS AND OTHER LIABILITIES

     Property and casualty insurers like the Company are subject to assessments in most states where they are licensed for the provision of funds necessary for the settlement of covered claims under certain policies of impaired, insolvent or failed insurance companies. Maximum contributions required by law in any one year vary by state, and have historically been between 1% and 2% of annual premiums written. The Company cannot predict with certainty the amount of future assessments but expects assessments in 1998 to be levied by Pennsylvania, Kentucky and Maryland. In each of these three states, the amount of the assessment under current law cannot exceed 2% of the direct premiums written by the Company in that state. Significant assessments could have a material adverse effect on the Company's financial condition or results of operations.

     In addition to guaranty fund assessments, there is a possibility that the Company could be required to pay some portion of the estimated $2 billion liability of Pennsylvania's Medical Professional Liability Catastrophe (CAT) Loss Fund. This fund provides a level of malpractice coverage above that of primary carriers. A study is currently under way to assess the level of unfunded liability and recommend legislative solutions. Options include a bond issue; primary carriers assuming some of the fund's liability; major reinsurers funding the liability; or continuing current surcharges until the liability is eliminated. A determination that primary carriers are to share the fund's liability could have a material adverse effect on the Company.

YEAR 2000; INFORMATION TECHNOLOGY

     Because certain computer software programs have historically been designed to use a two-digit code to identify the year for date-sensitive material, such programs may not properly recognize post twentieth century dates. This could result in system failures and improper information processing that could disrupt the Company's business operations.

     The Company began evaluating this issue in 1996 in connection with an overall evaluation of the Company's systems and during 1997 assigned a project manager to study the Company's information systems and computers to determine whether they will appropriately handle post-1999 date codes. The identification of compliance issues included the Company's internal systems and processes, as well as exposure from service providers, brokers and other external business partners. Software applications, hardware and information technology ("I/T") infrastructure and non I/T systems such as the Company's phone, security and heating and ventilating systems have been reviewed to identify those requiring upgrading or replacement to improve current computing capabilities and to ensure that they are Year 2000 compliant. In the course of evaluating the Year 2000 readiness of its internal systems, the Company determined that its claims administration system is not Year 2000 compliant. The Company has purchased a replacement system that is Year 2000 compliant and is expected to be installed by December 1998.

     The Company has not completed its review of its internal systems or its investigation of whether its service providers, brokers and other external business partners may experience Year 2000 problems that could affect the Company. The Company expects to complete its Year 2000 compliance efforts in 1999. However, there can be no assurance that the Company will not experience failure of its internal systems, or that the Company's service providers, brokers and other external business partners will not experience Year 2000 problems, either of which could have a material adverse effect on the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

     The Company is significantly dependent upon effective information systems. Any failure in, or failure to timely update, the Company's information systems could have a material adverse effect on the Company's results of operations or financial condition. The Company is in the process of updating its computer systems that relate to policy administration, billing, claims, and other aspects of the Company's business. There can be no assurance that such updates will be implemented without causing significant disruption to the Company's operations. Any such disruptions could have a material adverse effect on the Company's ability to conduct its operations and could increase administrative expenses.

     The Company may suffer an increase in claim frequency if Year 2000 issues result in additional claims being made against the Company's insureds. Such additional claims could have a material adverse effect on the Company.

                               THE REORGANIZATION

     The following discussion of the Reorganization is qualified in its entirety by reference to the Plan of Reorganization, a copy of which is attached as Annex A hereto.

GENERAL

     The Exchange is organized as a reciprocal insurer. Since the Exchange's inception, the business of the Exchange has been managed by the Attorney-in-Fact, which is a wholly owned subsidiary of the Medical Society. On October 15, 1997, the Board of Governors adopted the Plan of Reorganization. The key components of the Plan of Reorganization are set forth below.

     - The Exchange has formed a new subsidiary, MIIX Insurance. MIIX Insurance was formed to assume, if the Reorganization is consummated, all of the Exchange's assets and liabilities (except for the Common Stock and cash to be distributed pursuant to the Reorganization), including insurance policies written by the Exchange. After consummation of the Reorganization, MIIX Insurance will continue the Exchange's business of writing insurance policies and the Exchange will be dissolved.

     - The Exchange has formed a new subsidiary, The MIIX Group. The purpose of The MIIX Group is to act as a holding company for MIIX Insurance and the Exchange's other subsidiaries, and for the Attorney-in-Fact and its subsidiaries. The MIIX Group is the entity that will issue Common Stock in the Reorganization and the Offerings.

     - The MIIX Group will acquire the Attorney-in-Fact from the Medical Society for $11 million worth of Common Stock and $100,000 in cash.

     - When the Exchange is dissolved, the Reorganization Shares will be distributed to Distributees. The distribution of the Reorganization Shares is registered under a separate registration statement.

        - The Reorganization Shares will be allocated to Distributees in the proportion that direct premiums earned by the Exchange attributable to each Distributee, less return premiums, over the three years prior to October 15, 1997, bear to direct premiums earned by the Company attributable to all Distributees, less return premiums, over the same period. The total amount of direct premiums earned by the Exchange attributable to all Distributees, less return premiums, over such period, was approximately $350 million.

        - If a Distributee would be allocated fewer than 100 shares of Common Stock, or if such Distributee's address as shown on the records of the Exchange is outside the United States or is an address to which mail is undeliverable, such Distributee will receive cash in lieu of Common Stock. Distributees who receive cash in lieu of Common Stock will receive an amount of cash equal to the product of (i) the number of shares of Common Stock which they would otherwise be entitled to receive and (ii) the Conversion Value. If a Distributee's address as shown on the records of the Exchange is an address to which mail is undeliverable, the Company will hold such Distributee's cash distribution and will endeavor to contact such Distributee using any other information in the Company's possession. If the Company is unable to contact such Distributee, the Company will continue to hold the cash for the Distributee, subject to any escheat laws that may apply.

             - To the extent that a Distributee receives cash in lieu of Common
               Stock, the Common Stock otherwise distributable to such Distributee will not be distributed to other Distributees. Thus, fewer than 12,000,000 shares of Common Stock will be distributed to the Distributees pursuant to the Reorganization. The Company currently estimates that 11,900,000 shares of Common Stock will be distributed to the Distributees pursuant to the Reorganization. Assuming that the Conversion Value is equal to
               $     , approximately $       will be distributed to Distributees
               in lieu of Common Stock. Cash payments will be made from the Company's existing cash reserves.

     Thus, if the Reorganization is consummated, (i) the Exchange will be dissolved, (ii) the Distributees will receive Common Stock of The MIIX Group, or cash, (iii) MIIX Insurance will assume the assets and liabilities of the Exchange, and (iv) The MIIX Group will be the holding company for MIIX Insurance and other subsidiaries of the Exchange, and for the Attorney-in-Fact and its subsidiaries. These steps will occur simultaneously and are described in greater detail below.

     On March 5, 1998, the Commissioner approved the Plan of Reorganization subject to two conditions. First, the Commissioner must approve the formation of MIIX Insurance. This approval was obtained on August 3, 1998. Second, in accordance with the terms of the Plan of Reorganization, the Members must approve the Plan of Reorganization by the affirmative vote of two-thirds of
those Members voting. This approval was obtained on           , 1998. A copy of
the Commissioner's Order Approving the Plan of Reorganization is attached as Annex B hereto.

PURPOSE

     The principal purposes of the Reorganization are to enhance the Company's strategic and financial flexibility and to provide Distributees with marketable stock in The MIIX Group. As a reciprocal insurer, the Company can increase its capital primarily through retained surplus. The Company believes that in the long term this source will not be sufficient to meet its business objectives. As a stock company, the Company will have greater access to the capital markets. The Company believes that such access will enhance the Company's ability to expand its existing business and to develop new business opportunities. In addition, as a stock company the Company will have a well-recognized and flexible organizational form that may facilitate strategic acquisitions.

TRANSFER OF ASSETS AND LIABILITIES TO MIIX INSURANCE

     Pursuant to an Assumption Reinsurance and Administration Agreement to be entered into among the Exchange, the MIIX Group and MIIX Insurance (the "Reinsurance Assignment"), all the rights and obligations under policies written by the Exchange, and all instruments of reinsurance ceded by the Exchange in respect of such policies, will be transferred to MIIX Insurance in consideration of the transfer by the Exchange to MIIX Insurance of invested assets, premium receivables, reinsurance recoverables and other assets having a value equal to the liabilities transferred under the Reinsurance Agreement. Following the effectiveness of the Reinsurance Agreement, MIIX Insurance will become directly liable under the assumed direct written policies and will service and administer those policies. The Reinsurance Agreement's effectiveness is conditioned upon the approval of the Commissioner and the commissioners of insurance of the states of Connecticut and Delaware. The Commissioner's approval was obtained in connection with the approval of the Plan of Reorganization. As promptly as possible following the effectiveness of the Reinsurance Agreement, MIIX Insurance will mail to each policyholder of the Exchange (and to former policyholders with claims outstanding on the Closing Date or arising after the Closing Date) a certificate of assumption notifying them that their policies have been transferred to MIIX Insurance. Pursuant to an Assignment and Assumption Agreement to be entered into among the Exchange, The MIIX Group and MIIX Insurance (the "Asset Assignment" and, with the Reinsurance Assignment, the "Assumption Agreements"), MIIX Insurance will assume all the non-insurance liabilities of the Exchange, and the Exchange will transfer to MIIX Insurance all of the non-insurance operating assets and properties used or held for use in connection with, necessary for, or material to, the business and operations currently conducted by the Exchange. The Common Stock and cash to be paid to Distributees is excluded from such transfer. In consideration of the foregoing assignments by the Exchange, The MIIX Group will issue Common Stock to the Exchange, which Common Stock will be distributed to Distributees pursuant to the Reorganization. See "The Reorganization -- General." The Asset Assignment is conditioned upon the approval of the Commissioner, which has already been obtained in connection with the Commissioner's approval of the Plan of Reorganization.

SHARES OF COMMON STOCK ISSUED TO DISTRIBUTEES

     In connection with the Reorganization, 12,000,000 shares of Common Stock will be available for allocation to Distributees. "Distributees" are Persons who were Named Insureds (regardless of the person or group who paid the premiums) in one or more Policies that were In Force on the Adoption Date and Persons who were at any time during the three-year period prior to the Adoption Date Named Insureds in one or more Policies. Corporate policyholders and other policyholders who are not natural persons are not Distributees. See "Glossary of Reorganization and Subscription Offering Terms."

     Distributees will be allocated shares of Common Stock if the Reorganization is consummated. See "-- Conditions to Consummation of the Reorganization." Each Distributee will be allocated a pro rata share of the 12,000,000 shares of Common Stock available for allocation to Distributees, in the proportion that direct premiums earned by the Exchange attributable to such Distributee, less return premiums, over the three years prior to October 15, 1997, bear to direct premiums earned by the Exchange attributable to all Distributees, less return premiums, over the same period. The number of shares allocated will be rounded to the nearest integer, with one-half share allocation being rounded upward. Therefore, the actual number of shares so allocated will not precisely equal each Distributee's pro rata share of the Exchange's earned premiums over the three years prior to October 15, 1997. The total amount of direct premium earned by the Exchange attributable to all Distributees, less return premiums, over the three years prior to October 15, 1997 was approximately $350 million. Distributees who (i) have as their address for mailing purposes shown on the records of the Company an address outside the United States of America or an address to which mail is undeliverable, or (ii) are allocated a number of shares of Common Stock fewer than 100, will be paid cash for those shares. The gross amount of cash paid in consideration for each such share shall equal the Conversion Value. If a Distributee's address as shown on the records of the Exchange is an address to which mail is undeliverable, the Company will hold such Distributee's cash distribution and will endeavor to contact such Distributee using any other information in the Company's possession. If the Company is unable to contact such Distributee, the Company will continue to hold the cash for the Distributee, subject to any escheat laws that may apply. To the extent that a Distributee receives cash in lieu of Common Stock, the Common Stock otherwise distributable to such Distributee will not be distributed to other Distributees. Thus, fewer than 12,000,000 shares of Common Stock will be distributed pursuant to the Reorganization. The Company currently estimates that 11,900,000 shares of Common Stock will be distributed to the Distributees pursuant to the Reorganization. Assuming that the Conversion Value is equal to
$     , approximately $       will be distributed to Distributees in lieu of
Common Stock. Cash payments will be made from the Company's existing cash reserves.

ACQUISITION OF THE ATTORNEY-IN-FACT

     Pursuant to a Stock Purchase Agreement dated as of October 15, 1997, between The MIIX Group and the Medical Society (the "Stock Purchase Agreement"), on the date on which the Reorganization is consummated, The MIIX Group will purchase all the outstanding common stock of the Attorney-in-Fact from the Medical Society in exchange for (i) $100,000 in cash and (ii) that number of shares of Common Stock with a value equal to $11 million based on the Public Offering Price, or if the Public Offering is not consummated, on the average trading price (based upon the mean of the daily high and low share price) for the first 15 days of trading of the Common Stock on any nationally recognized
securities exchange. Based on an assumed Public Offering Price of $     per
share,        shares of Common Stock will be paid to the Medical Society. All subsidiaries of the Attorney-in-Fact are included in the purchase. The Common Stock received by the Medical Society pursuant to the Stock Purchase Agreement may not be transferred by the Medical Society for a period of 10 years following October 15, 1997 except to the Company or its affiliates at fair market value or to another party if the Company's Board of Directors approves such transfer.

CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

     The consummation of the Reorganization is subject to the conditions that
(i) the Company has received an opinion from a nationally-recognized investment banking firm as to the fairness of the Plan of Reorganization; (ii) the Company has received an opinion from its tax advisors substantially to the effect that the transfer of the Exchange's assets to, and assumption of its liabilities by, MIIX Insurance, and the dissolution of the Exchange, shall qualify as a tax-free reorganization; (iii) the Members (as such term is defined in the Glossary of Reorganization and Subscription Offering Terms) of the Exchange shall have approved the Plan of Reorganization by the affirmative vote of two-thirds of those Members voting; (iv) the Attorney-in-Fact shall have canceled all powers of attorney entered into with any applicant for insurance with the Exchange; (v) all requisite approvals of the Reinsurance Assignment shall have been obtained;
(vi) the Company shall have filed with the Commissioner certain certificates as to the satisfaction of the conditions to the consummation of the Plan of Reorganization; and (vii) the Commissioner shall have issued a certificate of authority to MIIX Insurance to do business for the same lines of insurance currently permitted of the

Exchange and shall have granted MIIX Insurance any required rate and form approvals, and the order of the Commissioner approving the Plan of Reorganization shall have become final. The order approving the Plan of Reorganization was issued on March 5, 1998 and became final on April 20, 1998. On August 3, 1998, the Commissioner granted a certificate of authority to MIIX Insurance authorizing it to do business in the same lines of insurance currently permitted of the Exchange. The Company has received the opinion of the Tax Advisor that the Reorganization qualifies as a tax-free Reorganization. In addition, the Company has received a fairness opinion from Salomon Smith Barney Inc. that (i) the consideration to be received by Distributees, as a group, in the Reorganization pursuant to the Plan of Reorganization is fair, from a financial point of view, to the Distributees, as a group, and (ii) the consideration to be paid for all the outstanding common stock of the Attorney-in-Fact and its subsidiaries is fair, from a financial point of view, to the Exchange. Finally, the approval of the Members was obtained at a meeting
held on           , 1998. The consummation of each Offering is conditioned on the consummation of the Reorganization and the consummation of the Subscription Offering is conditioned on the consummation of the Public Offering. However, the consummation of the Reorganization is not conditioned on the consummation of either Offering and the consummation of the Public Offering is not conditioned on the consummation of the Subscription Offering.

ACCOUNTING TREATMENT

     The Reorganization will be accounted for as a combination of entities under common control. As a result, assets and liabilities will be accounted for at historical cost, which is consistent with the presentation set forth in the financial statements and selected financial and operating data contained in this Prospectus.

REGULATORY APPROVALS

     Consummation of the Reorganization requires the approval of the Commissioner. This approval was granted on March 5, 1998, subject to two conditions. First, the Commissioner must approve the formation of MIIX Insurance. This approval was obtained on August 3, 1998. Second, the Reorganization must be approved by the affirmative vote of at least two-thirds of those Members voting in person or by proxy. This approval was obtained at a
meeting held on           , 1998. An appeal has been filed that challenges the
validity of the Commissioner's approval of the Reorganization. See "Risk Factors -- Possible Adverse Impact of Litigation."

     Pursuant to the Plan of Reorganization, MIIX Insurance is to assume all the assets of the Exchange except for the Common Stock and cash to be distributed in the Reorganization. However, insurance licenses cannot be transferred. Accordingly, MIIX Insurance must obtain regulatory approval to become an admitted carrier in each of the eight states other than New Jersey in which the Exchange is currently licensed. These states are Connecticut, Delaware, Kentucky, Maryland, Michigan, Pennsylvania, Vermont and West Virginia. These states must also approve MIIX Insurance's rates, rules and policy forms, which the Company expects will initially be a continuation of those currently used by the Exchange. In addition, Virginia, which is LP&C's state of domicile, and Texas, in which LP&C has been deemed to be commercially domiciled, must approve the change in LP&C's ultimate parent from the Exchange to The MIIX Group. Finally, Connecticut and Delaware approvals and the consent of the reinsurers will be required in connection with the assignment to MIIX Insurance of the various reinsurance agreements under which the Exchange cedes risk.

FEDERAL TAX CONSEQUENCES

     The following is a description of the principal United States federal income tax consequences to the Company of the Reorganization. This discussion is based on the advice of the Tax Advisor. The description is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, judicial decisions and published rulings and other administrative interpretations issued by the IRS, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. Further, the discussion that follows, and the advice upon which it is based, are not binding on the IRS or any court. See "Risk
Factors -- Failure to Constitute a Tax-Free Reorganization."

     Reorganization Treatment -- Consequences to the Company. Assuming that the Reorganization takes place as described in this Prospectus and based on certain representations made by the Exchange, it is the opinion of the Tax Advisor that the transfer of the assets of the Exchange to, and the assumption of the Exchange's liabilities by, MIIX Insurance, followed by the dissolution of the Exchange shall constitute a reorganization within the meaning of Section 368(a) of the Code. Accordingly, neither the Exchange, MIIX Insurance nor The MIIX Group will realize any taxable income as a result of the consummation of the Plan of Reorganization.

     Possible Alternative Treatment of the Reorganization. The IRS and the courts have not previously considered the treatment of a transaction in the form described herein. The tax opinion represents the Tax Advisor's best judgment of how a court would rule. However, the opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the United States federal income tax consequences of the consummation of the Plan of Reorganization. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the tax opinion. If the consummation of the Plan of Reorganization were not treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, the Exchange would recognize taxable gain on the transfer of its assets to MIIX Insurance in an amount equal to the fair market value of the consideration received by the Exchange in exchange for the assets less the Exchange's aggregate tax basis in those assets.

                           THE SUBSCRIPTION OFFERING

     The Company solicited offers to purchase up to           Subscription
Shares in the Subscription Offering, and has received Subscription Agreements
offering to purchase           Subscription Shares. The Company will not accept
any additional Subscription Agreements. Each Subscription Agreement constitutes an offer to purchase Common Stock, which offer the Company may accept or reject in its sole discretion. The Company currently anticipates that it will sell
          Subscription Shares in the Subscription Offering. The price per share in the Subscription Offering will be equal to the price per share in the Public Offering.

     The Subscription Offering was made only to Subscription Offerees. "Subscription Offerees" means (i) policyholders of the Exchange or LP&C as of both August 31, 1998 and four business days prior to the Closing Date ("Eligible Policyholders"), (ii) persons who are directors, officers or employees of the Company as of both August 31, 1998 and four business days prior to the Closing Date, and immediate family members of such persons (collectively, "Employees"), and (iii) other persons, as selected by the Company in its sole discretion, who have business relationships with the Company as of both August 31, 1998 and four business days prior to the Closing Date ("Service Providers"). A person who satisfies one of the criteria of being a Subscription Offeree as of August 31, 1998 who subscribes for shares and who does not satisfy such criteria on the fourth business day prior to the Closing Date will not be sold Subscription Shares, and the Company will return to such person without interest any subscription funds previously delivered by such person.

     The primary purpose of the Subscription Offering is to provide Subscription Offerees who will have an interest in or relationship with the Company on and after the Closing Date with an opportunity to acquire Common Stock. It is the Company's desire and intent that Subscription Offerees be persons who have a policyholder or other designated relationship with the Company on the Closing Date. However, in order to satisfy the logistics of consummating the Subscription Offering it is necessary that persons satisfy the criteria of being a Subscription Offeree as of August 31, 1998 and the fourth business day prior to the Closing Date. The consummation of each Offering is conditioned on the consummation of the Reorganization and the consummation of the Subscription Offering is conditioned on the consummation of the Public Offering. However, the consummation of the Reorganization is not conditioned on the consummation of either Offering and the consummation of the Public Offering is not conditioned on the consummation of the Subscription Offering.

                                USE OF PROCEEDS

     The principal purpose of the Public Offering is to enhance the liquidity of the shares of Common Stock to be received by the Distributees as part of the Reorganization. The principal purposes of the Reorganization are to enhance the Company's strategic and financial flexibility, and to provide Distributees with marketable stock in The MIIX Group. The principal purpose of the Subscription Offering is to provide Subscription Offerees who will have an interest in or relationship with the Company on and after the Closing Date with an opportunity to participate in the future performance of the Company. Based on an assumed
Public Offering Price of $          per share, the net proceeds to the Company
from the sale of Common Stock in the Offerings (assuming the Subscription Offering is fully subscribed) is estimated to be approximately $ million after deducting the underwriting discount and the other expenses of the Company in connection with the Reorganization and the Offerings. The net proceeds of the Offerings will be used for general corporate purposes which may include, without limitation, capitalizing the Company's subsidiaries in order to support their continued growth and for financing potential acquisitions. Until a specific use of proceeds is determined, the Company will invest such funds. The Company does not know when specific needs will arise nor the amount of such needs. The Company will not receive any proceeds from the issuance of the Common Stock to Distributees pursuant to the Reorganization. See "Dividend Policy."

                                DIVIDEND POLICY

     The Company currently intends to pay regular quarterly cash dividends. The Company initially expects to pay a quarterly cash dividend of $.05 per share commencing with the first quarter of 1999. The declaration and payment of dividends to holders of Common Stock will be at the discretion of The MIIX Group Board and will be dependent upon the Company's financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends to the Company by the Insurance Subsidiaries and other factors deemed relevant by The MIIX Group Board. There can be no assurance that the Company will declare and pay any dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The MIIX Group is an insurance holding company whose business is conducted through the Insurance Subsidiaries, the Attorney-in-Fact, and downstream subsidiaries of those companies. The MIIX Group's ability to pay dividends to its stockholders and meet its other obligations, including operating expenses and any debt service, will depend primarily on the receipt of sufficient funds from the Insurance Subsidiaries. The payment of dividends by the Insurance Subsidiaries to The MIIX Group will be restricted by applicable insurance law. See "Risk Factors -- Holding Company Structure; Limitation on Dividends," "Business -- Regulation -- Regulation of Dividends from Insurance Subsidiaries," and "Description of Capital Stock."

                                 CAPITALIZATION

     The information set forth in the table presented below is derived from the combined financial statements and the related notes thereto included elsewhere in this Prospectus. The table presents the capitalization at June 30, 1998 of:
(i) the Exchange and the Attorney-in-Fact on a combined basis and (ii) The MIIX Group, As Adjusted, to reflect the Reorganization (after deducting estimated
reorganization costs) and to reflect the sale of           shares of Common
Stock in the Public Offering at an assumed Public Offering Price of $     per
share after deducting estimated underwriting discounts and expenses of the Offerings. See "The Reorganization." The table should be read in conjunction with the historical financial statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                 AT JUNE 30, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Total debt..................................................  $ 21,972     $ 21,972
                                                              --------     --------
Equity:
  Preferred stock, $.01 par value, 50,000,000 shares
     authorized, no shares issued and outstanding...........        --           --
  Common stock, $.01 par value, 100,000,000 shares
     authorized, no shares issued and outstanding;
     approximately           shares issued and outstanding,
     as adjusted............................................        --
  Additional paid-in capital................................        --             (1)
     Surplus................................................   280,661
  Unrealized appreciation of invested assets, net of
     deferred taxes.........................................    29,024       29,024
                                                              --------     --------
  Total equity..............................................   309,685
                                                              ========     ========
  Total capitalization......................................  $331,657     $
                                                              ========     ========

---------------
(1) Additional paid-in capital in the As Adjusted column gives effect to the assumed aggregate issuance of the Shares to (a) Distributees and (b) the Medical Society in connection with the purchase of the Attorney-in-Fact and is reduced by $1.5 million to reflect estimated costs of the Reorganization. Cash issued to Distributees in lieu of Common Stock will be accounted for as a dividend and accordingly will serve to reduce equity by approximately $2.0 million. The As Adjusted column also reflects the sale of the Shares less
    the estimated underwriting discounts of the Public Offering of $   million
    and additional estimated expenses of $1.0 million.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected combined financial and operating data for the Company. The selected income statement data set forth below for each of the years in the three year period ended December 31, 1997 and the selected balance sheet data as of December 31, 1997 and 1996 are derived from the combined financial statements of the Company audited by Ernst & Young LLP, independent auditors, included elsewhere herein and should be read in conjunction with, and are qualified by reference to, such statements and the related notes thereto. The selected income statement data for the years ended 1993 and 1994 and for the six months ended June 30, 1997 and 1998, and the selected balance sheet data as of December 31, 1993, 1994 and 1995 and as of June 30, 1997 and 1998, are derived from unaudited financial statements of the Company which management believes incorporate all of the adjustments necessary for the fair presentation of the financial condition and results of operations for such periods. All selected financial data are presented in accordance with GAAP, except for the item entitled "statutory surplus" which is presented in accordance with SAP. The statutory surplus amounts are derived from the audited statutory financial statements of the Exchange and the Insurance Subsidiaries (except with respect to the information provided for the six months ended June 30, 1997 and 1998, which is derived from unaudited statutory financial statements) and, in the opinion of management, fairly reflect the specified data for the periods presented.

                                                                                                            FOR THE SIX MONTHS
                                                          FOR THE YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                                             ----------------------------------------------------------   -----------------------
                                             1993(1)      1994        1995         1996         1997         1997         1998
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Direct premiums written..................  $115,999   $127,647   $  137,291   $  143,218   $  162,430   $  134,803   $  158,650
                                             ========   ========   ==========   ==========   ==========   ==========   ==========
  Net premiums earned......................  $ 84,928   $ 96,019   $  105,256   $  108,182   $  123,600   $   57,907   $   74,520
  Net investment income....................    48,223     47,447       51,760       49,208       54,624       26,128       30,941
  Realized investment gains (losses).......    29,891    (11,030)      13,149        8,683       10,296         (296)       4,246
  Other revenue............................     4,051      7,343        9,968       11,524       11,870        5,509        4,885
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
    Total revenues.........................   167,093    139,779      180,133      177,597      200,390       89,248      114,592
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
  Losses and loss adjustment expenses......    89,202     98,899      107,889      110,866      122,828       58,669       73,220
  Underwriting expenses....................    11,739     12,777       14,743       18,385       26,855       11,596       17,581
  Funds held charges.......................    16,944      3,067        5,473        8,626       11,581        5,588        5,946
  Impairment of fixed assets...............        --         --           --           --           --           --        8,541
  Other expenses...........................     2,020      4,224        6,905       10,444        8,179        5,100        5,123
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
    Total expenses.........................   119,905    118,967      135,010      148,321      169,443       80,953      110,411
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes and cumulative
    effect of change in accounting
    principle..............................    47,188     20,812       45,123       29,276       30,947        8,295        4,181
  Income tax expense (benefit).............    15,885      5,647       12,108        9,779        2,085        1,279         (654)
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
  Income before cumulative effect of change
    in accounting principle................    31,303     15,165       33,015       19,497       28,862        7,016        4,835
  Cumulative effect of change in accounting
    principle, net of taxes of ($7,420)....    13,780         --           --           --           --           --           --
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
    Net income.............................  $ 17,523   $ 15,165   $   33,015   $   19,497   $   28,862   $    7,016   $    4,835
                                             ========   ========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA (AT END OF PERIOD):
  Total investments........................  $799,665   $787,621   $  894,176   $  919,697   $1,031,035   $  965,637   $1,168,223
  Total assets.............................   947,137    953,738    1,088,998    1,157,746    1,280,231    1,249,958    1,431,219
  Total liabilities........................   743,319    775,844      842,540      901,705      976,790      979,487    1,121,534
  Total equity.............................   203,818    177,894      246,458      256,041      303,441      270,471      309,685
  Statutory surplus........................   147,803    156,246      184,651      208,738      248,050      229,923      256,610
ADDITIONAL DATA:
  GAAP ratios:
    Loss ratio.............................     105.0%     103.0%       102.5%       102.5%        99.4%       101.3%        98.3%
    Expense ratio..........................      13.8       13.3         14.0         17.0         21.7         20.0         23.6
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
    Combined ratio.........................     118.8%     116.3%       116.5%       119.5%       121.1%       121.3%       121.9%
                                             ========   ========   ==========   ==========   ==========   ==========   ==========
  Earnings Per Share (pro forma)(2)........  $   1.40   $   1.21   $     2.64   $     1.56   $     2.31   $     0.56   $     0.39
                                             ========   ========   ==========   ==========   ==========   ==========   ==========
  Book Value Per Share (pro forma)(2)......  $  16.31   $  14.23   $    19.72   $    20.48   $    24.28   $    21.64   $    24.77
                                             ========   ========   ==========   ==========   ==========   ==========   ==========

---------------
(1) In 1993 the Company eliminated the practice of discounting its liabilities for unpaid losses and low adjustment expenses. The cumulative effect of this change amounted to approximately $21.2 million before income taxes and had the effect of reducing net income by approximately $13.8 million or $1.10 per share.

(2) Gives effect in all periods to the assumed aggregate issuance of approximately [12,500,000] shares of Common Stock to (i) Distributees and
    (ii) the Medical Society in connection with the purchase of the Attorney-in-Fact. Does not give effect to the sale of Common Stock in the Offerings.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and the related notes thereto appearing elsewhere in this Prospectus.

GENERAL

     The Exchange was organized as a New Jersey reciprocal insurance exchange by the Medical Society to provide physicians with an alternative to commercial medical professional liability insurance and was approved to begin issuing policies in 1977. A reciprocal exchange under the law of New Jersey is an organization through which individuals, partnerships, trustees or corporations designated as "subscribers" or "members" are authorized to exchange reciprocal or interinsurance contracts with each other. Such contracts are executed by an attorney-in-fact acting on behalf of the subscribers through a power of attorney. The Attorney-in-Fact manages the Exchange, including the underwriting and issuance of insurance policies, the collection and investment of premiums, and the service and administration of the policyholders and their claims. The Attorney-in-Fact is a corporation that is wholly owned by the Medical Society and was formed for the sole purpose of acting as the attorney-in-fact of the Exchange, which it does pursuant to a management contract that requires the Exchange to reimburse the costs of the Attorney-in-Fact.

     The historical financial statements and financial information included throughout this Prospectus reflect the combined financial information of the Exchange and the Attorney-in-Fact, which are commonly controlled and managed entities.

     The medical malpractice insurance industry is cyclical in nature. Many factors influence the financial results of the medical malpractice insurance industry, several of which are beyond the control of the Company. These factors include, among other things, changes in severity and frequency of claims; changes in applicable law; regulatory reform; and changes in inflation, interest rates and general economic conditions.

     The availability of medical malpractice insurance, or the industry's underwriting capacity, is determined principally by the industry's level of capitalization, historical underwriting results, returns on investment and perceived premium rate adequacy.

     Management periodically reviews the Company's guidelines for premiums, premium surcharges, discounts, cancellations and non-renewals and other related matters. As part of this review, rates and rating classifications for its physicians, medical groups and other insureds are evaluated based on current and historical loss, LAE and other actuarially significant data. This process may result in changes in rates for certain exposure classes.

     Currently, the majority of the Company's policies have January 1 effective dates. Premium is recognized as written in the quarter the policy is effective, yet the premiums are earned ratably throughout the year. As the Company expands geographically, new policies are being written with effective dates other than January 1.

     Reinsurance. The Company reinsures its risks primarily under two reinsurance contracts, a specific excess of loss treaty ("Specific Contract") and an aggregate excess of loss treaty ("Aggregate Contract"). Under the Specific Contract, the Company's retentions for casualty business range from $2 million to $3 million per loss per policy. Coverage on casualty business is provided in layers up to $48 million per loss per policy above the retentions. Coverage for casualty business under the Specific Contract is limited by an aggregate deductible, aggregate limits by layer and required Company participation in upper layer losses. Property coverage is also provided under the Specific Contract in the amount of $14.5 million in excess of a Company retention of $500,000 per loss per policy and is subject to an aggregate limit. The Company has maintained specific excess of loss reinsurance coverage generally similar to that just described for several years.

     The Aggregate Contract provides several coverages on an aggregate excess of loss, specific excess of loss, and quota share basis. The primary coverage afforded under the Aggregate Contract attaches above a Company retention measured as a 75% loss and allocated loss adjustment expense ratio ("loss and ALAE ratio"). Reinsurers provide coverage for an additional 75% loss and ALAE ratio, with an aggregate annual limit of $130 million. The Company has maintained aggregate excess of loss coverage substantially similar to that just described since 1993. In addition, in 1992 the Company entered into an aggregate excess of loss reinsurance contract to protect underwriting and operating results from adverse development for losses and ALAE which occurred on or before December 31, 1992.

     The Company's aggregate reinsurance contracts are maintained on a funds withheld basis whereby the Company holds the ceded premiums in a funds withheld account for purposes of paying losses and related loss adjustment expenses. Interest charges are credited on funds withheld at predetermined contractual rates. Reinsurance recoverable on unpaid losses is recorded on the balance sheet net of the funds withheld under such reinsurance contracts.

     Loss and LAE Reserves. Medical malpractice and other property and casualty loss and LAE reserves are established based on known facts and interpretation of circumstances, including the Company's experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, as well as court decisions and economic conditions. The effects of inflation are considered in the reserving process. Establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that currently established reserves will prove adequate in light of subsequent actual experience.

     Underwriting Expenses. The Company's continued expansion into other states and markets will most likely increase underwriting expenses. The Company believes that its plan of expansion via broker distribution channels will increase its marketing expenses, but it also believes that this relationship will reduce the need to make other significant expenditures in order to expand into other states. Commissions for policies sold on a brokerage basis typically range from 2.0% to 12.5% of premiums, whereas the Company does not incur commissions on products it sells directly. To the extent that brokered business represents an increased percentage of the Company's business in the future, expense ratios will increase.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997

     Direct premiums written: Direct premiums written were $158.6 million for the six months ended June 30, 1998, a 17.7% increase over the $134.8 million for the six months ended June 30, 1997. Near the end of 1997, PIE Mutual Insurance Company, an insurer in Ohio, Michigan and Kentucky, ceased writing insurance policies. The Company's entrance into states such as Ohio, Michigan and Kentucky during 1998 afforded it the ability to write approximately $14.5 million of premiums which can largely be attributed to former PIE Mutual business. During the second quarter of 1997, the Company began doing business in Texas and wrote approximately $4.7 million of premiums. For the six months ended June 30, 1998 the Company increased its writing in Texas by $1.5 million bringing its total to $6.2 million. In other states where the Company had written business in the second quarter of 1997, mainly Pennsylvania and Maryland, premiums grew by $12.2 million. This new or increased business more than offset a $6.1 million decrease in New Jersey written premium for the six months ended June 30, 1998 as compared to the six months ended June 30, 1997. Approximately $4.5 million of this decrease in New Jersey business is related to policies that normally would have renewed January 1, 1998, but which were accelerated to November, 1997, as part of the Company's competitive strategy. This action caused a timing difference in the recognition of written premium in 1998. The Company's geographic expansion is continuing to reduce the concentration of business in New Jersey which currently comprises 67% of written premiums as compared to approximately 73% in 1997 and 89% in 1996.

     Net premiums earned: Net premiums earned increased approximately $16.6 million, or 28.7% to $74.5 million, for the six months ended June 30, 1998 from $57.9 million for the same period in 1997. As of June 30, 1998 and 1997, the Company has earned approximately 47% and 43%, respectively, of the year-to-date premiums written. This ratio generally coincides with the fact that currently, approximately 70% of the Company's policies have been written with a January 1 effective date.

     Net investment income: Net investment income increased approximately $4.8 million or 18.4% to $30.9 million for the six months ended June 30, 1998 from $26.1 million for the same period in 1997. Average invested assets increased to approximately $1.1 billion during the six months ended June 30, 1998 compared to approximately $941 million for the same period last year. The average annualized pre-tax yield on the investment portfolio increased to 5.64% for the six months ended June 30, 1998 from 5.56% for the same period in 1997, primarily as a result of changes in asset allocation with an increased concentration in higher pre-tax yielding securities and a corresponding decrease in government and tax exempt security holdings.

     Realized investment gains (losses): Net realized investment gains (losses) increased approximately $4.5 million to $4.2 million for the six months ended June 30, 1998 compared to a realized loss of $0.3 million for the same period in 1997. Approximately $3.3 million of the current year gains resulted from the sale of bonds in a generally falling interest rate environment and the remainder resulted from the sale of stocks.

     Other revenue: Other revenue decreased approximately $0.6 million or 11.3% to $4.9 million for the six months ended June 30, 1998 from $5.5 million for the same period last year and is comprised primarily of revenues from the Company's non-insurance subsidiaries. Other revenue for the Company's reinsurance brokerage and leasing subsidiaries increased by $0.6 million as compared to the same period last year. This was offset somewhat by a $0.2 million decrease in revenue from the Company's investment advisory service which was disposed of at the beginning of the second quarter of 1998. In addition, the Company had historically offered its insureds the option to pay premiums on an installment basis for a finance charge. Management discontinued this installment program in 1998 and as a result, finance charge income decreased by approximately $1.0 million as compared to the same period in the prior year. However, this was largely offset by interest earnings (reflected in net investment income) on the additional funds that were collected up front rather than over time through installments.

     Losses and loss adjustment expenses (LAE): The provision for losses and LAE increased $14.5 million or 24.8% to $73.2 million for the six months ended June 30, 1998 from $58.7 million for the same period in 1997. As a percentage of earned premiums, incurred losses and LAE decreased to 98.3% for the six months ended June 30, 1998 from 101.3% for the same period in 1997. This continued improvement is principally attributable to an increasing portion of the Company's business being written on a claims made basis which has been priced using lower loss ratio assumptions than that deemed necessary for policies written on an occurrence basis. The provision for losses and LAE is net of $39.0 million and $28.4 million for the six months ended June 30, 1998 and 1997, respectively, of incurred losses and LAE ceded to reinsurers, primarily on a funds withheld basis.

     Underwriting expenses: Underwriting expenses increased $6.0 million or 51.6% to $17.6 million for the six months ended June 30, 1998, from $11.6 million for the six months ended June 30, 1997. The expense ratio was 23.6% for the six months ended June 30, 1998 compared to 20.0% for the same period in 1997. Approximately $2.3 million of this increase was attributable to the cost of acquiring new business, (primarily through a broker distribution network), and an additional $2.3 million related to the expansion of both facilities and staff necessary to service this business. Also in the second quarter 1998, the Company recognized approximately $1 million in connection with guaranty fund assessments associated with insurance company insolvencies, primarily in Pennsylvania and Ohio.

     Funds held charges: Funds held charges increased $0.3 million or 6.4% to $5.9 million for the six months ended June 30, 1998 from $5.6 million for the six months ended June 30, 1997 and relate to the interest credited on amounts held under certain reinsurance treaties. This increase is the result of the net effect of interest expense accrued on funds held under certain reinsurance contracts, which was offset by a decrease related to an adjustment to ceded premiums associated with the 1993 aggregate treaty.

     Impairment of Fixed Assets: Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121") requires recognition of impairment losses for long-lived assets whenever events or changes in circumstances result in the carrying amount of an asset to exceed the sum of the expected future cash flow associated with the asset. During the second quarter 1998 management began replacing its policy administration system and accordingly recognized an $8.5 million pre-tax charge which represents the net book value of the old computer system.

     Other expenses: Other expenses were unchanged at $5.1 million for the six months ended June 30, 1998, and for the six months ended June 30, 1997 and is comprised primarily of non-insurance company operating expenses.

     Income taxes: Income taxes decreased approximately $1.9 million to a $0.6 million tax benefit for the six months ended June 30, 1998, from a tax expense of approximately $1.3 million for the six months ended June 30, 1997. The difference between the effective tax rate and the statutory rate relates primarily to tax exempt interest and state income taxes. The income tax benefit in the current year is largely attributable to a state income tax benefit recognized due to the writeoff of fixed assets.

     Net income: Net income was $4.8 million for the six months ended June 30, 1998, a 31% decrease from the $7.0 million for the same period in the prior year. This decrease was the net result of a number of factors but is primarily due to higher net investment income, realized gains and lower income taxes offset by higher underwriting costs and the charge for the impairment of fixed assets.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Direct premiums written. Direct premiums written were $162.4 million for the year ended December 31, 1997, a 13.4% increase over the $143.2 million for the year ended December 31, 1996, as the Company significantly accelerated its geographic expansion. An almost three-fold increase (to $44.1 million) in premiums written outside of New Jersey more than offset a 7.3% decrease (to $118.3 million) in New Jersey business, which was primarily attributable to policies that were not renewed due to rate increases for certain exposure classes that resulted from the Company's annual underwriting process.

     Net premiums earned. Net premiums earned were $123.6 million for the year ended December 31, 1997, an increase of 14.3% over the $108.2 million for the year ended December 31, 1996. This increase is generally consistent with the increase in direct premiums written.

     Net Investment Income. Net investment income was $54.6 million for the year ended December 31, 1997, an increase of 11.0% over the $49.2 million for the year ended December 31, 1996. Cash flow from operations of $68.7 million for the year ended December 31, 1997 provided the majority of the increase in the Company's invested asset base which totaled approximately $1 billion at December 31, 1997. Although the invested asset base increased, the pre-tax book yield on invested assets remained unchanged at 5.60%.

     Realized investment gains (losses). Net realized investment gains (losses) were approximately $10.3 million for the year ended December 31, 1997 compared to $8.7 million for the year ended December 31, 1996. Substantially all of these gains during 1997 resulted from the sale of equity securities and from the sale of bonds in 1996.

     Other revenue. Other revenue was $11.9 million for the year ended December 31, 1997, a slight increase of 3.0% over the $11.5 million for the year ended December 31, 1996 and is comprised primarily of revenue from the Company's non-insurance subsidiaries.

     Losses and loss adjustment expenses (LAE). The provision for losses and LAE was $122.8 million for the year ended December 31, 1997, an increase of 10.8% over the $110.9 million for the year ended December 31, 1996. The loss and LAE ratio was 99.4% for the year ended December 31, 1997 compared to 102.5% for 1996. This decrease is primarily attributed to changes in the Company's business mix with an increasing amount of policies being issued on a claims made basis. The provision for losses and LAE is net of $66.6 million for the year ended December 31, 1997 and $57.1 million for the year ended December 31, 1996 of incurred losses and LAE ceded to reinsurers.

     Underwriting expenses. Underwriting expenses were $26.9 million for the year ended December 31, 1997, an increase of 46.1% over the $18.4 million for the year ended December 31, 1996. The expense ratio was 21.7% for the year ended December 31, 1997 compared to 17.0% for the year ended December 31, 1996. Approximately $5.0 million of the increase is attributable to staffing, commissions, premium taxes and facilities costs related to the Company's geographic expansion and increases in direct premiums written. Additional increases of approximately $1.6 million are related to various consulting projects geared towards business process enhancements and approximately $0.6 million relates to an increase in the reserve for uncollectible accounts receivable with the remaining increases attributable to the Company's geographic expansion.

     Funds held charges. Funds held of $11.6 million for the year ended December 31, 1997 increased by $3.0 million or 34.3% over the $8.6 million for the year ended December 31, 1996 and relate to the interest credited on amounts held under certain reinsurance treaties. This increase is consistent with the change in the related funds held balances.

     Other expenses. Other expenses were $8.2 million for the year ended December 31, 1997, a 21.7% decrease from the $10.4 million for the year ended December 31, 1996. The majority of this savings was due to the discontinuance of certain unprofitable programs previously conducted in one of the Company's consulting subsidiaries.

     Income Taxes. Income taxes were $2.1 million for the year ended December 31, 1997, a decrease of 78.7% from the $9.8 million for the year ended December 31, 1996. The effective tax rate was 6.7% for the year ended December 31, 1997 compared to 33.4% for 1996, primarily due to the reversal of reserves for potential tax contingencies, the majority of which were provided for in 1996 and which were resolved in the Company's favor in 1997.

     Net income. Net income was $28.9 million for the year ended December 31, 1997, a 48% increase from the $19.5 million for the year ended December 31, 1996, principally as a result of higher investment income and realized investment gains and lower income taxes.

YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Direct premiums written. Direct premiums written were $143.2 million for the year ended December 31, 1996, a 4.3% increase over the $137.3 million for the year ended December 31, 1995. The majority of this increase was due to the addition of a number of large physician groups and hospitals primarily in New Jersey and Pennsylvania.

     Net premiums earned. Net premiums earned were $108.2 million for the year ended December 31, 1996, a 2.8% increase over the $105.3 million for the year ended December 31, 1995. For the most part, this increase correlates with the increase in direct premiums written.

     Net investment income. Net investment income was $49.2 million for the year ended December 31, 1996, a 4.9% decrease from $51.8 million for the year ended December 31, 1995. While cash flow from operations of $40.8 million for the year ended December 31, 1996 increased the asset base which aggregated $925.9 million as of December 31, 1996, the pre-tax book yield on invested assets fell from 6.19% in 1995 to 5.60% in 1996 primarily due to the Exchange's decision to allocate $50 million to the lower book yielding equity market as part of its total return portfolio strategy.

     Realized investment gains (losses). Net realized investment gains (losses) were approximately $8.7 million for the year ended December 31, 1996 compared to $13.1 million for the year ended December 31, 1995. Substantially all of these gains resulted from the sale of bonds in a generally falling interest rate environment.

     Other revenue. Other revenue was $11.5 million for the year ended December 31, 1996, a 15.6% increase from the $10.0 million for the year ended December 31, 1995. This increase resulted primarily from higher revenue earned by the Company's reinsurance brokerage and leasing subsidiaries.

     Losses and loss adjustment expenses. The provision for losses and LAE was $110.9 million for the year ended December 31, 1996, a 2.8% increase over the $107.9 million for the year ended December 31, 1995. The loss and LAE ratio was 102.5% for each of the years ended December 31, 1996 and 1995. The provision for losses and LAE is net of $57.1 million for the year ended December 31, 1996, and $53.4 million for the year ended December 31, 1995 of incurred losses and LAE ceded to reinsurers.

     Other underwriting expenses. Underwriting expenses were $18.4 million for the year ended December 31, 1996, an increase of 24.7% over the $14.7 million for the year ended December 31, 1995. The expense ratio was 17.0% for the year ended December 31, 1996 compared to 14.0% for 1995. This increase was principally attributable to costs related to ongoing enhancements to its various computer systems.

     Funds held charges. Funds held charges of $8.6 million for the year ended December 31, 1996 increased $3.2 million or 57.6% over the $5.5 million for the year ended December 31, 1995 and relate to the interest credited on amounts held under certain reinsurance treaties. This is consistent with the change in the related funds held balances.

     Other expenses. Other expenses were $10.4 million for the year ended December 31, 1996, a 51.3% increase from the $6.9 million for the year ended December 31, 1995. Approximately $2.4 million of the change is related to increases in staffing and professional fee expenditures by the non-insurance subsidiaries, including the Company's healthcare consulting subsidiaries, some of which were acquired or formed in 1995 and 1996, and its investment advisory subsidiary which was acquired in 1996. The remaining increase of $1.1 million relates to start-up expenditures and other general operating expenses of the Company's subsidiaries.

     Income Taxes. Income taxes were $9.8 million for the year ended December 31, 1996, a decrease of 19.2% from the $12.1 million for the year ended December 31, 1995. The effective tax rate was 33.4% for the year ended December 31, 1996, an increase from 26.8% for 1995, due primarily to the establishment of reserves for potential tax contingencies in 1996 offset in part by an increase in tax exempt investment income in 1996.

     Net income. Net income was $19.5 million for the year ended December 31, 1996, a 40.9% decrease from the $33.0 million for the year ended December 31, 1995, principally as a result of higher operating expenses and lower investment income and realized investment gains.

FINANCIAL CONDITION

     Cash and invested assets. Aggregate invested assets, including cash and short term investments, were $1,171.2 million at June 30, 1998 and $1,031.2 million and $925.9 million at December 31, 1997 and 1996, respectively. The increase in invested assets between December 31, 1996 and June 30, 1998 resulted primarily from cash flow from operations generated during the period and net realized and unrealized investment gains.

     Fixed maturities available for sale, including short-term investments, aggregated approximately $1.1 billion, or 92.0% of the Company's investment portfolio as of June 30, 1998. At that date, the average credit quality of the Company's fixed income portfolio was "AA+," as defined by Standard & Poor's, while the portfolio duration was 4.6 years. At June 30, 1998, the Company's investment portfolio also included $94.8 million, or approximately 8.0%, invested in unaffiliated common stocks.

     In 1997, the Company implemented an "equity collar" around the Company's equity securities of $81.6 million. An "equity collar" is an option position created with the simultaneous purchase and sale of an equal number of put and call options. This resulting option position establishes, for a specified time period, both a ceiling and a floor with respect to the financial performance of the underlying asset upon which the equity collar is established. The collar transaction was executed on July 8, 1997 and expired on January 2, 1998. The purpose of the collar was to reduce equity market volatility and to stabilize unassigned surplus. The collar was constructed using European-style S&P 500 options, and as of December 31, 1997, the collar had no unrealized gain or loss. A "European-style" option is an option contract that may be exercised only upon expiration of the contract whereas an "American-style" option may be exercised at any time prior to the expiration of the contract. The reference to "S&P 500" refers to the underlying asset upon which the option contract's value will be based. To minimize loss exposure due to credit risk, the Company utilizes intermediaries with a Standard and Poor's rating of "AA" or better.

     On January 13, 1998, the Company implemented another equity collar with a notional value of $85 million around the Company's equity portfolio. The purpose of the collar was to reduce equity market volatility and to stabilize unassigned surplus.

     Other than the equity collar, the Company does not hold any derivative investments.

     Unpaid losses and LAE, reinsurance recoverable on unpaid losses and LAE and funds held under reinsurance treaties. Gross unpaid losses and LAE were $921.4 million at June 30, 1998 and $876.7 million and $795.4 million at December 31, 1997 and 1996, respectively. The increases in these amounts were consistent with the continued growth in the Company's book of business. Reinsurance recoverable on unpaid losses and LAE was $425.1 million at June 30, 1998 and $430.8 million and $394.8 million at December 31, 1997 and 1996, respectively. Funds held under reinsurance treaties, which are unrestricted, collateralize a significant portion of reinsurance recoverable on unpaid losses and LAE and were $331.1 million at June 30, 1998, and $344.8 million and $340.3 million at December 31, 1997 and 1996, respectively.

     Equity. The Company's total equity was $309.7 million at June 30, 1998 and $303.4 million and $256.0 million at December 31, 1997 and 1996, respectively. The increases were attributable to net income and changes in unrealized net appreciation of investments.

LIQUIDITY AND CAPITAL RESOURCES

     The MIIX Group, Incorporated. The MIIX Group is a holding company whose only material assets immediately after the Reorganization will be the capital stock of MIIX Insurance and the Attorney-in-Fact. The net proceeds of the Offerings will primarily be used to capitalize the Company's subsidiaries for general corporate purposes, while a portion of the proceeds may be retained at the holding company. The MIIX Group's ongoing cash flow will consist primarily of dividends and other permissible payments from its subsidiaries. The MIIX Group will depend upon such payments for funds for general corporate purposes and for the payment of dividends on the Common Stock.

     The payment of dividends to The MIIX Group by MIIX Insurance will be subject to limitations imposed by the New Jersey Holding Company Act. Based upon these limitations, the maximum amount that will be available for payment of dividends to The MIIX Group by MIIX Insurance in 1998 without the prior approval of regulatory authorities is subject to restrictions related to surplus and net income. MIIX Insurance's future cash flow available to The MIIX Group may be influenced by a variety of factors, including cyclical changes in the medical malpractice insurance market, MIIX Insurance's financial results, insurance regulatory changes, including changes in the limitations imposed by the New Jersey Holding Company Act on the payment of dividends by MIIX Insurance, and changes in general economic conditions. The MIIX Group expects that the current limitations that will be imposed on MIIX Insurance should not affect its ability to declare and pay dividends sufficient to support The MIIX Group's initial dividend policy. See "Risk Factors -- Holding Company Structure; Limitation on Dividends," "Dividend Policy" and "Business -- Regulation -- Regulation of Dividends from Insurance Subsidiaries."

     MIIX Insurance. The primary sources of MIIX Insurance's liquidity, on both a short- and long-term basis, will be funds provided by insurance premiums collected, net investment income, recoveries from reinsurance and proceeds from the maturity or sale of invested assets. Funds are generally used to pay claims, LAE, operating expenses, reinsurance premiums and taxes. The Exchange's net cash flow from operating activities was approximately $78.4 million and $22.9 million for the second quarter of 1998 and 1997, respectively, and $65.9 million and $41.5 million for the years ended 1997 and 1996, respectively. The higher amount of cash flow from operations in 1998 compared to 1997 was principally due to higher payments of losses and LAE in 1997 as well as accelerated collections of premiums as the Company outsourced its installment payment plans in 1998. Because of the inherent unpredictability related to the timing of the payment of claims, it is not unusual for cash flow from operations for a medical malpractice insurance company to vary, perhaps substantially, from year to year.

     The Exchange held collateral of $344.8 million and $340.3 million at December 31, 1997 and 1996 respectively, in the form of funds withheld, for recoverable amounts on ceded unpaid losses and loss adjustment expenses under certain reinsurance agreements. Under the contracts, reinsurers may require that a trust fund be established to hold the collateral should one or more triggering events occur, such as a downgrade in the Company's A.M. Best rating to B+ or lower, or a reduction in statutory capital and surplus to less than $20 million. Otherwise, no restrictions are placed on investments held in support of the funds withheld. In accordance with the provisions of the reinsurance contracts, the funds withheld are credited with interest at contractual rates ranging from 7.50% to 8.60%, which is recorded as an expense in the year incurred.

     The Exchange has invested, and MIIX Insurance will invest, its positive cash flow from operations in both fixed maturity securities, including short-term investments, and equity securities. The Exchange's investment strategy, which will be continued by MIIX Insurance immediately after the Reorganization, seeks to maximize after-tax income through a high quality, diversified, duration sensitive, taxable bond and tax-preferenced municipal bond portfolio, while maintaining an adequate level of liquidity, together with a modest level of investment in equity securities.

     Based on historical trends, market conditions and its business plans, the Company believes that its sources of funds will be sufficient to meet its liquidity needs over the next 18 months and beyond. However, because economic, market, and regularity conditions may change, there can be no assurance that the Company's funds will be sufficient to meet these liquidity needs.

     The Company is considering the purchase of its headquarters in Lawrenceville, New Jersey, which it currently leases, at a price close to its fair market value of approximately $7 million.

YEAR 2000

     Because certain computer software programs have historically been designed to use a two-digit code to identify the year for date-sensitive material, such programs may not properly recognize post twentieth century dates. This could result in system failures and improper information processing that could disrupt the Company's business operations.

     The Company began evaluating this issue in 1996 in connection with an overall evaluation of the Company's systems and during 1997 assigned a project manager to study the Company's information systems and computers to determine whether they will appropriately handle post-1999 date codes. The identification of compliance issues included the Company's internal systems and processes, as well as exposure from service providers, brokers and other external business partners. Software applications, hardware and information technology ("I/T") infrastructure and non I/T systems such as the Company's phone, security and heating and ventilating systems have been reviewed to identify those requiring upgrading or replacement to improve current computing capabilities and to ensure that they are Year 2000 compliant. In the course of evaluating the Year 2000 readiness of its internal systems, the Company determined that its claims administration system is not Year 2000 compliant. The Company has purchased a replacement system that is Year 2000 compliant and is expected to be installed by December 1998.

     During 1997 and 1998 the Company upgraded all its computer systems to improve their performance and efficiency. As part of this process, the Company obtained certifications from the vendors of such new systems that such systems would be Year 2000 compliant. The Company has conducted internal tests of its new systems to ensure that they are Year 2000 compliant and continues to conduct such tests. To date, such tests have not revealed any Year 2000 issues other than in connection with the claims administration system discussed above. However, the Company is negotiating to retain an outside expert to independently evaluate the Year 2000 readiness of the Company's internal systems.

     The Company is in the process of sending inquiries to its service providers, brokers and other external business partners to determine whether they may experience Year 2000 problems that could affect the

Company. The Company's investigations to date have not revealed any Year 2000 issues that would materially impact the Company's operations. Management is currently evaluating alternative contingency plans that could become necessary if its own or its significant external business partners' Year 2000 remediation efforts fail. Such alternatives will most likely involve the assignment of internal and external resources to process business manually during the duration of any non-compliance. It is not possible at this time to estimate the cost, if any, of such contingency plans.

     Remediation costs to date (including expenditures associated with replacement systems) have been approximately $350,000 and are estimated to be less than $1 million through the completion of remediation, which is expected in 1999. These costs have been considered in preparing the Company's capital and operating budgets.

RECENT DEVELOPMENTS

     During the second quarter, the Company entered into a definitive agreement to purchase MIIX New York (which is currently named Surety Re pending regulatory approval of a change in name) for approximately $2.8 million. These assets are included in the combined financial statements. MIIX New York wrote no business during 1997 or year-to-date 1998.

     The equity collar established on January 13, 1998 expired on July 13, 1998, at which time the underlying hedged equity securities had an unrealized gain of approximately $38 million offset by the loss on the collar of approximately $14 million.

     The Company liquidated its equity securities in July 1998 which had an aggregate fair value of approximately $92.3 million at June 30, 1998. All of the proceeds were allocated to higher yielding fixed maturity investments and a net gain of approximately $24 million was realized.

                                    BUSINESS

     Based on direct premiums written in 1997, the Company is the leading provider of medical professional liability insurance in New Jersey and is ranked 10th among medical professional liability insurers in the United States. The Company currently insures approximately 15,800 physicians and other medical professionals who practice alone, in medical groups, clinics or in other health care organizations. The Company also insures more than 80 hospitals, extended care facilities, health maintenance organizations ("HMOs") and other managed care organizations (collectively, "health care institutions"). The Company's business has historically been concentrated in New Jersey but has expanded to other states in recent years. The Company currently writes policies in 17 states. For the six months ended June 30, 1998, approximately 33% of the Company's total direct premiums written were generated outside of New Jersey. In addition to the Company's medical malpractice insurance operations, the Company also offers a broad range of complementary insurance products to its insureds and operates several fee-based consulting and other businesses.

     Medical professional liability insurance, also known as medical malpractice insurance, insures the physician, other medical professional or health care institution against liabilities arising from the rendering of, or failure to render, professional medical services. Under the typical medical professional liability policy, the insurer also is obligated to defend the insured against alleged claims.

     In 1997, total medical professional liability direct premiums written in the United States were approximately $5.9 billion, of which $299.3 million were written in New Jersey, according to data compiled by A.M. Best Company, Inc. ("A.M. Best"), an insurance rating agency. The Company's market share of such direct premiums written was 2.8% in the United States and 40% in New Jersey according to A.M. Best. In 1997, medical malpractice insurance accounted for approximately 98% of the Company's direct premiums written.

     The Company's total revenues and net income were $200.4 million and $28.9 million, respectively, for 1997 and were $114.6 million and $4.8 million, respectively, for the six months ended June 30, 1998. As of June 30, 1998, the Company had total assets of $1.4 billion and total equity of $309.7 million.

     The Exchange was organized as a New Jersey reciprocal insurance exchange by the Medical Society to provide physicians with an alternative to commercial medical professional liability insurance and was approved to begin issuing policies in 1977. A reciprocal exchange under the law of New Jersey is an organization through which individuals, partnerships, trustees or corporations designated as "subscribers" or "members" are authorized to exchange reciprocal or interinsurance contracts with each other. Such contracts are executed by an attorney-in-fact acting on behalf of the subscribers through a power of attorney. The Attorney-in-Fact manages the Exchange, including the underwriting and issuance of insurance policies, the collection and investment of premiums, and the service and administration of the policyholders and their claims. The Attorney-in-Fact is a corporation that is wholly owned by the Medical Society and was originally formed for the sole purpose of fulfilling the statutory role of attorney-in-fact of the Exchange, which it does pursuant to a management contract that requires the Exchange to reimburse the costs of the Attorney-in-Fact. In recent years, the Attorney-in-Fact has diversified its business, but its principal activity continues to be managing the Exchange. The Exchange was initially capitalized through the issuance of non-interest-bearing subordinated loan certificates in an aggregate principal amount of $22.9 million. These certificates were issued in varying principal amounts to many of the physicians who were initial members. The loan certificates have been redeemed, with the last such redemption occurring in 1995. As an insurer, the Exchange is required to maintain levels of capital and surplus as determined by the insurance regulators of certain states. See
"Business -- Regulation -- Insurance Company Regulation." The profits from the Exchange's operations are retained in a surplus account.

BUSINESS STRATEGY

     The Company has adopted a strategy which it believes will allow it to compete effectively and create long-term growth. To maximize the strategy's effectiveness, the Company has adopted the Plan of Reorganization to convert from a reciprocal insurer to a stock insurer, which will provide the Company with greater flexibility and access to capital. See "The Reorganization" and "The Subscription Offering." The Company's strategy is to:

        - continue to expand geographically by increasing the number of states in which the Company writes policies;

        - enhance product offerings to facilitate "one-stop shopping" for the Company's extensive customer base;

        - expand distribution channels;

        - maintain underwriting discipline to seek to assure that profitability, rather than premium volume, is emphasized;

        - take advantage of strategic acquisition opportunities; and

        - maintain the Company's historically close relationship with the medical community.

This strategy is designed to capitalize on the Company's strengths that have enabled it to achieve its current market position, including (i) its experience with, commitment to and focus on medical professional liability insurance, (ii) its history of providing a stable premium environment to its customers, (iii) the high level of service it delivers to insureds, including the aggressive defense of claims on their behalf, (iv) its "A (Excellent)" rating by A.M. Best,
(v) its capacity on a per insured basis, (vi) its ability to customize product features and programs to fit the needs of different customers and (vii) its close relationship with the medical community.

     Expand Geographically. From its inception in 1977 through 1990, all of the Company's business was written in New Jersey. In 1991, the Company began to write business in Pennsylvania and in 1996 began its expansion to other states. Since 1996, the Company has expanded its operations significantly and currently writes policies in 17 states. As a result of this expansion, the proportion of the Company's business written in states other than New Jersey has grown from approximately 11% in 1996 to 33% in the six months ended June 30, 1998. In order to facilitate continued geographic expansion, the Company has obtained authority to write insurance in 21 states and the District of Columbia and is in the process of obtaining such authority in eight other states. In addition, the Company has opened four regional sales and customer support offices to assist its marketing efforts outside of New Jersey. Over time, the Company intends to seek authority to write insurance in all 50 states, although the Company may choose to not write insurance in all such states.

     Enhance Product Offerings. In addition to its core medical professional liability insurance products, the Company has developed other products and services for health care institutions. Additional products currently offered include comprehensive liability coverage for medical offices, directors and officers, managed care errors and omissions, employment practices, fiduciary, property and worker's compensation. Most of these coverages are underwritten by the Company; several products are marketed by the Company and underwritten by other insurance carriers with which the Company has developed strategic alliances. The Company has also introduced the option for large health care institutions to purchase excess insurance coverage on a multi-year basis for a guaranteed prepaid premium. The Company intends to continue to increase the number of products it offers to its customer base in order to be able to provide them with a full range of coverages.

     Expand Distribution Channels. The Company has traditionally written insurance on a direct basis in New Jersey. In connection with the Company's expansion outside New Jersey, the Company has increasingly utilized brokers. In 1997, 43% of the Company's direct premiums written were generated through brokers. By increasing its use of this distribution channel, the Company will be better positioned to achieve growth. In order to expand further its distribution channels, the Company intends to develop additional brokerage relationships with selected brokers who have demonstrated expertise in the medical malpractice insurance market.

     Maintain Underwriting Discipline. The Company's experience with, commitment to and focus on medical professional liability insurance for over 20 years has allowed it to develop strong knowledge of the market and to build an extensive data base of medical malpractice claims experience. The Company takes advantage of this specialized expertise in medical professional liability insurance to set premiums that it believes are appropriate for exposures being insured. As the Company expands its business, it will maintain underwriting discipline and emphasize profitability over premium growth.

     Take Advantage of Strategic Acquisition Opportunities. The Company believes that the Reorganization will better position the Company to make strategic acquisitions by providing greater access to capital as a source of financing and creating an attractive stock acquisition currency. The Company believes that consolidation will continue in the medical professional liability insurance industry and that opportunities to make a strategic acquisition may arise, thus providing an effective way to expand the Company's business, product offerings and geographic scope.

     Maintain Close Relationship with the Medical Community. Since its founding in 1977, the Company has maintained a close relationship with the medical community. In addition to the active involvement of practicing physicians on several of the Company's advisory committees, the Company and the medical professional liability insurance that it offers have the endorsements of the Medical Society and the Connecticut Hospital Association. The Company will continue to utilize practicing physicians on advisory committees to provide management with input on medical practice patterns, claims, customer needs and other relevant matters. In addition, the Company will endeavor to maintain its medical society endorsements.

PRODUCT OFFERINGS

     The Company has developed a variety of insurance products to cover the professional liability exposure of individual providers such as physicians, surgeons and dentists, medical groups, clinics and hospitals, extended care facilities and other health care providers. The Company's core products include medical professional liability insurance for individual providers, medical groups and health care institutions on a "claims made," "modified claims made" or "occurrence basis." See "Glossary of Selected Insurance Terms."

     In addition to its core medical professional liability insurance products, the Company has developed other products and services for health care institutions. Expanded products offered include comprehensive liability coverage for medical offices, directors and officers, managed care errors and omissions, employment practices, fiduciary, property and worker's compensation.

     For premises liability and property exposures of medical offices, the Company offers the Medical Office Policy written on an occurrence basis. Commercial general liability coverage is offered on an occurrence basis only. Excess/umbrella liability is a two-part policy covering excess of underlying policies and excess of self-insured retention. Directors and officers coverage and errors and omissions coverage are offered on a claims made basis to managed care organizations. Extended reporting period coverage or "tail coverage" is offered to those accounts written on a claims made basis to extend the period when losses could be reported to the Company. The Company has also introduced the option for large health care institutions to purchase excess insurance coverage on a multi-year basis for a guaranteed prepaid premium. Such coverages are also available with reinstatement options, combined with the ability to pre-purchase such options at the inception of the policy. Most of these coverages are underwritten by the Company; several products are marketed by the Company and underwritten by other insurance carriers with which the Company has developed strategic alliances.

MARKETING AND POLICYHOLDER SERVICES

     The Company employs various strategies for marketing its products and providing policyholder services. In New Jersey, the Company markets its products to physicians and physician groups principally though medical associations, referrals by existing policyholders, advertisements in medical journals, seminars on health care topics for physicians, and direct mail solicitation. The Company's professional liability program has the endorsement of the Medical Society and the New Jersey Association of Osteopathic Physicians and Surgeons, as well as the endorsements of various county medical associations and specialty societies. In addition to these direct marketing channels, the Company sells its products through independent brokers and agents who currently produce approximately 20% of the Company's direct premiums written in New Jersey. Health care institutions frequently prefer brokers over direct solicitation when they purchase professional liability insurance, and the Company believes that its broker relationships in New Jersey are important to its ability to grow in that market segment. To provide localized marketing and policyholder services in New Jersey and nationally, the Company has established five regional offices. See
"-- Business Strategy -- Maintain Close Relationship with the Medical
Community."

     Outside New Jersey, the Company markets its products exclusively through independent brokers and agents. In 1997, 108 independent brokers and agents actively marketed the Company's products in 13 states and produced approximately 43% of the Company's direct written premiums on a national basis. No national broker or regional agency accounted for more than 8% of the Company's year-end direct premiums written. The Company selects brokers and agents that it believes have demonstrated growth and stability in the medical malpractice insurance industry, strong sales and marketing capabilities, and a focus on selling medical professional liability insurance. Brokers and agents receive market rate commissions and other incentives based on the business they produce. The Company strives to maintain relationships with those brokers and agents who are committed to promoting the Company's products and are successful in producing business for the Company. See "-- Business Strategy -- Expand Distribution Capabilities."

     The Company also provides risk management services through its home office and regional offices. In addition to supplementing the Company's marketing efforts, these services are designed to reduce potential loss exposures by educating policyholders on ways to improve medical practice and implement risk reduction measures. The Company conducts surveys for hospitals and large medical groups to review their practice procedures and to focus on specific areas in which concerns arise. The Company prepares reports that identify areas of the insured's medical practice that may need attention and provides recommendations to the policyholder. The Company also presents periodic seminars for medical societies and other groups to educate physicians on risk management techniques. These educational programs are designed to increase risk awareness and to reduce the risk of injury to patients and third parties.

UNDERWRITING

     The Company maintains a dual underwriting function at its home office and at each regional office. The home office Underwriting Department is responsible for the underwriting and servicing of all institutional accounts and individual providers that exceed the regional office underwriting authority. In addition, the home office Underwriting Department is responsible for the issuance, establishment and implementation of underwriting standards for all of the coverages underwritten by the Company.

     The Company's regional office underwriting staff have the authority to evaluate, approve and issue medical professional liability coverage for individual providers and medical groups with annual premiums up to a threshold amount.

     The Company follows consistent and strict procedures with respect to the issuance of all professional liability insurance policies. Individual providers are required to submit an application for coverage along with supporting claims history and proof of licensure. The individual provider applications provide information regarding the medical training, current practice and claims history of the applicant. Institutions are required to submit an application for coverage, hard copy loss runs, proof of accreditation, financial statements, copies of contracts with medical providers, information on employed professionals and other information. An account analysis form is completed for each submission and, if coverage is approved, the coverage recommendation and the pricing methodology is added.

     Risk management surveys may be performed prior to quoting a large account to ascertain the insurability of the risk. All written accounts are referred to the Risk Management Department to schedule risk management services. Representatives from the Risk Management Department meet with the insured institution to develop programs to control and reduce risk.

     The Underwriting Department meets periodically with the Underwriting Committee to review the guidelines for premium surcharges, cancellations and non-renewals and any candidate for cancellation or non-renewal. The Underwriting Committee is composed solely of physicians who are members of either the Board of Governors or the Board of Directors of the Attorney-in-Fact and are insured by the Company. Members of the Underwriting Committee are not employees of the Company.

     The Company maintains quality control through periodic audits at the underwriting and processing levels. Renewal accounts are underwritten as thoroughly as new accounts. Insureds who no longer meet underwriting guidelines are identified as non-renewal candidates. All non-renewal candidates are referred to the home office Underwriting Department and discussed with the Underwriting Committee to approve the Underwriting Department's recommendations.

PRICING

     The Company establishes, through its own actuarial staff and independent consulting actuaries, rates and rating classifications for its insureds based on loss and LAE experience it has developed and on other relevant information. The Company has various rating classifications based on practice location, medical specialty and other factors. The Company applies various discounts, including discounts for part-time practice, physicians just entering medical practice, large medical groups and claims experience. The Company has established its premium rates and ratings classifications for hospitals and managed care organizations using actuarially significant data filed publicly by other insurers.

CLAIMS

     The Company's Claim Department is responsible for claims investigation, establishment of appropriate case reserves for loss and ALAE, defense planning and coordination, supervision of attorneys engaged by the Company to defend a claim, and negotiation of the settlement or other disposition of a claim. All of the Company's primary policies require it to defend its insureds. Medical malpractice claims often involve the evaluation of highly technical medical issues, severe injuries, and conflicting medical opinions. In almost all cases, the person bringing the claim against the insured is already represented by legal counsel when the claim is reported to the Company.

     Litigation defense is provided almost exclusively by private law firms with lawyers whose primary focus is defending malpractice cases. The Company also maintains a staff counsel office located in New Jersey to defend malpractice cases.

     The claims representatives at the Company have on average 10 years of experience handling medical professional liability cases. The Company limits the average number of cases handled per claims representative to ensure personal attention to each case.

     The claims operation is assisted in its efforts by its technical unit, which is responsible for training and educating the claims staff. The technical unit manages the Company's relationship with defense counsel and helps control ALAE associated with claims administration. The unit also is responsible for tracking developments in case law and coordinating mass tort litigation.

     A major resource for the Company's claims function is its database built over a 20-year period. The database provides comprehensive details on each claim, from incident to resolution, coupled with a document file relating to each claim. The database enables the Company's claims professionals to analyze trends in claims by specialty, type of injury, precipitating causes, frequency and severity, plaintiffs' counsel, expert witnesses, and other factors. The Company also uses the data to identify and analyze trends and to develop seminars to educate individual physicians, physician groups, hospital staff, and other insureds on risk management to control and reduce their exposure to claims.

LOSS AND LAE RESERVES

     The determination of loss and LAE reserves involves projection of ultimate losses through an actuarial analysis of the claims history of the Company and other professional liability insurers, subject to adjustments deemed appropriate by the Company due to changing circumstances. Included in the Company's claims history are losses and LAE paid by the Company in prior periods, and case reserves for anticipated losses and ALAE developed by the Company's Claim Department as claims are reported and investigated. Actuaries rely primarily on such historical loss experience in determining reserve levels on the assumption that historical loss experience provides a good indication of future loss experience despite the uncertainties in loss trends and the delays in reporting and settling claims. As additional information becomes available, the estimates reflected in earlier loss reserves may be revised. Any increase in the amount of reserves, including reserves for insured events of prior years, could have an adverse effect on the Company's results of operations for the period in which the adjustments are made.

     The uncertainties inherent in estimating ultimate losses on the basis of past experience have grown significantly in recent years principally as a result of judicial expansion of liability standards and expansive interpretations of insurance contracts. These uncertainties may be further affected by, among other factors, changes in the rate of inflation and changes in the propensities of individuals to file claims. The inherent uncertainty of establishing reserves in the casualty insurance business is even greater for companies writing long-tail casualty insurance, such as medical malpractice insurance. This is due primarily to the longer time that typically elapses between the covered incident and the resolution of the claim.

     The Company utilizes internal and independent actuaries in establishing its reserves. The Company's independent actuaries review the Company's reserves for losses and LAE at the end of each fiscal year and prepare a report that includes a recommended level of reserves. The Company considers this recommendation as well as other factors, such as loss retention levels, premium rates and known, anticipated or estimated changes in frequency and severity of claims, in establishing the amount of its reserves for losses and LAE. The Company continually refines reserve estimates as experience develops and further claims are reported and settled. The Company reflects adjustments to reserves in the results of the periods in which such adjustments are made. Medical malpractice insurance is a line of business for which the initial loss and LAE estimates may be adversely impacted by events occurring long after the reporting of the claim, such as sudden severe inflation or adverse judicial or legislative decisions. The Company has established its loss and LAE reserves within the range of reserve estimates determined by its independent actuarial firm.

     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

                                                                            SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,               JUNE 30,
                                      --------------------------------    --------------------
                                        1995        1996        1997        1997        1998
                                      --------    --------    --------    --------    --------
                                                           (IN THOUSANDS)     (UNAUDITED)
Balance as of January 1, net of
  reinsurance recoverable...........  $402,172    $409,565    $400,607    $400,607    $445,958
Incurred related to:
  Current year......................   107,889     110,866     121,331      58,669      73,220
  Prior years.......................        --          --       1,497          --          --
                                      --------    --------    --------    --------    --------
Total incurred......................   107,889     110,866     122,828      58,669      73,220
                                      --------    --------    --------    --------    --------
Paid related to:
  Current year......................     3,000       3,630       3,930       1,253       1,445
  Prior years.......................    97,496     116,194      73,547      48,697      21,363
                                      --------    --------    --------    --------    --------
Total paid..........................   100,496     119,824      77,477      49,950      22,808
                                      --------    --------    --------    --------    --------
Balance at end of period, net of
  reinsurance recoverable...........   409,565     400,607     445,958     409,326     496,370
Reinsurance recoverable.............   339,095     394,842     430,763     422,004     425,053
                                      --------    --------    --------    --------    --------
Balance at end of period, gross of
  reinsurance.......................  $748,660    $795,449    $876,721    $831,330    $921,423
                                      ========    ========    ========    ========    ========

     The following tables reflect the development of reserves for unpaid losses and LAE, including reserves on assumed reinsurance, for the periods indicated at the end of that year and each subsequent year. From 1987 through 1992, the Company had discounted its unpaid losses and LAE, using rates of 5% (1987-1990); 4% (1991) and 2.8% (1992). Discounting of unpaid losses and LAE was discontinued during 1993 with all unpaid losses and LAE amounts existing at December 31, 1993 and subsequent years recorded at full undiscounted values. For consistency of presentation, the following tables reflect all years (including 1987 through 1992) on an undiscounted basis. The first line shows the reserves as originally reported at the end of the stated year. Reserves at each calendar year-end include the estimated unpaid liabilities for that report or accident year and for all prior report or accident years. The section under the caption "Liability reestimated as of" shows the originally recorded reserves as adjusted as of the end of each subsequent year to reflect the cumulative amounts paid and all other facts and circumstances discovered during each year. The line "Cumulative redundancy" reflects the difference between the latest reestimated reserves and the reserves as originally established. The section under the caption "Cumulative amount of liability paid through" shows the cumulative amounts paid through each subsequent year on those claims for which reserves were carried as of each specific year end.

     The tables reflect the effect of all changes in amounts of prior periods. For example, if a loss determined in 1995 to be $100,000 was first reserved in 1987 at $150,000, the $50,000 redundancy (original estimate minus actual loss) would be included in the cumulative redundancy in each of the years 1987 through 1994 shown below. The tables present development data by calendar year and do not relate the data to the year in which the claim was reported or the incident actually occurred. Conditions and trends that have affected the development of these reserves in the past will not necessarily recur in the future.

TABLE I.  LOSS AND LAE RESERVES DEVELOPMENT - GROSS

                                 1987       1988       1989       1990       1991       1992       1993       1994
                               --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS)
Loss and LAE Reserves........  $395,594   $453,181   $502,928   $554,076   $593,828   $629,064   $667,200   $688,455
LIABILITY REESTIMATED AS OF:
 One year later..............   409,285    447,867    516,113    541,778    583,133    616,042    623,988    688,455
 Two years later.............   404,401    468,307    503,199    529,531    570,108    572,831    623,986    688,450
 Three years later...........   426,667    454,530    495,663    516,501    532,877    572,831    623,989    689,539
 Four years later............   409,703    443,908    482,667    487,918    532,878    572,871    624,737
 Five years later............   399,717    431,792    463,784    487,921    540,067    570,469
 Six years later.............   389,085    417,224    463,788    490,398    538,129
 Seven years later...........   379,810    417,230    456,563    486,236
 Eight years later...........   379,814    410,014    449,493
 Nine years later............   378,109    406,461
 Ten years later.............   376,638
CUMULATIVE REDUNDANCY
 (DEFICIENCY)................    18,956     46,720     53,435     67,840     55,699     58,595     42,463     (1,084)

                                 1995       1996
                               --------   --------
                                 (IN THOUSANDS)
Loss and LAE Reserves........  $748,660   $795,449
LIABILITY REESTIMATED AS OF:
 One year later..............   748,660    796,946
 Two years later.............   745,217
 Three years later...........
 Four years later............
 Five years later............
 Six years later.............
 Seven years later...........
 Eight years later...........
 Nine years later............
 Ten years later.............
CUMULATIVE REDUNDANCY
 (DEFICIENCY)................     3,443     (1,497)

                                 1987       1988       1989       1990       1991       1992       1993       1994
                               --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS)
CUMULATIVE AMOUNT OF
 LIABILITY PAID THROUGH:
 One year later..............  $ 53,458   $ 57,514   $ 80,959   $ 67,483   $ 79,239   $ 83,837   $ 83,522   $ 98,053
 Two years later.............   110,109    136,725    146,137    144,987    161,532    165,737    179,714    212,284
 Three years later...........   182,534    196,344    218,676    221,931    238,998    256,860    284,828    293,325
 Four years later............   231,288    253,882    286,181    288,463    318,934    348,868    343,563
 Five years later............   275,567    304,194    335,723    339,121    389,638    395,244
 Six years later.............   305,793    338,594    370,225    390,991    413,413
 Seven years later...........   324,092    356,151    391,596    401,626
 Eight years later...........   337,843    370,304    396,442
 Nine years later............   349,149    371,815
 Ten years later.............   351,228

                                 1995       1996
                               --------   --------
                                 (IN THOUSANDS)
CUMULATIVE AMOUNT OF
 LIABILITY PAID THROUGH:
 One year later..............  $116,532   $101,217
 Two years later.............   214,484
 Three years later...........
 Four years later............
 Five years later............
 Six years later.............
 Seven years later...........
 Eight years later...........
 Nine years later............
 Ten years later.............

     The Company has experienced favorable development on gross reserves held at each year end in the table except 1994 and 1996, largely in reserves first recorded in 1992 and prior years. The Company believes that this favorable development has resulted from (i) the Exchange's conservative approach to establishing reserves for medical malpractice insurance losses and LAE; and (ii) the improvements made to the Exchange's internal claims settlement process. Development of reserves first recorded in 1994 and later years has been slight, as no clear development trends have yet emerged.

TABLE II.  LOSS AND LAE RESERVES DEVELOPMENT - NET

                                 1987       1988       1989       1990       1991       1992       1993       1994
                               --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS)
Loss and LAE
 Reserves-Gross..............  $395,594   $453,181   $502,928   $554,076   $593,828   $629,064   $667,200   $688,455
Reinsurance Recoverable and
 Unpaid Losses...............       495        400        400      1,025      8,265    244,394    279,260    286,283
                               --------   --------   --------   --------   --------   --------   --------   --------
LOSS AND LAE RESERVES-NET:...  $395,099   $452,781   $502,528   $553,051   $585,563   $384,670   $387,940   $402,172
LIABILITY REESTIMATED AS OF:
 One year later..............   408,745    447,477    513,096    534,087    577,450    384,196    387,944    402,172
 Two years later.............   403,871    465,300    494,044    524,264    576,974    384,200    387,940    402,172
 Three years later...........   423,520    445,913    488,404    523,783    576,979    384,198    387,948    402,587
 Four years later............   402,195    436,659    487,957    523,787    576,977    384,243    388,110
 Five years later............   392,328    436,228    487,960    523,787    584,171    384,713
 Six years later.............   391,881    436,229    487,961    526,267    585,566
 Seven years later...........   391,075    436,232    480,740    526,884
 Eight years later...........   391,076    429,021    480,449
 Nine years later............   389,375    432,247
 Ten years later.............   394,683
CUMULATIVE REDUNDANCY
 (DEFICIENCY)................       416     20,534     22,079     26,167         (3)       (43)      (170)      (415)

                                 1995       1996
                               --------   --------
                                 (IN THOUSANDS)
Loss and LAE
 Reserves-Gross..............  $748,660   $795,449
Reinsurance Recoverable and
 Unpaid Losses...............   339,095    394,842
                               --------   --------
LOSS AND LAE RESERVES-NET:...  $409,565   $400,607
LIABILITY REESTIMATED AS OF:
 One year later..............   409,565    402,104
 Two years later.............   410,433
 Three years later...........
 Four years later............
 Five years later............
 Six years later.............
 Seven years later...........
 Eight years later...........
 Nine years later............
 Ten years later.............
CUMULATIVE REDUNDANCY
 (DEFICIENCY)................      (868)    (1,497)

                                  1987       1988       1989       1990       1991       1992       1993       1994
                                --------   --------   --------   --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS)
CUMULATIVE AMOUNT OF LIABILITY
 PAID THROUGH:
 One year later...............  $ 53,318   $ 57,524   $ 78,967   $ 67,479   $236,090   $ 83,628   $ 82,136   $ 97,496
 Two years later..............   109,979    134,743    144,141    245,270    318,200    164,156    178,278    211,637
 Three years later............   180,412    194,358    280,261    322,065    394,379    255,278    284,097    274,154
 Four years later.............   229,162    289,966    347,702    387,337    492,314    348,031    323,961
 Five years later.............   294,491    340,262    396,078    455,993    563,813    376,116
 Six years later..............   324,708    373,737    442,578    508,658    578,642
 Seven years later............   343,003    403,292    464,744    521,327
 Eight years later............   368,752    418,240    477,581
 Nine years later.............   380,853    430,070
 Ten years later..............   393,482

                                  1995      1996
                                --------   -------
                                  (IN THOUSANDS)
CUMULATIVE AMOUNT OF LIABILITY
 PAID THROUGH:
 One year later...............  $116,194   $73,547
 Two years later..............   194,550
 Three years later............
 Four years later.............
 Five years later.............
 Six years later..............
 Seven years later............
 Eight years later............
 Nine years later.............
 Ten years later..............

     The Company has experienced limited net loss and LAE reserve development primarily as a result of aggregate excess reinsurance contracts in place since 1992. The aggregate excess reinsurance contracts provide coverage for losses and LAE above a loss and ALAE to earned premiums ratio of 80% (1993 and 1994) and 75% (1995, 1996 and 1997) and therefore have the effect of holding incurred losses and LAE at a constant level.

     General liability incurred losses have been less than 1.9% of medical malpractice incurred losses in the last five years. The Company does not have material reserves for pollution claims and the Company's claims experience for pollution coverage has been negligible.

     While the Company believes that its reserves for losses and LAE are adequate, there can be no assurance that the Company's ultimate losses and LAE will not deviate, perhaps substantially, from the estimates reflected in the Company's financial statements. If the Company's reserves should prove inadequate, the

Company will be required to increase reserves, which could have a material adverse effect on the Company's financial condition or results of operations. See "Risk Factors -- Loss and LAE Reserves."

REINSURANCE

     Reinsurance Ceded. The Company follows customary industry practice by reinsuring some of its business. The Company typically cedes to reinsurers a portion of its risks and pays a fee based upon premiums received on all policies so subject to such reinsurance. Insurance is ceded principally to reduce net liability on individual risks and to provide aggregate loss and LAE protection. Although reinsurance does not legally discharge the ceding insurer from its primary liability for the full extent of the policies reinsured, it does make the reinsurer liable to the insurer to the extent of the reinsurance ceded. The Company determines how much reinsurance to purchase based upon its evaluation of the risks it has insured, consultations with its reinsurance brokers, and market conditions, including the availability and pricing of reinsurance. The Company's reinsurance arrangements are generally placed through Pegasus Advisors, Inc., a reinsurance broker wholly owned by the Attorney-in-Fact and to be acquired by the Company as part of the acquisition of the Attorney-in-Fact and its subsidiaries.

     The Company reinsures its risks primarily under two reinsurance contracts, the Specific Contract and the Aggregate Contract. Under the Specific Contract, the Company's retentions for casualty business range from $2 million to $3 million per loss per policy. Coverage on casualty business is provided in layers up to $48 million per loss per policy above the retentions. Coverage for casualty business under the Specific Contract is limited by an aggregate deductible, aggregate limits by layer and required Company participation in upper layer losses. Property coverage is also provided under the Specific Contract in the amount of $14.5 million in excess of a Company retention of $500,000 per loss per policy and is subject to an aggregate limit. The Company has maintained specific excess of loss reinsurance coverage generally similar to that just described for several years.

     The Aggregate Contract provides several coverages on an aggregate excess of loss, specific excess of loss, and quota share basis. The primary coverage afforded under the Aggregate Contract attaches above a Company retention measured as a 75% loss and ALAE ratio ("loss and ALAE ratio"). Reinsurers provide coverage for an additional 75% loss and ALAE ratio, with an aggregate annual limit of $130 million. The Company has maintained aggregate excess of loss coverage generally similar to that just described since 1993. In addition, in 1992 the Company entered into an aggregate excess of loss reinsurance contract to protect underwriting and operating results from adverse developments for losses and ALAE which occurred on or before December 31, 1992.

     The major elements of ceded reinsurance activity are summarized in the following table:

                                                                               FOR THE SIX MONTHS
                                           FOR THE YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                           --------------------------------    ------------------
                                             1995        1996        1997       1997       1998
                                           --------    --------    --------    -------    -------
                                                               (IN THOUSANDS)
Ceded premiums earned....................  $31,633     $36,404     $42,067     $15,854    $17,385
Ceded Losses and Loss Adjustment
  Expenses...............................  $53,405     $57,064     $66,563     $28,425    $39,048
Funds held charges.......................  $ 5,473     $ 8,626     $11,581     $ 5,588    $ 5,946

     Credit risk from reinsurance is controlled by placing the reinsurance with large, highly rated reinsurers and by collateralizing amounts recoverable from reinsurers. The following table identifies the Company's most significant reinsurers, the total amount recoverable from them as of December 31, 1997, and collateral held by the Company primarily in the form of funds withheld and letters of credit as of December 31, 1997. No other single reinsurer's percentage participation in 1997 exceeded 5% of the total reinsurance recoverable at December 31, 1997.

                                                                   AT DECEMBER 31, 1997
                                                              -------------------------------
                                                              TOTAL AMOUNT    TOTAL AMOUNT OF
REINSURER                                                     RECOVERABLE     COLLATERAL HELD
---------                                                     ------------    ---------------
                                                                      (IN THOUSANDS)
Hannover Reinsurance (Ireland) Ltd..........................    $253,355         $255,866
Eisen und Stahl Reinsurance (Ireland) Ltd...................      64,001           63,977
Scandinavian Reinsurance Company Ltd........................      51,344           51,391
London Life and Casualty Reinsurance Corporation............      48,254           48,365
Underwriters Reinsurance Company (Barbados).................      27,053           26,827

     The Company analyzes the credit quality of its reinsurers and relies on its brokers and intermediaries to assist it in such analysis. To date, the Company has not experienced any material difficulties in collecting reinsurance recoverables. No assurance can be given, however, regarding the future ability of any of the Company's reinsurers to meet their obligations. See "Risk
Factors -- Reinsurance."

     Reinsurance Assumed. The Company assumed reinsurance in annual amounts of less than $1 million through 1995. The Company assumed reinsurance under three programs, with assumed premiums of $2.2 million and $4.6 million in 1996 and 1997, respectively. The Company provides medical professional liability reinsurance coverage to American Medical Mutual, Inc., A Risk Retention Group ("AMM") under a quota share contract and two excess of loss contracts. AMM is also managed by the New Jersey State Medical Underwriters, Inc. and in 1997 had $3.6 million of premiums written. The Company participated in the IRM Services, Inc. property pool ("the Pool") with a 5% share in 1996 and 1997. The Pool was discontinued and placed into runoff on November 30, 1996. Only minimal further activity beyond 1997 is expected under this arrangement. The Company was also a participant in quota share reinsurance contracts in 1996 and 1997 with Underwriters Reinsurance Company, whereby the Company reinsured up to $250,000 per risk on business identified by Underwriters Reinsurance Company as casualty facultative business. The contract was discontinued on March 1, 1998.

     In addition, in 1997 the Company assumed reinsurance under a novation agreement pertaining to certain policies written for a large hospital group during 1989 through 1997. Premiums associated with this agreement amounted to $10.9 million in 1997. Existing ceded reinsurance agreements with the hospital group's captive insurer covering the novated business remain in effect following the novation.

     The Company believes that as more managed care organizations and integrated health care delivery systems retain a larger part of their exposure directly or through captive arrangements, they will need to obtain excess insurance or reinsurance for the potentially larger losses, and the Company believes that it is prepared to meet this need through assumed reinsurance arrangements.

INVESTMENT PORTFOLIO

     An important component of the operating results of the Company has been the return on its invested assets. Investments of the Company are made by investment managers and internal management under policies established and supervised by the Investment Advisory and Finance Committee of the Board of Governors and Board of Directors of the Attorney-in-Fact (the "Investment Committee"). The Company's current investment policy has placed primary emphasis on investment grade, fixed maturity securities and maximization of after-tax yields while minimizing credit risk of the portfolio. The Company currently uses four outside investment managers for fixed maturity securities.

     The following table sets forth the composition of the investment portfolio of the Company at the dates indicated. All of the fixed maturity securities are held as available-for-sale.

                                    DECEMBER 31, 1996      DECEMBER 31, 1997         JUNE 30, 1998
                                   --------------------   --------------------   ----------------------
                                    COST OR                COST OR                COST OR
                                   AMORTIZED     FAIR     AMORTIZED     FAIR     AMORTIZED      FAIR
                                     COST       VALUE       COST       VALUE       COST        VALUE
                                   ---------   --------   ---------   --------   ---------   ----------
                                                             (IN THOUSANDS)
Fixed Maturity Securities:
  Bonds:
     US Government and
       Agencies..................  $185,971    $183,906   $190,214    $194,507   $137,609    $  143,234
     State, municipalities and
       political subdivisions....   258,775     261,614    202,386     209,605    172,910       178,578
     Mortgage-backed securities
       and other asset-backed
       securities................   260,849     261,955    308,577     313,571    331,651       336,637
     Corporate...................    56,607      56,795    132,875     136,294    273,625       277,725
                                   --------    --------   --------    --------   --------    ----------
          Total Fixed Maturity
            Securities...........   762,202     764,270    834,052     853,977    915,795       936,174
                                   --------    --------   --------    --------   --------    ----------
Equity Securities:
  Unaffiliated Preferred Stock...        --          --      2,500       2,500      2,500         2,500
  Unaffiliated Common Stock......    55,334      67,230     66,520      89,080     68,019        92,292
                                   --------    --------   --------    --------   --------    ----------
          Total Equity
            Securities...........    55,334      67,230     69,020      91,580     70,519        94,792
                                   --------    --------   --------    --------   --------    ----------
          Total..................  $817,536    $831,500   $903,072    $945,557   $986,314    $1,030,966
                                   ========    ========   ========    ========   ========    ==========

     In July 1998 the Company substantially liquidated its unaffiliated common stock portfolio.

     The Company's investment portfolio of fixed maturity securities consists primarily of intermediate-term, investment-grade securities along with a modest allocation to below investment-grade (i.e. high yield) fixed maturity securities not to exceed 7.5% of invested assets. The Company's investment policy provides that all security purchases be limited to rated securities or unrated securities approved by the Investment Committee.

     The table below contains additional information concerning the investment ratings of the Company's fixed maturity investments at June 30, 1998:

                                                                                        PERCENTAGE OF
             S&P RATING OF INVESTMENT(1)                AMORTIZED COST    FAIR VALUE     FAIR VALUE
             ---------------------------                --------------    ----------    -------------
                                                                       (IN THOUSANDS)
AAA (including US Government and Agencies)............     $567,984        $583,078          62.2%
AA....................................................       43,837          45,152           4.8
A.....................................................      187,371         190,580          20.3
BBB...................................................       76,603          78,201           8.4
Other Ratings.........................................       39,500          38,663           4.2
Not Rated.............................................          500             500           0.1
                                                           --------        --------         -----
          Total.......................................     $915,795        $936,174         100.0%
                                                           ========        ========         =====

---------------
(1) The ratings set forth above are based on the ratings, if any, assigned by Standard & Poor's Rating Services ("S&P"). If S&P's ratings were unavailable, the equivalent ratings supplied by another nationally recognized ratings agency were used.

     The following table sets forth certain information concerning the maturities of fixed maturity securities in the Company's investment portfolio as of June 30, 1998, by contractual maturity:

                                                                                        PERCENTAGE OF
MATURITY OF INVESTMENT                                  AMORTIZED COST    FAIR VALUE     FAIR VALUE
----------------------                                  --------------    ----------    -------------
                                                                       (IN THOUSANDS)
Due one year or less..................................     $ 26,402        $ 26,446           2.8%
Due after one year through five years.................      125,761         126,731          13.5
Due after five years through ten years................      116,977         120,772          12.9
Due after ten years...................................      315,004         325,588          34.8
Mortgage-backed and other asset-backed securities.....      331,651         336,637          36.0
                                                           --------        --------         -----
          Totals......................................     $915,795        $936,174         100.0%
                                                           ========        ========         =====

     The average effective maturity and the average modified duration of the securities in the Company's fixed maturity portfolio as of June 30, 1998, was
10.5 years and 6.31 years, respectively.

     Standard, mortgage-backed securities are issued on and collateralized by an underlying pool of single-family home mortgages. Principal and interest payments from the underlying pool are distributed pro rata to the security holders. More complex mortgage-backed security structures prioritize the distribution of interest and principal payments to different classes of securities backed by the same underlying collateral mortgages. Regardless of structure, mortgage-backed securities involve the same risks associated with all fixed income investments: interest rate risk, reinvestment rate risk, and default or credit risk. In addition, mortgage-backed securities also involve prepayment risk, which is the risk that a security's originally scheduled interest and principal payments will differ considerably due to interest rate changes. As part of an ongoing portfolio risk management process, the Company continues to use and adopt financial modeling techniques to monitor and manage the risks associated with its fixed income portfolio holdings.

     "Other asset backed securities" are classified similarly to mortgage-backed securities as these types of securities also involve prepayment risk. Assets other than traditional home mortgages are used to collateralize these types of securities. Examples include securities backed by home equity loans, lease receivables, high yield bonds, credit card receivables, and auto loan receivables.

     The Company's short-term investments are comprised of "AAA-rated" and "AA-rated" money market instruments and money market mutual funds.

     Asset and liability matching is an important part of the Company's portfolio management process. The Company utilizes financial modeling and scenario analysis to monitor closely the effective modified duration of both assets and liabilities in order to minimize any "gapping" or "mismatching" issues with respect to the balance sheet. Any adjustments to portfolio strategy indicated from such analysis are made to reflect emerging liability pay-out trends, significant changes in financial markets, and the Company's changing business. Effective asset/liability management has resulted in the Company's ability to consistently pay claims from operating funds without disrupting the Company's long-term investment strategy.

COMPETITION

     The physician professional liability insurance market in the United States is highly competitive. According to A.M. Best, in 1996 there were 357 companies nationally that wrote medical professional liability insurance and 112 companies licensed in New Jersey. In New Jersey, where approximately 67% of the Company's 1998 premiums were written as of June 30, 1998, the Company's principal competitor is Princeton Insurance Companies. In New Jersey and other states, the Company's principal competitors include CNA Insurance Group, Frontier Insurance Group, Inc., PHICO Insurance Company and St. Paul Companies. These companies rank among the top 20 medical malpractice insurers nationally and are actively engaged in soliciting insureds in the states in which the Company writes insurance. In addition, as the Company expands into new states, it may face strong competition from local carriers that are closely focused on narrow geographic markets. The Company expects to encounter such competition from doctor-owned insurance companies and commercial companies in other states as it carries out its expansion plans. Many of the Company's current and potential competitors may have greater financial resources than the Company and may seek to acquire market share by decreasing pricing for their products below prevailing market rates, thereby reducing profitability. Several insurance companies that have greater financial resources than the company have started to write medical malpractice insurance in New Jersey. The Company believes that the principal competitive factors, in addition to pricing, include financial stability and A.M. Best ratings, breadth and flexibility of coverage, and the quality and level of services provided.

     The hospital professional liability insurance market is also extremely competitive. Most of the Company's principal insurance company competitors for physicians and medical groups also now actively compete in the hospital professional liability insurance market. Moreover, the Company's primary competitor in New Jersey was founded to provide professional liability coverage to hospitals, while the Company traditionally served the individual physician market. The Company also believes that the number of health care entities that insure their affiliated physicians through self-insurance may rise.

     The Company plans to compete by diversifying its products, expanding geographically, extending its distribution channels, and differentiating itself through superior claims, risk management, and customer services. All markets in which the Company now writes insurance and in which it expects to enter have certain competitors with substantially greater financial and operating resources than the Company. See "Risk Factors -- Competition."

REGULATION

     The Exchange, MIIX Insurance, LP&C and MIIX New York are each subject to supervisory regulation by their respective states of incorporation, commonly called the state of domicile. The Exchange and MIIX Insurance are domiciled in New Jersey, LP&C is domiciled in Virginia and MIIX New York is domiciled in New York. Therefore, the laws and regulations of these states, including the tort liability laws and the laws relating to professional liability exposures and reports, have the most significant impact on the operations of the combined company. Lawrenceville Re, a wholly owned subsidiary of the Attorney-in-Fact, is domiciled in Bermuda.

     Holding Company Regulation. As part of a holding company system, the Exchange, MIIX Insurance, LP&C and MIIX New York are subject to the Insurance Holding Company Systems Acts (the "Holding Company Act") of their domiciliary states. The Holding Company Act requires the domestic company to file information periodically with the state insurance department and other state regulatory authorities, including information relating to its capital structure, ownership, financial condition and general business operations. Certain transactions between an insurance company and its affiliates, including sales, loans or investments, are deemed "material" and require prior approval by New Jersey or Virginia insurance regulators. In New Jersey and Virginia, transactions with affiliates involving loans, sales, purchases, exchanges, extensions of credit, investments, guarantees, or other contingent obligations which within any 12 month period aggregate at least 3% of the insurance company's admitted assets or 25% of its capital and surplus, whichever is greater, require prior approval. Prior approval is also required for all management agreements, service contracts, and cost-sharing arrangements between affiliates. Certain reinsurance agreements or modifications also require prior approval.

     Certain other material transactions, not involving affiliates, must be reported to the domiciliary regulatory agency within 15 days after the end of the calendar month in which the transaction occurred (in contrast to prior approval). These transactions include acquisitions and dispositions of assets that are nonrecurring, are not in the ordinary course of business, and exceed 5% of the Company's admitted assets. Similarly, nonrenewals, cancellations, or revisions of ceded reinsurance agreements, which affect statutorily established percentages of the Company's business, are also subject to disclosure.

     The Holding Company Act also provides that the acquisition or change of "control" of a domestic insurance company or of any person or entity that controls such an insurance company cannot be consummated without prior regulatory approval. In general, a presumption of "control" arises from the ownership of voting securities and securities that are convertible into voting securities, which in the aggregate constitute 10% or more of the voting securities of the insurance company or of a person or entity that controls the insurance company, such as The MIIX Group. A person or entity seeking to acquire "control," directly or indirectly, of the Company would generally be required to file an application for change of control containing certain information required by statute and published regulations and provide a copy of the application to the

Company. The Holding Company Act also effectively restricts the Company from consummating certain reorganizations or mergers without prior regulatory approval.

     Regulation of Dividends from Insurance Subsidiaries. The Holding Company Act of the State of New Jersey will limit the ability of MIIX Insurance to pay dividends to The MIIX Group. Without prior notice to and approval of the Commissioner, MIIX Insurance may not declare or pay an extraordinary dividend, which is defined as any dividend or distribution of cash or other property whose fair market value together with other dividends or distributions made within the preceding 12 months exceeds the greater of such subsidiary's statutory net income of the preceding calendar year or 10% of statutory surplus as of the preceding December 31. The law further requires that an insurer's statutory surplus following a dividend or other distribution be reasonable in relation to its outstanding liabilities and adequate to meet its financial needs. New Jersey permits the payment of dividends only out of statutory earned (unassigned) surplus unless the payment out of other funds is approved by the Commissioner. In addition, a New Jersey insurance company is required to give the New Jersey Department notice of any dividend after declaration, but prior to payment.

     The other United States domiciled Insurance Subsidiaries will be subject to similar provisions and restrictions under the Holding Company Acts of other states.

     Insurance Company Regulation. The Company is subject to the insurance laws and regulations in each state in which it is licensed to do business. The Company is licensed in 29 states and the District of Columbia. In three of such states, the license currently does not include the authority to write medical malpractice insurance. In addition, in five of such states, the Company is in the process of the rate, rule and form filings necessary in order to write medical malpractice policies in such states. The extent of regulation varies by state, but such regulation usually includes: (i) regulating premium rates and policy forms; (ii) setting minimum capital and surplus requirements; (iii) regulating guaranty fund assessments; (iv) licensing companies and agents; (v) approving accounting methods and methods of setting statutory loss and expense reserves; (vi) setting requirements for and limiting the types and amounts of investments; (vii) establishing requirements for the filing of annual statements and other financial reports; (viii) conducting periodic statutory examinations of the affairs of insurance companies; (ix) approving proposed changes of control; and (x) limiting the amounts of dividends that may be paid without prior regulatory approval. Such regulation and supervision are primarily for the benefit and protection of policyholders and not for the benefit of investors.

     Insurance Guaranty Associations. Most states, including New Jersey and Virginia, require admitted property and casualty insurers to become members of insolvency funds or associations that generally protect policyholders against the insolvency of such insurers. Members of the fund or association must contribute to the payment of certain claims made against insolvent insurers. Maximum contributions required by law in any one year vary by state, and are usually between 1% and 2% of annual premiums written by a member in that state during the preceding year. New Jersey and Virginia, the states in which the Exchange and LP&C are respectively domiciled, and Texas, Pennsylvania, Maryland, Kentucky, states in which the Company has significant business, permit a maximum assessment of 2%. Ohio permits a maximum assessment of 1.5%. New Jersey permits recoupment of guaranty fund payments through future policy surcharges. Virginia and Texas permit premium tax reductions as a means of recouping guaranty fund payments. Most other states permit recoupment through future rate increases.

     Examination of Insurance Companies. Every insurance company is subject to a periodic financial examination under the authority of the insurance commissioner of its state of domicile. Any other state interested in participating in a periodic examination may do so. The last completed periodic financial examination of the Exchange, based on December 31, 1993 financial statements, was completed on March 5, 1995, and a report was issued on June 21, 1995. The Exchange currently is undergoing another periodic examination that began on November 24, 1997, and is expected to be completed during the summer of 1998. The last periodic financial examination of LP&C, based on December 31, 1996 financial statements, was completed on April 25, 1997, and a report was issued on August 4, 1997. Various states also conduct "market conduct examinations" which are unscheduled examinations designed to monitor the compliance with state laws and regulations concerning the filing of rates and forms and company operations in general. The Company has not undergone a market conduct examination.

     Risk-Based Capital. In addition to state-imposed insurance laws and regulations, insurers are subject to the general statutory accounting practices and the reporting format of the National Association of Insurance Commissioners (the "NAIC"). The NAIC's methodology for assessing the adequacy of statutory surplus of property and casualty insurers includes a risk-based capital ("RBC") formula that attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. The formula is designed to allow state insurance regulators to identify potentially under-capitalized companies. Under the formula, a company determines its RBC by taking into account certain risks related to the insurer's assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer's liabilities (including underwriting risks related to the nature and experience of its insurance business). The RBC rules provide for different levels of regulatory attention depending on the ratio of an insurance company's total adjusted capital to its "authorized control level" of RBC. At December 31, 1997, the Exchange's RBC was 2.75 times greater than the threshold requiring the least regulatory attention. At December 31, 1997, LP&C's RBC was 17.05 times greater than the threshold requiring the least regulatory attention.

     NAIC-IRIS Ratios. The NAIC Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 12 ratios for the property and casualty insurance industry and specifies a range of "usual values" for each ratio. Departure from the "usual value" range on four or more ratios may lead to increased regulatory oversight from individual state insurance commissioners. In 1997 LP&C had two ratios (change in net writings and change in surplus) outside the usual value range, which were triggered from a zero prior year basis since LP&C was acquired in 1996. In 1996 the Exchange had one ratio (investment yield ratio) fall outside of the usual range, which resulted from the lower pre-tax yields provided by the tax exempt securities in its investment portfolio. The Exchange also had one ratio (estimated current reserve deficiency to surplus) fall outside of the usual range in 1995. This occurred primarily as a result of a reduction in the cost of reinsurance protection in 1995 relative to 1994 and 1993, which increased net premiums but did not result in an increase in net loss reserves.

     Regulation of Investments. The Insurance Subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below investment grade fixed income securities, real estate and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture of such non-qualifying investments over specified time periods unless otherwise permitted by the state insurance authority under certain conditions. The Company did not have any non-qualifying investments in 1997.

     Prior Approval of Rates and Policies. Pursuant to the New Jersey Insurance Code, a domestic insurer must submit policies and endorsements to the Commissioner for prior approval, but rating plans and rates are not subject to review until 30 days after use. Virginia law requires LP&C to submit rating plans, rates, policies, and endorsements to regulators for prior approval. The possibility exists that the Company may be unable to implement desired rates, policies, endorsements, forms, or manuals if such items are not approved by the applicable regulatory authorities. See "Risk Factors -- Regulatory and Related Matters." In the past, all of the Company's rate applications have been approved in the normal course of review. In most other states, policy forms usually are subject to prior approval by the regulatory agency while rates usually are "file and use."

     Medical Malpractice Tort Reform. Major revisions to New Jersey's statutory scheme governing medical malpractice took effect in 1995. These revisions included raising joint and several liability standards, requiring certificates of merit, eliminating strict liability of health care providers due to defective products used in their practices, and capping punitive damages at the greater of five times compensatory damages or $350,000. These changes are bringing stability to the medical malpractice insurance business in New Jersey by making it more feasible for insurers to assess certain risks. Legislation passed in 1996 in Pennsylvania provides, among other things, that plaintiffs must prove causation in informed consent cases, that punitive damages assessed against individual defendants be capped at twice the compensatory damages, and that the Pennsylvania Medical Professional Liability Catastrophe Loss Fund (the "Cat Fund") be responsible for delay damages and post-judgment interest. Texas tort reform applicable to cases accruing on or after September 1, 1996, bars plaintiffs from recovery if their own negligence is more than 50% responsible for their injuries, while defendants shall be jointly and severally liable only if found to be more than 50% responsible. Exemplary damages shall not exceed the greater of $200,000, or two times the economic damage plus the non-economic damage, not to exceed $750,000.

     Medical Malpractice Reports. The Exchange and LP&C principally write medical malpractice insurance and additional requirements are placed upon them to report detailed information with regard to settlements or judgments against their insureds. In addition, the Company is required to report to state regulatory agencies or the National Practitioners Data Bank payments, claims closed without payments, and actions by the Company, such as terminations or surcharges, with respect to its insureds. Penalties may attach if the Company fails to report to either the state agency or the National Practitioners Data Bank.

     Catastrophe Funds. In two states in which the Company writes insurance, its liability is capped at a level below the Company's typical policyholder limits of coverage. Pennsylvania's Cat Fund provides coverage for medical malpractice claims exceeding $300,000 per claim and $900,000 aggregate per year. The Cat Fund coverage is limited to $900,000 per claim and $2.7 million in the aggregate. Beginning in 1999, the Cat Fund will provide coverage for claims exceeding $400,000 and $1.2 million in the aggregate, up to a maximum of $800,000 per claim and $2.4 million in the aggregate. Similarly, after July 1, 1998, physicians in Indiana will be required to purchase insurance limits of $250,000 per claim and $750,000 in the aggregate. The Indiana Patient Compensation Fund provides an additional $1 million of coverage per claim for an insured. A plaintiff's maximum total recovery for medical malpractice causing injury or death is $1.25 million in Indiana.

A.M. BEST RATINGS

     In 1997 A.M. Best, which rates insurance companies based on factors of concern to policyholders, rated the Company "A (Excellent)" for the third consecutive year. This is the third highest rating of 16 ratings that A.M. Best assigns. The Company earned its first rating, a "B+," in 1992 and achieved an "A" rating by 1995.

     A.M. Best publications indicate that the "A" rating is assigned to those companies that in A.M. Best's opinion have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A.M. Best reviews the company's profitability, leverage, and liquidity; its book of business; the adequacy and soundness of its reinsurance; the quality and estimated market value of its assets; the adequacy of its loss reserves and surplus; its capital structure; the experience and competence of its management; and its market presence. See "Risk Factors -- A.M. Best Ratings."

EMPLOYEES

     As of June 30, 1998, the Company employed approximately 220 persons. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that its relations with its employees are good.

PROPERTIES

     As of June 30, 1998, the Company leased 49,000 square feet of space from the Medical Society in Lawrenceville, New Jersey, where its home office and Mid-Atlantic Region office are located. The Company also leases 28,000 square feet of space in a second Lawrenceville office building, where its Claim Department and a subsidiary are based. The Company's regional office facilities are located in rented office space in Indianapolis (5,000 square feet), Boston (3,670 square feet), Atlanta (4,190 square feet) and Dallas (5,000 square feet). The Company believes that its office space is adequate for its present needs and that it will be able to secure additional office space in the future if necessary. The Company is considering the purchase of its headquarters in Lawrenceville, New Jersey, which it currently leases, at a price close to its fair market value of approximately $7 million.

LITIGATION

     The Company may be a party to litigation from time to time in the ordinary course of business. Except as described under "Risk Factors -- Possible Adverse Impact of Litigation," the Company is not currently a party to any litigation which may have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the individuals who currently serve as directors of the Company. The officers set forth below are all officers of the Attorney-in-Fact. The MIIX Group has only three officers, Messrs. Goldberg, Koreyva and Hudson.

NAME                                                              POSITION                      CLASS
----                                                              --------                      -----
Daniel Goldberg..............................  President, Chief Executive Officer and Director   III
Joseph J. Hudson.............................  Executive Vice President, Marketing and           N/A
                                               Business Development
Kenneth Koreyva..............................  Executive Vice President, Chief Financial         N/A
                                               Officer and Treasurer
Lisa Kramer..................................  Vice President, Claims                            N/A
Ronald Wade..................................  Vice President, Underwriting                      N/A
Angelo S. Agro, M.D. ........................  Director                                          III
Hillel M. Ben-Asher, M.D. ...................  Director                                          III
Harry M. Carnes, M.D. .......................  Director                                          III
Andrew Coronato, M.D. .......................  Director                                            I
Palma E. Formica, M.D. ......................  Director                                           II
John S. Garra, M.D. .........................  Director                                           II
Paul J. Hirsch, M.D. ........................  Director                                          III
Louis L. Keeler, M.D. .......................  Director                                           II
Henry R. Liss, M.D. .........................  Director                                            I
Arganey Lucas, Jr., M.D. ....................  Director                                            I
S. Stuart Mally, M.D. .......................  Director                                            I
Vincent A. Maressa, Esq. ....................  Director                                          III
Murray N. Matez, D.O. .......................  Director                                            I
Robert S. Maurer, D.O. ......................  Director                                           II
A. Richard Miskoff, D.O. ....................  Director                                           II
Charles J. Moloney, M.D. ....................  Director                                           II
Eileen Marie Moynihan, M.D. .................  Director                                          III
Fred M. Palace, M.D. ........................  Director                                            I
John J. Pastore, M.D. .......................  Director                                            I
Pascal A. Pironti, M.D. .....................  Director                                            I
Carl Restivo, Jr., M.D. .....................  Director                                          III
Joseph A. Riggs, M.D. .......................  Director                                            I
Bernard Robins, M.D. ........................  Director                                           II
Herman M. Robinson, M.D. ....................  Director                                            I
Gabriel F. Sciallis, M.D. ...................  Director                                           II
Benjamin I. Smolenski, M.D. .................  Director                                           II
Martin L. Sorger, M.D. ......................  Director                                          III
Bessie M. Sullivan, M.D. ....................  Director                                          III
Harvey P. Yeager, M.D. ......................  Director                                           II

     The MIIX Group's Certificate of Incorporation provides for a Board of Directors consisting of at least nine but not more than thirty-five directors. At each succeeding Annual Meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for three-year terms.

     Daniel Goldberg, 51, Director, President and Chief Executive Officer of the Attorney-in-Fact, has served in each of these capacities since 1990. Mr. Goldberg is a member of the Board of Directors of ACCRA Holdings Corp. and American Fidelity & Liberty Insurance Company. He is a member of the Academy of Hospital Attorneys.

     Joseph J. Hudson, 57, Executive Vice President, Marketing and Business Development has served as Vice President of Marketing and Business Development of the Attorney-in-Fact since 1994. Prior to that, he was a Vice President at Alexander & Alexander, Inc. He is a member of the American Society of Hospital Risk Managers, the Professional Liability Underwriting Society and the Society of Chartered Property and Casualty Underwriters.

     Kenneth Koreyva, 42, Executive Vice President, Chief Financial Officer and Treasurer has served as Vice President, Chief Financial Officer and Treasurer of the Attorney-in-Fact since 1997. From 1991 until 1997, he served as Vice President in various capacities. Prior to that, he was a partner with the accounting firm of Coopers & Lybrand. He is a member of the American Institute of Certified Public Accountants.

     Lisa Kramer, 52, Vice President, Claims of the Attorney-in-Fact, has served in this capacity since 1990. She is a member of the American Bar Association, the International Association of Defense Counsel and the Philadelphia Bar Association.

     Ronald D. Wade, 54, Vice President, Underwriting of the Attorney-in-Fact, has served in this capacity since 1997. From 1996 until 1997 he was Senior Vice President, Special Projects and Chief Operating Officer of ICA, a subsidiary of P.I.E. Mutual Insurance Company. Prior to that he was Executive Vice President, Chief Operating Officer and Assistant Secretary of Ohio Hospital Insurance Company for more than five years. He is a member of the American Society of Hospital Risk Managers and the Professional Liability Underwriters Association.

     Angelo S. Agro, M.D., 49, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1990. He is a physician certified by the American Board of Otolaryngology. Dr. Agro has practiced in Voorhees, New Jersey, for more than five years with Professional Otolaryngology Associates. He is a member of the American Academy of Otolaryngology, the American Medical Association, the American College of Surgeons, and the Medical Society of New Jersey. Dr. Agro is a trustee of Camden County College and Secretary of the Board.

     Hillel M. Ben-Asher, M.D., 66, Director, has been Chairman of the Board of Governors of the Exchange since 1988 and a member of the Board of Governors since 1977. He has been a board-certified physician in Morristown, New Jersey, for more than five years with Blair Medical Associates. Dr. Ben-Asher is a Fellow of the American College of Physicians and a member of the American Medical Association, the American Society of Internal Medicine, and the New Jersey Society of Internal Medicine.

     Harry M. Carnes, M.D., 66, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1989. He has been a physician in Audubon, New Jersey, for more than five years. Dr. Carnes is a member of the American Academy of Family Practice, the Camden City Medical Society, and the Medical Society of New Jersey.

     Andrew Coronato, M.D., 58, Director, has been a member of the Board of Governors of the Exchange since 1991. He has been a board-certified physician in Westfield, New Jersey, for more than five years with Medical Diagnostic Association, P.A. Dr. Coronato is a Fellow of the American College of Gastroenterology and American College of Physicians. He is a member of the American Gastroenterologic Association and the Medical Society of New Jersey.

     Palma E. Formica, M.D., 70, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1982. She has been a board-certified physician in New Brunswick, New Jersey, for more than five years with St. Peter's Medical Center and a Professor of Clinical Family Medicine at the University of Medicine and Dentistry of New Jersey (UMDNJ) Robert Wood Johnson Medical School. Dr. Formica is a member of the Academy of Medicine of New Jersey, the American Academy of Family Physicians, the American College of Physician Executives, the American Medical Association, the American Medical

Political Action Committee, the Medical Society of New Jersey, the Middlesex County Medical Society, the New Jersey Academy of Family Physicians, and the Organization of Medical Society Presidents.

     John S. Garra, M.D., 58, Director, has been a member of the Board of Governors of the Exchange since 1992. He has been a board-certified physician in Collingswood, New Jersey, for more than five years. Dr. Garra is a member of the American College of Obstetricians and Gynecologists, the American College of Surgeons, the American Fertility Society, the Medical Society of New Jersey, and the New Jersey Society of Surgeons.

     Paul J. Hirsch, M.D., 60, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1990. He has been a board-certified physician in Bridgewater, New Jersey, for more than five years with BioSport Orthopedics & Sports Medicine. Dr. Hirsch is a member of the American Academy of Orthopedic Surgeons, the American Orthopaedic Association, the American College of Surgeons, the Arthroscopy Association of North America, the American Medical Association, and the Medical Society of New Jersey. He currently serves on the Boards of Trustees for Raritan Valley Community College, the Journal of Bone and Joint Surgery and the Academy of Medicine of New Jersey. Dr. Hirsch is a clinical professor of orthopedic surgery at Seton Hall School of Graduate Medical Education.

     Louis L. Keeler, M.D., 65, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1994. He has been a board-certified physician in Haddon Heights, New Jersey, for over five years. Dr. Keeler is a member of the American Medical Association, the American Urological Association, and the Medical Society of New Jersey.

     Henry R. Liss, M.D., 73, Director, has been a member of the Board of Governors of the Exchange since 1977. He has been a board-certified physician in Summit, New Jersey, for more than five years as a neurosurgery consultant. Dr. Liss is a member of the American Association of Neurological Surgeons, the American Medical Association, the American Society of Military Surgeons, and the Congress of Neurosurgeons.

     Arganey Lucas, Jr., M.D., 70, Director, has been a member of the Board of Governors of the Exchange since 1987. He is a retired board-certified anesthesiologist. Dr. Lucas is a member of the Academy of Medicine, the American Medical Association, the American Society of Anesthesiologists, the Medical Society of New Jersey, the National Medical Association, the New Jersey State Society of Anesthesiologists, the North Jersey Medical Society, and the Morris County Medical Society.

     S. Stuart Mally, M.D., 72, Director, has been a member of the Board of Governors of the Exchange since 1990. He has been a board-certified physician in Atlantic City, New Jersey, for more than five years. Dr. Mally is a fellow of the American College of Surgeons and a member of the Medical Society of New Jersey and the Society of Surgeons of New Jersey. Dr. Mally is a former President of the New Jersey Society of Surgeons and the New Jersey Chapter, American College of Surgeons.

     Vincent A. Maressa, Esq., 56, Director, has been Chairman of the Board of Directors of the Attorney-in-Fact since 1990 and a member of the Board of Directors of the Attorney-in-Fact since 1977. He has been the Executive Director and General Counsel of the Medical Society of New Jersey since 1973. Mr. Maressa is a member of the American Bar Association, the American Society of Medical Executives, and the Mercer County Bar Association.

     Murray N. Matez, D.O., 70, Director, has been a member of the Board of Governors of the Exchange since 1979. He has been a board-certified physician in Camden, New Jersey, for more than five years. Dr. Matez has been a physician at Lourdes Medical Associates, P.A. since 1996. Prior to that, Dr. Matez was a solo practitioner. He is a member of the American College of Osteopathic Family Physicians, the American Osteopathic Association, the Camden County Society of Osteopathic Physicians and Surgeons and the New Jersey Chapter of American College of Osteopathic Family Physicians. Dr. Matez is also a member and a former President of the New Jersey Association of Osteopathic Physicians and Surgeons.

     Robert S. Maurer, D.O., 65, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1977. He has been a board-certified physician in Stratford, New Jersey, for more than five years.

Dr. Maurer has been an Associate Professor of Clinical Family Medicine at UMDNJ-SOM since 1992. He is a member of the American Osteopathic Association, the American Osteopathic College of Family Practitioners, the American Osteopathic College of Rheumatology, the Middlesex County Osteopathic Society, and the New Jersey Association of Osteopathic Surgeons and Physicians.

     A. Richard Miskoff, D.O., 56, Director, has been a member of the Board of Governors of the Exchange since 1994. He has been a board-certified physician in Edison, New Jersey, for more than five years. Dr. Miskoff is a member of the American Osteopathic Association, the American Society of Clinical Oncologists, the American Society of Hematology, and the New Jersey Association of Osteopathic Physicians.

     Charles J. Moloney, M.D., 64, Director, has been a member of the Board of Governors of the Exchange since 1979. He has been a board-certified physician in Moorestown, New Jersey, for more than five years. Dr. Moloney is a member of the American Academy of Pediatrics and the Medical Society of New Jersey.

     Eileen Marie Moynihan, M.D., 45, Director, has been a member of the Board of Governors of the Exchange since 1995. She has been a board-certified rheumatologist in Woodbury, New Jersey for more than five years. Dr. Moynihan has also been Medical Director of the Eastern District Office for XACT Medicare (Highmark Inc.) since 1988. She is a member of the Academy of Medicine of New Jersey, the American College of Rheumatology, the American Medical Association, the Camden County Medical Society and the New Jersey Rheumatism Association. Dr. Moynihan is also a member and treasurer of the Medical Society of New Jersey.

     Fred M. Palace, M.D., 62, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1990. He has been a board-certified radiologist in Morristown, New Jersey, for more than five years with Morris Imaging Assoc., P.A. Dr. Palace is a member of the Medical Society of New Jersey.

     John J. Pastore, M.D., 71, Director, has been a member of the Board of Governors of the Exchange since 1977. He has been a board-certified physician in Vineland, New Jersey, for more than five years. Dr. Pastore is a member of the American Academy of Family Physicians, the American Medical Association, the Geriatric Society, and the Medical Society of New Jersey.

     Pascal A. Pironti, M.D., 64, Director, has been a member of the Board of Governors of the Exchange since 1982. He has been a board-certified urologist in Summit, New Jersey, for more than five years. Dr. Pironti is a member of the American College of Surgeons, the American Medical Association, the American Urological Association, the Medical Society of New Jersey, and the Society of Clinical Urologists.

     Carl Restivo, Jr., M.D., 52, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1997. He has been a board-certified physician in Jersey City, New Jersey, for more than five years. Dr. Restivo is a Delegate for the New Jersey Chapter of the American Medical Association and a past president of the Arthritis Foundation. He is a past president of the Medical Society of New Jersey.

     Joseph A. Riggs, M.D., 64, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1990. He has been a board-certified physician in Haddon Heights, New Jersey, for more than five years. Dr. Riggs is a member of the American Medical Association, the Camden County Medical Society, the Medical Society of New Jersey, the New Jersey Obstetrics and Gynecology Society, and the American College of Obstetricians and Gynecologists.

     Bernard Robins, M.D., 70, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1990. He has been a board-certified physician in Tewksbury Township, New Jersey, for more than five years. Dr. Robins is a member of the Medical Society of New Jersey.

     Herman M. Robinson, M.D., 64, Director, has been a member of the Board of Directors of the Attorney-in-Fact since 1990. He has been a board-certified radiologist in Millburn, New Jersey, for more than five years. Dr. Robinson is a member of the American College of Radiology, the American Medical Association, the Medical Society of New Jersey, and the Radiology Society of New Jersey.

     Gabriel F. Sciallis, M.D., 54, Director, has been a member of the Board of Governors of the Exchange since 1979. He has been a board-certified physician in Mercerville, New Jersey, for more than five years. He is a member of the American Academy of Dermatology, the Dermatology Society of New Jersey, the Medical Society of New Jersey, and the Mercer County Medical Association.

     Benjamin I. Smolenski, M.D., 58, Director, has been a member of the Board of Governors of the Exchange since 1990. He has been a board-certified orthopedic surgeon in Mount Laurel, New Jersey, for more than five years with Smolenski Brill Hagren & Schwartz P.A. Dr. Smolenski is a member of the American Academy of Orthopedic Surgery, the American College of Surgeons, Eastern Orthopedic, the Medical Society of New Jersey, and the Philadelphia Orthopaedic Society.

     Martin L. Sorger, M.D., 63, Director, has been a member of the Board of Governors of the Exchange since 1979. He has been a board-certified orthopedic physician in Glen Ridge, New Jersey, and a member of the Montclair Orthopedic Group for more than five years. Dr. Sorger is a member of the Alumni Council Columbia Medical School, the American Academy of Orthopedic Surgeons, the American College of Surgeons and a former member of its Board of Councilors, and the American Medical Association. He is a former president of the New Jersey Orthopedic Society and a member of its executive committee.

     Bessie M. Sullivan, M.D., 56, Director, has been a member of the Board of Governors of the Exchange since 1992. She has been a board-certified physician in Edison, New Jersey, for more than five years with the Arthritis, Allergy & Immunology Center. Dr. Sullivan is a member of the American Medical Association, the American Rheumatism Association, the New Jersey Medical Society, and the Union City Medical Society.

     Harvey P. Yeager, M.D., 64, Director, has been a member of the Board of Governors of the Exchange since 1985. He has been a board-certified otolaryngologist-head and neck surgeon in West Orange, New Jersey, for more than five years. Dr. Yeager is a member of the American Academy of Otolaryngology, the American Society of Head and Neck Surgery and the Medical Society of New Jersey. He is a former president of the New Jersey Academy of Ophthalmology and Otolaryngology and a former member of the Board of Directors of Physicians Insurers Associates of American (PIAA).

COMMITTEES OF THE MIIX GROUP, INCORPORATED

     The MIIX Group Board has the following standing committees:

     Executive Committee. The Executive Committee has the authority to exercise all powers of The MIIX Group Board between meetings of The MIIX Group Board, except as provided by the Certificate of Incorporation or the By-laws of The MIIX Group, or by applicable law. The Executive Committee consists of four members, Messrs. Goldberg and Maressa, and Drs. Ben-Asher and Hirsch.

     Audit Committee. The Audit Committee meets periodically with the Company's management and independent auditors to discuss the scope of the annual audit, internal control, and financial reporting matters. The Company's independent auditors have direct access to the Audit Committee. The Audit Committee consists of three members, all of whom are independent directors. The members of the Audit Committee are Drs. Agro, Carnes and Sullivan.

     Compensation Committee. The Compensation Committee sets the compensation of the Company's directors and executive officers. The Compensation Committee has five members consisting of Mr. Maressa and Drs. Agro, Ben-Asher, Hirsch and Liss.

     The MIIX Group Board may from time to time establish certain other committees to facilitate the management of The MIIX Group.

DIRECTOR COMPENSATION

     Following the Reorganization, directors will receive the following fees. The Chairman will receive an annual stipend of $35,000, the Vice-Chairman will receive an annual stipend of $20,000, the Secretary will receive an annual stipend of $20,000, the Chairman of the Audit Committee will receive an annual stipend of $25,000, the Chairman of any other committee will receive an annual stipend of $16,000, and other members of the Board will receive an annual stipend of $14,000. Board members will not receive travel expense reimbursement for meetings held in New Jersey.

     In 1991, the Company invested in a number of corporate owned life insurance policies insuring the lives of members of the Board of Governors, the Board of Directors of the Attorney-in-Fact and committee members of such Boards. The proceeds of such policies were payable to the Company. Under a separate Board Members Plan the beneficiaries of such members were entitled to death benefit payments from the Company over a ten-year period. On July 15, 1998, the Company terminated such Board Members Plan.

EXECUTIVE COMPENSATION

     The MIIX Group was organized as a Delaware corporation in October, 1997, and consequently did not pay any cash compensation to its executive officers for the year ended December 31, 1997. The following Summary Compensation Table sets forth information concerning the compensation by the Company of (i) the Company's President and Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

               NAME AND PRINCIPAL POSITION(S)                  SALARY      BONUS
               ------------------------------                 --------    -------
Daniel Goldberg, President and Chief Executive Officer......  $433,750(1) $76,000
Joseph J. Hudson, Executive Vice President, Marketing and
  Business Development......................................   200,000     33,000
Kenneth Koreyva, Executive Vice President, Chief Financial
  Officer and Treasurer.....................................   225,000     49,500
Lisa Kramer, Vice President, Claims.........................   225,000     24,000
Ronald Wade, Vice President, Underwriting...................   179,400     26,000

---------------
(1) Includes $78,750 of deferred compensation paid in 1997.

EMPLOYMENT AGREEMENTS

     Each of Messrs. Goldberg, Koreyva and Hudson is party to a separate
employment agreement (each an "Employment Agreement") dated             , 1998
with the MIIX Group and the Attorney-in-Fact. Each Employment Agreement is for an initial three year term. Mr. Goldberg's Employment Agreement provides for an initial base salary of $430,000 per annum, Mr. Koreyva's Employment Agreement provides for an initial base salary of $275,000 per annum and Mr. Hudson's Employment Agreement provides for an initial base salary of $250,000 per annum. Bonuses are payable at the discretion of the Board of Directors of The MIIX Group. In the event of a termination of employment, severance pay including up to three years' salary (in the case of Mr. Goldberg) or two years' salary (in the case of Messrs. Koreyva and Hudson) is payable under certain circumstances. Under the terms of each Employment Agreement, Messrs. Goldberg, Koreyva and Hudson are permitted to participate in the stock purchase and loan agreements and compensation plans described below.

     The Attorney-in-Fact is party to an employment agreement dated as of August 1, 1990, with Ms. Kramer. This is currently a year-to-year agreement. Ms. Kramer's current compensation under such agreement is $225,000 per annum. If Ms. Kramer's employment is terminated without cause, the Attorney-in-Fact is required to pay Ms. Kramer's salary and benefits through the end of the term of the Agreement, reduced by the amount of any compensation received by Ms. Kramer from other employment.

     The Attorney-in-Fact is party to an employment agreement dated as of November 1, 1997 with Mr. Wade. This agreement is for a two year term. Mr. Wade's base salary per annum under this agreement is $179,400. Additional compensation and bonuses are payable at the discretion of the Board of Directors of the Attorney-in-Fact. If Mr. Wade's employment is terminated without cause, the Attorney-in-Fact is required to pay Mr. Wade's salary and benefits for 12 months or, if earlier, until Mr. Wade obtains full-time employment with another employer. If Mr. Wade's employment is terminated prior to November 1, 1999, he is entitled to receive the greater of (i) the amount determined in accordance with the preceding sentence and (ii) his salary and benefits payable through November 1, 1999.

STOCK PURCHASE AND LOAN AGREEMENTS

     Upon the Closing Date, the Company intends to enter into Stock Purchase and Loan Agreements with each of Messrs. Goldberg, Koreyva and Hudson (the "Stock Purchase Agreements"). The purpose of the Stock Purchase Agreements is to align more closely the interests of such officers with the interests of the Company's stockholders. Pursuant to such agreements, the Company will loan $1,290,000 to Mr. Goldberg, $550,000 to Mr. Koreyva and $500,000 to Mr. Hudson. The proceeds of such loans will be used to purchase unregistered shares of Common Stock from the Company at the Public Offering Price, and the interest rate charged therefor will be the minimum rate necessary to avoid income imputation under the Code as of the date of the closing of the Reorganization. In each case, the number of shares to be purchased pursuant to the Stock Purchase Agreements will equal the amount loaned to such officer divided by the Public Offering Price, or if the Public Offering is not consummated, by the average trading price (based upon the mean of the daily high and low share price) for the first 15 days of trading of the Common Stock on any nationally recognized securities exchange. Although the purchased shares will be pledged to the Company to secure the applicable loan, each loan will be made with full recourse against the applicable executive. Each loan has a five-year term.

COMPENSATION PLANS

  Long Term Incentive Equity Plan.

     The MIIX Group has adopted, and the Exchange as its sole stockholder has approved, the 1998 Long Term Incentive Equity Plan (the "Incentive Plan"). Any officer or key employee of The MIIX Group who is nominated by the Chief Executive Officer of The MIIX Group and approved by the committee designated by The MIIX Group's Board of Directors to administer the Plan (the "Committee") will be eligible to receive awards under the Incentive Plan. Awards under the Incentive Plan may be in the form of incentive stock options, non-qualified options, stock appreciation rights ("SARs"), performance shares, restricted stock, dividend equivalents or any combination thereof.

     A maximum of 2,250,000 shares of Common Stock will be available for awards during the term of the Incentive Plan. The maximum number of shares of Common Stock that may be awarded to any employee under the Incentive Plan during any calendar year shall not exceed 250,000. These limitations may be adjusted in the event of a stock split, recapitalization, merger or similar event.

     The price per share at which Common Stock may be purchased upon exercise of an option granted under the Incentive Plan shall not be less than the fair market value of a share of Common Stock on the date of grant. In the case of an incentive stock option granted to a person owning more than 10% of the combined voting power of all classes of stock of The MIIX Group (a "Ten Percent Stockholder"), the option price per share shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant. An employee who has been granted options may, at the discretion of the Committee, be credited as of dividend payment dates that occur during the option period with dividend equivalents that may be converted into Common Stock or cash at such time and subject to such limitations as may be determined by the Committee. The Committee shall specify when an option may be exercised, but the term shall in no event be greater than 10 years (5 years in the case of a Ten Percent Stockholder). The Committee shall specify the option price and other conditions of exercise. In general, options granted pursuant to the Incentive Plan terminate upon the earliest to occur of (i) the full exercise of the option,
(ii) the expiration of the option by its terms or (iii) no more than 5 years (3 months for incentive stock options) after termination of the option holder's employment with The MIIX Group.

     An SAR must be granted in tandem with all or a portion of a related option. An SAR may be granted either at the time of the grant of the option or at a later time during the term of the option and shall be exercisable only to the extent that the underlying option is exercisable. The base price of an SAR shall be the option price under the related option. An SAR shall entitle the employee to surrender unexercised the related option (or any portion of such option) and to receive a payment equal to the excess of the fair market value of the shares of Common Stock covered by the SAR on the date of exercise over the base price of the SAR. Such payment may be in cash, in shares of Common Stock, in shares of restricted stock, or any combination thereof, as the Committee shall determine. Upon exercise of an SAR, the related option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise, and such shares shall no longer be available for purchase under the option. Conversely, if the related option is exercised as to some or all of the shares of Common Stock covered by the grant, the related SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the option exercise. As a general matter, SARs are governed by the same rules regarding term and termination as stock options.

     An award of restricted stock is a grant by The MIIX Group of a specified number of shares of Common Stock that are subject to forfeiture upon the happening of specified events. The Committee may establish the terms of a restricted stock award. Under certain conditions to be determined by the Committee, restricted stock is subject to forfeiture upon termination of an employee's employment.

     The Committee may also grant performance awards, which are conditional grants of Common Stock or cash which vest upon the attainment of certain goals. An employee who has been granted performance awards may, at the discretion of the Committee, be credited as of dividend payment dates that occur during the performance period with dividend equivalents that may be converted into Common Stock or cash at such time and subject to such limitations as may be determined by the Committee. Under certain conditions to be determined by the Committee, performance awards are subject to forfeit upon termination of an employee's employment.

     Upon a change of control of The MIIX Group, unless the Board of Directors of The MIIX Group determines that awards may be assumed by the successor corporation, (i) at the discretion of the Board of Directors of The MIIX Group either all options shall become immediately exercisable or shall be canceled in exchange for a cash payment equal to the excess of the fair market value of the underlying common stock over the exercise price of the option and (ii) all restricted stock and performance awards shall become nonforfeitable and immediately payable in cash.

     401(k) Plan. Following the Reorganization, the Company will assume the 401(k) Plan from the Attorney-in-Fact. The 401(k) Plan offers eligible employees of the Company an opportunity to contribute to the 401(k) Plan on a regular basis through payroll deductions in amounts equal to but not greater than 15% of their compensation. The 401(k) Plan's benefits are based on amounts contributed and individual account investment performance. All employees of the Company who are over age 21 years and have completed six months of service with the Company are eligible to participate in the 401(k) Plan.

     The Company matches 50% of an employee's contribution to the 401(k) Plan up to 6% of such employee's compensation. The amount of matching contributions made by the Company for the fiscal years ended December 31, 1997, 1996, and 1995 were $258,324, $256,291 and $238,485, respectively. In addition, the Company may make discretionary contributions to the 401(k) Plan to be allocated among the employees' accounts on the basis of their relative levels of compensation.

     Pension Benefits. Following the Reorganization, the Company will assume from the Attorney-in-Fact a retirement plan (the "Retirement Plan") that provides pensions for substantially all employees of The MIIX Group. The Retirement Plan is an employee non-contributory, tax-qualified defined benefit plan that provides each covered employee with a basic annual benefit at normal retirement (age 65) equal to 1.5% of the employee's highest five year average basic compensation, plus .59% of such average compensation in excess of $10,000, times years of service (subject to applicable law limitations on the amount of earnings which may be considered for benefit accrual purposes under tax qualified plans) with the Company. Covered employees attaining age 21 and having completed one year of service are eligible to participate in the Retirement Plan.

     The following table sets forth the estimated maximum annual benefits payable under the Retirement Plan to a Company officer or employee retiring at age 65 with the specified combination of final average compensation and years of credited service:

          ESTIMATED ANNUAL BENEFIT YEARS OF CREDITED SERVICE AT AGE 65

  AVERAGE
COMPENSATION     10        15        20        25        30         35         40
------------   -------   -------   -------   -------   -------   --------   --------
  $125,000     $25,535   $38,303   $51,070   $63,838   $76,605   $ 89,373   $ 98,748
   150,000      30,760    46,140    61,520    76,900    92,280    107,660    118,910
 160,000+*      32,850    49,275    65,700    82,125    98,550    114,975    126,975

---------------
* The Internal Revenue Code does not permit more than $160,000 in annual compensation to count towards the determination of benefits under the pension plan.

     The amounts shown in the table are straight life annuities payable under the Retirement Plan without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security benefits.

     The earnings subject to the retirement plans for each of the executive officers in the Summary Compensation Table is determined from the compensation amounts shown under "Salary," but not the amounts shown under "Bonus." As of December 31, 1997, the years of service of Mr. Goldberg, Mr. Hudson, Mr. Koreyva, Ms. Kramer and Mr. Wade are eight years, four years, seven years, eight years, and one year, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Attorney-in-Fact leases 49,000 square feet for its home office and Mid-Atlantic Region office from the Medical Society pursuant to a lease agreement dated June 29, 1981. Annual lease payments are approximately $770,000. The Company held a note receivable of $3.2 million and $3.0 million, included in other assets, at December 31, 1996 and 1997, respectively, from the Medical Society, collateralized by the building in which the Company maintains its home office. The note provides for monthly payments of $40,000, which includes interest at 9.05% until September 1, 2004 and reduced payments thereafter until June 1, 2009.

     A majority of the members of The MIIX Group Board of Directors are also policyholders and Distributees and are eligible to subscribe in the Subscription Offering. Such directors may experience claims requiring coverage under their respective policies with the Company.

     Mr. Goldberg is the chief executive officer of AMM. New Jersey State Medical Underwriters Inc. manages the business of AMM. In 1997, AMM paid New Jersey State Medical Underwriters Inc. $360,000 for such management services. The Company leases its headquarter space from the Medical Society. Vincent A. Maressa, a director of the Medical Society, is a director of The MIIX Group.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of the closing of the Reorganization and the Offerings by (i) each person who will own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each executive officer named in the Summary Compensation Table and each director and (iii) all directors and executive officers of The MIIX Group as a group. The number of shares of Common Stock beneficially owned by each director and executive officer represents the number of shares each director and certain persons and entities affiliated with each director and executive officer will receive as members of the Exchange pursuant to the Reorganization, and the number of shares that each director and executive officer has indicated that he or she intends to purchase in the Subscription Offering. This estimate does not include any shares which any director or executive officer may purchase in the Public Offering. Except as noted below, each holder listed below will have sole investment and voting power with respect to the shares beneficially owned by the holder.

                                                                         NUMBER OF SHARES
                                                     NUMBER OF SHARES         TO BE
                                                          TO BE            BENEFICIALLY
                                                       BENEFICIALLY      ACQUIRED IN THE     PERCENT
                                                     ACQUIRED IN THE       SUBSCRIPTION        OF
NAME                                                  REORGANIZATION         OFFERING         CLASS
----                                                 ----------------    ----------------    -------
Daniel Goldberg....................................            0                   0**           *
Joseph J. Hudson...................................            0                   0**           *
Kenneth Koreyva....................................            0                   0**           *
Lisa Kramer........................................            0                    **           *
Ronald Wade........................................            0                   0**           *
Angelo S. Agro, M.D. ..............................        2,103                                 *
Hillel M. Ben-Asher, M.D. .........................          980                                 *
Harry M. Carnes, M.D. .............................          586                                 *
Andrew Coronato, M.D. .............................        1,427                                 *
Palma E. Formica, M.D. ............................          405                                 *
John S. Garra, M.D. ...............................        4,093                                 *
Paul J. Hirsch, M.D. ..............................        3,256                                 *
Louis L. Keeler, M.D. .............................        1,986                                 *
Henry R. Liss, M.D. ...............................          359                                 *
Arganey Lucas, Jr., M.D. ..........................          766                                 *
S. Stuart Mally, M.D. .............................        1,727                                 *
Vincent A. Maressa, Esq. ..........................            0                                 *
Murray N. Matez, D.O. .............................          616                                 *
Robert S. Maurer, D.O. ............................           95                                 *
A. Richard Miskoff, D.O. ..........................          589                                 *
Charles J. Moloney, M.D. ..........................          588                                 *
Eileen Marie Moynihan, M.D. .......................          815                                 *
Fred M. Palace, M.D. ..............................        1,291                                 *
John J. Pastore, M.D. .............................          803                                 *
Pascal A. Pironti, M.D. ...........................        1,758                                 *
Carl Restivo, Jr., M.D. ...........................          451                                 *
Joseph A. Riggs, M.D. .............................          562                                 *
Bernard Robins, M.D. ..............................          745                                 *
Herman M. Robinson, M.D. ..........................        1,227                                 *
Gabriel F. Sciallis, M.D. .........................          703                                 *
Benjamin I. Smolenski, M.D. .......................        3,207                                 *
Martin L. Sorger, M.D. ............................        3,468                                 *

                                                                         NUMBER OF SHARES
                                                     NUMBER OF SHARES         TO BE
                                                          TO BE            BENEFICIALLY
                                                       BENEFICIALLY      ACQUIRED IN THE     PERCENT
                                                     ACQUIRED IN THE       SUBSCRIPTION        OF
NAME                                                  REORGANIZATION         OFFERING         CLASS
----                                                 ----------------    ----------------    -------
Bessie M. Sullivan, M.D. ..........................        1,117                                 *
Harvey P. Yeager, M.D. ............................        2,287                                 *
All directors and executive officers as a group (34
  persons).........................................       37,915

---------------
  * Less than 1%

 ** Pursuant to Stock Purchase and Loan Agreements to be entered into as of the
    Closing Date between the Company and each of Messrs. Goldberg, Hudson and
    Koreyva, Mr. Goldberg will purchase approximately           shares of Common
    Stock based on the Assumed Price, Mr. Hudson will purchase approximately shares of Common Stock based on the Assumed Price and Mr. Koreyva
    will purchase approximately           shares of Common Stock based on the
    Assumed Price. See "Management -- Stock Purchase and Loan Agreements." In addition, on the Closing Date, Mr. Goldberg will be granted options to purchase 175,000 shares of Common Stock, of which 43,750 will be immediately exercisable, Mr. Hudson will be granted options to purchase 60,000 shares of Common Stock, of which 15,000 will be immediately exercisable, Mr. Koreyva will be granted options to purchase 80,000 shares of Common Stock, of which 20,000 will be immediately exercisable, Ms. Kramer will be granted options to purchase 10,000 shares of Common Stock, of which 2,500 will be immediately exercisable, and Mr. Wade will be granted options to purchase 5,000 shares of Common Stock, of which 1,250 will be immediately exercisable. None of the options that will not be immediately exercisable upon grant will become exercisable within 60 days of the date of grant. The shares to be purchased pursuant to the Stock Purchase and Loan Agreements, and the immediately exercisable options, are included under the total ownership shown for "All directors and executive officers as a group" above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of The MIIX Group as of the completion of the Reorganization will consist of 100,000,000 shares of Common Stock, $.01 par value, and 50,000,000 shares of Preferred Stock, $.01 par value. Upon completion of the Reorganization and the Offerings, there will be approximately
million shares (     million shares if the Underwriters' over-allotment option
is exercised in full) of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

     The following description of the capital stock of The MIIX Group does not purport to be complete or to give full effect to Delaware statutory or common law and is, in all respects, qualified by reference to the applicable provisions of the DGCL, the Restated Certificate of Incorporation of The MIIX Group (the "Certificate") and The MIIX Group By-laws (the "By-laws").

COMMON STOCK

     Holders of Common Stock are entitled to such dividends and other distributions as The MIIX Group Board may declare from funds legally available therefor, subject to the preferential rights of Preferred Stock, if any, and the requirements of applicable law. Holders of Common Stock are entitled to one vote per share on any matter subject to stockholder approval, including the election of directors. The Certificate does not provide for cumulative voting in connection with the election of directors. No holder of Common Stock will have any preemptive right to subscribe for any shares of capital stock issued in the future. The rights, preferences and powers of holders of Common Stock are subject to the rights of the holders of any series of preferred stock that The MIIX Group may issue in the future.

     Upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in any distribution of the Company's net assets remaining after payment of creditors and subject to preferential rights of the holders of Preferred Stock, if any. All of the outstanding shares of Common Stock are, and the shares offered by the Company and the selling shareholders will be, fully paid and non-assessable.

PREFERRED STOCK

     Pursuant to the Certificate, The MIIX Group Board may by resolution establish one or more classes or series of Preferred Stock having such number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by The MIIX Group Board without further stockholder approval. Preferred Stock may be entitled to preferences over Common Stock with respect to dividends, liquidation, dissolution, or winding up of the Company in such amounts as are established by The MIIX Group Board resolutions issuing such shares. Preferred Stock may also enjoy redemption or sinking fund rights or voting rights (including the right to vote as a class with respect to the election of directors, major corporate transactions, or otherwise) that may limit, qualify, or otherwise adversely affect the voting rights of the Common Stock.

     Such rights, preferences, privileges, and limitations as may be established for the Preferred Stock could also have the effect of delaying, deferring, or preventing a change in control of the Company, making removal of the present management of the Company more difficult, restricting the payment of dividends and other distributions to the holders of Common Stock, diluting the voting power of the Common Stock to the extent that the Preferred Stock has voting rights, or diluting the equity interests of the Common Stock to the extent that the Preferred Stock is convertible into Common Stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of The MIIX Group. See "-- Delaware Law and Certain Charter and By-law Provisions."

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The following is a description of certain provisions of the DGCL, the Certificate, and the By-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, the Certificate, and the By-laws.

     The MIIX Group is subject to the provisions of Section 203 of the DGCL.
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

     Certain provisions of the Certificate and the By-laws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by The MIIX Group Board. In addition, these provisions also are intended to ensure that The MIIX Group Board will have sufficient time to act in a manner that The MIIX Group Board believes to be in the best interests of the MIIX Group and its stockholders. These provisions also are designed to reduce the vulnerability of The MIIX Group to an unsolicited proposal for a takeover of The MIIX Group that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of The MIIX Group. The provisions are also intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could delay or frustrate the removal of incumbent directors or the assumption of control of The MIIX Group by the holder of a large block of Common Stock and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of stockholders.

     Classified Board of Directors. The Certificate provides for The MIIX Group Board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors which may be elected by holders of Preferred Stock). As a result, approximately one-third of The MIIX Group Board will be elected each year. The classified board provision will help to assure the continuity and stability of The MIIX Group Board and the business strategies and policies of The MIIX Group as determined by The MIIX Group Board. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of The MIIX Group without the approval of the Board. In addition, the classified board provision could delay stockholders who do not like the policies of The MIIX Group Board from electing a majority of The MIIX Group Board for two years.

     No Stockholder Action by Written Consent; Special Meetings. The Certificate provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The By-laws provide that special meetings of stockholders may be called only by The MIIX Group Board, the Chief Executive Officer (or in the event of his or her absence or disability, by any Vice President) of The MIIX Group or the Chairman or Vice Chairman of The MIIX Group Board. Stockholders are not permitted to call a special meeting of stockholders or to require that The MIIX Group Board call a special meeting.

     Advance Notice Requirements for Stockholder Proposals and Director Nominees. The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of The MIIX Group (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, The MIIX Group Board or its Chairman, or by a stockholder who has given timely written notice to the Secretary of The MIIX Group prior to the meeting at which directors are to be elected, will be eligible for election as directors of The MIIX Group. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, The MIIX Group Board or its Chairman or by a stockholder who has given timely written notice to the Secretary of The MIIX Group of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice to The MIIX Group not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, however, the By-laws provide additional time for notice. In addition, under the Stockholder Notice Procedure, a stockholder's notice to The MIIX Group proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Stockholder Notice Procedure, such business shall not be discussed or transacted.

     Number of Directors; Removal; Filling Vacancies. The Certificate and the By-laws provide that The MIIX Group Board will consist of not less than 9 and not more than 35 members (other than directors elected by holders of Preferred Stock), the exact number to be fixed from time to time by resolution adopted by the directors of The MIIX Group. The MIIX Group Board currently consists of 30 directors. Furthermore, subject to the rights of the holders of any series of Preferred Stock, if any, the Certificate and By-laws authorize The MIIX Group Board to elect additional directors under specified circumstances and fill any vacancies that occur in the Board of Directors by reason of death, resignation, removal, or otherwise. A director so elected by The MIIX Group Board to fill a vacancy or a newly created directorship holds office until his successor is elected and qualified or until his or her earlier death, resignation or removal. Subject to the rights of the holders of any series of Preferred Stock, if any, the Certificate and the By-laws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of the then outstanding stock of The MIIX Group entitled to vote generally in the election of directors. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of The MIIX Group Board by filling the vacancies created by such removal with its own nominees.

     By-laws. The Certificate provides that the By-laws are subject to adoption, amendment, alteration, repeal, or rescission either by (i) The MIIX Group Board without the assent or vote of the stockholders or (ii) the affirmative vote of the holders of not less than two-thirds of the combined voting power of the outstanding shares entitled to vote generally in the election of directors. This provision makes it more difficult for stockholders to make changes in the By-laws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending the By-laws.

     Indemnification and Limitations on Liability. The DGCL permits a Delaware corporation to include in its charter and bylaws certain provisions to eliminate the personal liability of directors for monetary damages and to indemnify its directors and officers. The By-laws provide that subject to certain exceptions in the case of actions by or in the right of The MIIX Group, The MIIX Group shall indemnify its directors and officers, and may indemnify its agents and employees, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her, incurred by reason of the fact that such person was serving as a director, officer, employee or agent of The MIIX Group, so long as such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of The MIIX Group, and, with respect to any criminal action, so long as the indemnified party had no reason to believe that his or her conduct was unlawful. The Certificate provides that directors shall not be liable to The MIIX Group or The MIIX Group's stockholders for monetary damages for breach of his or her fiduciary duty as a director, except that liability may not be eliminated (i) for any breach of such person's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction in which such person received an improper personal benefit. Section 145 (a) of the DGCL provides that a corporation may indemnify a director, officer, employee, or agent if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In addition, effective upon consummation of the

Reorganization, The MIIX Group will enter into indemnification agreements with each of its directors and certain of its executive officers that generally provide for similar indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Reorganization and the Offerings, the Company will have approximately
million shares (or approximately      million shares if the Underwriters'
over-allotment option is exercised in full) of Common Stock issued and outstanding. See "Prospectus Summary -- The Subscription Offering -- Common Stock to be Outstanding Immediately after the Reorganization and the Offerings." All such shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act, except for the shares issued to the Medical Society pursuant to the Reorganization, and the directors and officers and other affiliates of the Company. It is expected that the Company, and The MIIX Group Board and executive officers, will enter into an agreement with the Underwriters not to offer, sell, or otherwise dispose of any equity securities of the Company for a certain number of days after the date of the Public Offering prospectus without the prior written consent of the Underwriters.

     In general, Rule 144 of the Securities Act ("Rule 144"), as currently in effect, provides that an "affiliate" (as defined in Rule 144) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale or (ii) 1% of the shares of Common Stock then outstanding. Sales under Rule 144 are subject to certain holding periods, manner of sale restrictions, notice requirements, and availability of current public information concerning the Company.

     Prior to the Reorganization and the Offerings, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that the sale or availability for sale of shares of Common Stock will have on the market price of the Common Stock. Sales of substantial amounts of such shares in the public market could adversely affect the market price of the Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the Underwriting Agreement,
each of the Underwriters named below, for whom                ,
and                are acting as the representatives (the "Representatives"), has severally agreed to purchase, and The MIIX Group has agreed to sell, to such Underwriter the number of the Shares set forth opposite the name of such Underwriter.

                                                              NUMBER OF SHARES
UNDERWRITERS                                                  TO BE PURCHASED
------------                                                  ----------------
Salomon Smith Barney Inc. ..................................
Friedman, Billings, Ramsey & Co., Inc. .....................
The Robinson-Humphrey Company, LLC..........................

          Total.............................................      ,000,000
                                                                 =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to purchase all the Shares (other than those covered by the over-allotment option described below) if any of the Shares are purchased. In the event of default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Underwriters propose to offer part of the Shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the Shares to certain dealers at such price less a concession not in
excess of      per share under the public offering price. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of      per
share to certain other dealers. After the initial public offering of the Shares to the public, the public offering price and such concessions may be changed by the Representatives.

     The MIIX Group has granted to the Underwriters an option, exercisable for
30 days from the date of this Prospectus, to purchase up to      additional
Shares at the public offering price less the underwriting discount set forth on the cover of the Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of Shares. To the extent that the Underwriters exercise such option, each Underwriter will be obligated, subject to certain conditions, to purchase an additional number of the Shares proportionate to such Underwriter's initial commitment.

     The MIIX Group and the Company's officers and directors have agreed that,
for a period of      days from the date of this Prospectus, they will not,
without the prior written consent of the Underwriters, offer, sell, contract to sell, or announce the offering of, or register, cause to be registered or announce the registration or intended registration of, any Shares or any securities convertible into, or exercisable or exchangeable for, the Shares.
               in its sole discretion may release any of the Shares subject to the lock-up at any time without notice.

     The MIIX Group has been advised by the Underwriters that they intend to make a market in the Common Stock, but that they are not obligated to do so and may discontinue making a market at any time without notice.

     The Underwriting Agreement provides that The MIIX Group, the Exchange and MIIX Insurance will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

                    , on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 of Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from an Underwriter or a dealer when the Common Stock originally sold by such an Underwriter or a dealer are purchased in a covering transaction to cover syndicate short positions. Such over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     The Representatives may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of business.

     Prior to the Public Offering, there has been no public market for the Common Stock. The Public Offering Price has been determined through negotiations between The MIIX Group and the Representatives and was based on, among other things, the Company's financial and operating history and condition, the prospects of the Company and its industry in general, the management of the Company and the market prices of securities of companies engaged in businesses similar to those of the Company. There can, however, be no assurance that the prices at which the Shares will sell in the public market after the Public Offering will not be lower than the price at which they are sold by the Underwriters.

                                 LEGAL MATTERS

     The validity of the Common Stock to be issued pursuant to the Public Offering will be passed upon for the Company by Dechert Price & Rhoads, Lawrenceville, New Jersey, counsel for the Company. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The combined financial statements and schedule of the Company at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement are included and have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                      GLOSSARY OF SELECTED INSURANCE TERMS

ALLOCATED LOSS ADJUSTMENT EXPENSES ("ALAE")

     Loss Adjustment Expenses allocated to a specific claim.

A.M. BEST

     An independent rating agency that reports on the financial condition of insurance companies.

ASSUMED PREMIUMS

     Premiums arising from reinsurance policies under which the insurer accepts a portion of the risk insured by another insurer (the ceding company).

CAPACITY

     An insurer's ability to provide coverage up to the stated amount of a policy through the insurer's reinsurance arrangements.

CEDE

     To transfer risk and related premium in connection with a reinsurance transaction.

CLAIMS MADE (REPORTED) BASIS

     A liability insurance policy written on a basis that generally insures only claims that are reported (made) to the insurer during the policy period, or reported (made) during any extended reporting period provided in the policy or any endorsement thereto, but only if the claims arise from incidents that occurred after a retroactive date stated in the policy. A claims made (reported) policy is to be distinguished from an "occurrence policy."

COMBINED RATIO

     The sum of the loss ratio and the expense ratio, expressed as a percentage. Generally, a combined ratio below 100% indicates an underwriting profit and a combined ratio above 100% indicates an underwriting loss.

DIRECT PREMIUMS WRITTEN

     Total premiums written by an insurer other than premiums for reinsurance assumed by an insurer.

EXCESS INSURANCE

     Insurance which covers the insured only for losses in excess of a stated amount or a specific primary policy.

EXCESS OF LOSS REINSURANCE

     A generic term describing reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified dollar amount, called a "layer" or "retention."

EXPENSE RATIO

     Policy acquisition costs and other underwriting expenses, divided by net premiums earned under GAAP accounting, expressed as a percentage.

GAAP

     Generally accepted accounting principles in use throughout the United States in the preparation of financial statements, including the financial statements presented in this Prospectus.

GROSS PREMIUMS WRITTEN

     Total of (i) direct premiums written, plus (ii) reinsurance assumed premiums.

INCURRED BUT NOT REPORTED ("IBNR") RESERVES

     The estimated liabilities for future payments of losses and LAE that have occurred, but have not yet been reported to the insurer.

LOSS ADJUSTMENT EXPENSES ("LAE")

     Expenses incurred in the settlement of claims, including outside adjustment expenses, legal fees, and internal administration costs associated with the claims adjustment process, but not including general overhead expenses.

LOSS ADJUSTMENT EXPENSE ("LAE") RESERVES

     Liabilities established for LAE. LAE includes an estimated provision for IBNR.

LOSS RATIO

     The ratio of net incurred losses and LAE to net premiums earned. Net incurred losses include an estimated provision for IBNR.

MODIFIED CLAIMS MADE BASIS

     A claims made policy with pre-funded Tail Coverage.

NET PREMIUMS WRITTEN

     Gross premiums written less premiums ceded.

NOVATION

     An agreement of all parties to a contract to substitute a new party and discharge one of the original parties to the contract.

OCCURRENCE BASIS

     A liability insurance policy written on a basis that generally insures claims that arise from incidents that occurred during the policy period, irrespective of when the claims are reported.

PREMIUMS CEDED

     The consideration paid to reinsurers in connection with reinsurance transactions.

PREMIUMS EARNED

     The portion of premiums written applicable to the expired period of policies and, accordingly, recognized as revenue during a given period.

QUOTA SHARE BASIS

     Reinsurance wherein the insurer cedes an agreed fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis.

REDUNDANCY (DEFICIENCY)

     Estimates in reserves change as more information becomes known about the frequency and severity of claims for each year. A redundancy (deficiency) exists when the original liability estimate is greater (less) than the reestimated liability. The cumulative redundancy (deficiency) is the aggregate net change in estimates over time subsequent to establishing the original liability estimate.

REINSURANCE

     A procedure whereby an original insurer cedes a portion of the premium to a reinsurer as payment for the reinsurer's assumption of a portion of the risk; referred to as reinsurance ceded by the original insurer and as reinsurance assumed by the reinsurer.

RESERVES

     Liabilities established by insurers to reflect the estimated cost of claims and the related LAE expenses that the insurer will ultimately be required to pay in respect of insurance it has written.

RETENTION

     The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level are paid by the reinsurer. In quota share treaties, the retention may be a percentage of the original policy's limit. In excess of loss reinsurance, the retention is a dollar amount of loss, a loss ratio or a percentage of loss.

RISK-BASED CAPITAL REQUIREMENTS ("RBC")

     Regulatory and rating agency targeted surplus based on the relationship of statutory surplus, with certain adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures.

SEVERITY

     The average claim cost, statistically determined by dividing dollars of losses by the number of claims.

STATUTORY ACCOUNTING PRACTICES ("SAP")

     The accounting rules and procedures promulgated or permitted by the National Association of Insurance Commissioners for financial reporting by insurers licensed in one or more states of the United States.

STATUTORY SURPLUS

     Total assets less total liabilities as determined in accordance with SAP.

TAIL COVERAGE

     A provision that offers protection for any incidents that occurred while insured, even after coverage is discontinued.

UNDERWRITING

     The process whereby an insurer, directly or through its agent, reviews applications submitted for insurance coverage and determines whether it will accept all or part of the coverage being requested, and sets the applicable premium.

UNEARNED PREMIUMS

     A reserve account that contains the portion of premium attributable to the unexpired period of policies that has been written by an insurer but has not been recognized as net earned premiums and accounted for as revenues.

           GLOSSARY OF REORGANIZATION AND SUBSCRIPTION OFFERING TERMS

ADOPTION DATE

     October 15, 1997, the date that the Board of Governors adopted the Plan of Reorganization.

ATTORNEY-IN-FACT

     New Jersey State Medical Underwriters, Inc., a New Jersey corporation that is the Exchange's attorney-in-fact.

BOARD OF GOVERNORS

     The Board of Governors of the Exchange.

CERTIFICATE OF AUTHORITY

     A certificate issued by the Commissioner to the Stock Insurer to do business for same lines of insurance currently permitted of the Company.

CLOSING DATE

     The date on which the closing of the transactions contemplated by the Plan of Reorganization takes place. If the Offerings are consummated as described herein, they will also close on the Closing Date.

CODE

     Internal Revenue Code of 1986, as amended.

COMMISSIONER

     The Commissioner of the New Jersey Department, or such governmental officer, body or authority as may succeed such Commissioner as the primary regulator of the Company's insurance business under applicable law.

COMPANY

     At all times prior to the Closing Date, the Exchange and its subsidiaries and the Attorney-in-Fact and its subsidiaries, collectively. At all times on or after the Closing Date, The MIIX Group, Incorporated, and its subsidiaries, collectively.

CONVERSION VALUE

     Either (i) the price at which the Common Stock is offered to the public in the event an initial public offering is consummated simultaneously with the Reorganization, or (ii) if no such initial public offering is consummated simultaneously with the Reorganization, then the economic value of the Common Stock as determined in good faith by the Board of Governors of the Exchange.

DISTRIBUTEE

     A Member or Look-Back Insured.

EARNED PREMIUM

     For the applicable period, earned premiums in respect of a Policy.

EFFECTIVE DATE

     The date on which the Certificate of Authority is issued by the Commissioner, provided that in no event shall the Effective Date be less than 30 days after the Final Order Date nor more than 12 months after the Final Order Date, unless such period is extended by the Commissioner. The Plan of Reorganization shall be deemed to have become effective on the Effective Date at the time specified in the Certificate of Authority.

ELIGIBLE POLICYHOLDER

     Policyholders, as of both August 31, 1998 and four business days prior to the Closing Date, of the Exchange or LP&C.

EMPLOYEE

     Persons who are directors, officers or employees of the Company as of both August 31, 1998 and four business days prior to the Closing Date.

EXCHANGE

     The Medical Inter-Insurance Exchange, a New Jersey reciprocal insurer.

FINAL ORDER DATE

     April 19, 1998, the date on which the order of the Commissioner approving the Plan of Reorganization and the transactions contemplated thereby became final.

HOLDING COMPANY

     The MIIX Group, Incorporated, a newly-formed Delaware corporation that will be the parent company for all of the MIIX companies upon the consummation of the Plan of Reorganization.

IN FORCE

     A Policy shall be deemed to be In Force as of any date if, as shown on the Company's records, (1)(i) such Policy has been issued and the status of such Policy has been changed from pending to In Force on the Company's records, or
(ii) in the case of an individual Policy, the Company's administrative office has received by such date in respect of such Policy an application, complete on its face, together with payment of the full initial premium (unless submission of such premium is precluded by the Company's underwriting rules), provided that any Policy referred to in this clause (ii) is issued as applied for and the status of such Policy has been changed from pending to In Force on the Company's records within 30 days of such date, and (2) such Policy has not been surrendered, canceled, or otherwise terminated; provided that a Policy shall be deemed to be In Force after lapse for nonpayment of premiums until expiration of any applicable grace period (or other similar period however designated in such Policy) during which the Policy is in full force for its basic benefits.

INITIAL PUBLIC OFFERING

     An initial public offering by the Holding Company of shares of Holding Company Stock.

INSURANCE SUBSIDIARIES

     At all times prior to the Closing Date, LP&C, MIIX New York and Lawrenceville Re. At all times on or after the Closing Date, MIIX Insurance Company, MIIX New York, LP&C, and Lawrenceville Re.

LOOK-BACK INSURED

     A Person who is not a Member, but who at any time during the three-year period prior to the Adoption Date was the Named Insured in one or more Policies issued by the Company and who, therefore, was a member of the Company during such period under Article II of the Company's Rules & Regulations.

MEMBER

     A Person who is the Named Insured in one or more Policies that are In Force on the Adoption Date and who, therefore, is a member on the Adoption Date under
Article II of the Company's Rules & Regulation.

MEMBERS' MEETING

     A special meeting of Members held after the Commissioner's approval of the Plan of Reorganization, at which Members shall be entitled to vote on the proposal to approve the Plan.

MEMBERSHIP INTERESTS

     As of the Effective date, all the rights or interests of the Members of the Company arising under the Company's Rules & Regulations or otherwise by law, including, but not limited to, any right to vote and any right to a return of the surplus of the Company, which may exist with regard to the surplus of the Company not apportioned or declared prior to the Effective Date by the Board for policyholder dividends. For purposes of the Plan of Reorganization, Membership Interests shall not include any other right expressly conferred by an insurance policy.

NAMED INSURED

     The Named Insured in any Policy as of any date shall be determined on the basis of the Company's records as of such date in accordance with the following provisions: (a) the Named Insured in a Policy shall be as shown on the Policy Declarations page in the Company's records; (b) the Named Insured in a Policy that is a group insurance policy shall be the Person or Persons specified as Named Insureds; (c) except as otherwise set forth here, the identity of the Named Insured of a Policy shall be determined without giving effect to any interest of any other Person in such Policy; (d) in any situation not expressly covered by the foregoing provisions, the first Named Insured, as reflected on the records of, and as determined in good faith by, the Company, shall conclusively be presumed to be the Named Insured in such Policy, provided such Named Insured is a Person, and the Company shall not be required to examine or consider any other facts or circumstances; (e) any dispute as to the identity of the Named Insured in a Policy or the right to vote or receive consideration shall be resolved in accordance with the foregoing and such other procedures as may be acceptable to the Commissioner.

NEW JERSEY DEPARTMENT

     The Department of Banking and Insurance of the State of New Jersey.

PERSON

     A natural person. A Person who is the Named Insured of Policies in more than one legal capacity (e.g., a trustee under separate trusts) shall be deemed to be a separate Person in each such capacity.

PLAN OF REORGANIZATION

     The Plan of Reorganization, including all Exhibits thereto.

POLICY

     Each insurance policy duly issued by the Company.

REORGANIZATION

     The reorganization of the Exchange as a stock insurer pursuant to, and the related transactions contemplated by, the Plan of Reorganization.

REORGANIZATION SHARES

     The 12,000,000 shares of Common Stock that may be allocated among Distributees in the Reorganization.

SERVICE PROVIDER

     Persons, as selected by the Company in its sole discretion, who have business relationships with the Company as of both August 31, 1998 and four business days prior to the Closing Date.

STOCK INSURER

     MIIX Insurance, a newly-incorporated New Jersey domestic stock insurer that is a wholly-owned subsidiary of the Holding Company and is the successor to the Company.

SUBSCRIPTION OFFEREES

     Eligible Policyholders, Employees and Service Providers.

TRANSFER AGENT

     First Chicago Trust Company of New York, or its successors or assigns.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
QUARTERLY COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Combined Balance Sheets as of December 31, 1997 and June 30,
  1998......................................................   F-2
Combined Statements of Income for the six months ended June
  30, 1997 and 1998.........................................   F-3
Combined Statements of Equity for the six months ended June
  30, 1998..................................................   F-4
Combined Statements of Cash Flows for the six months ended
  June 30, 1997 and 1998....................................   F-5
Notes to Combined Financial Statements......................   F-6
AUDITED COMBINED FINANCIAL STATEMENTS
Report of Independent Auditors..............................   F-8
Combined Balance Sheets as of December 31, 1996 and 1997....   F-9
Combined Statements of Income for the years ended December
  31, 1995, 1996 and 1997...................................  F-10
Combined Statements of Equity for the three years ended
  December 31, 1997.........................................  F-11
Combined Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997..........................  F-12
Notes to Combined Financial Statements......................  F-13
Schedule I -- Summary of Investments -- Other than
  Investments in Related Parties............................  F-24

(ALL OTHER SCHEDULES FOR WHICH PROVISION IS MADE IN THE APPLICABLE ACCOUNTING REGULATION OF THE SECURITIES AND EXCHANGE COMMISSION ARE NOT REQUIRED UNDER THE RELATED INSTRUCTIONS OR ARE INAPPLICABLE AND THEREFORE HAVE BEEN OMITTED.)

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
                          ASSETS
Securities available-for-sale:
Fixed-maturity investments, at fair value (amortized cost:
  1997 -- $834,052; 1998 -- $915,795).......................   $  853,977     $  936,174
Equity investments, at fair value (cost: 1997 -- $69,020;
  1998 -- $70,519)..........................................       91,580         94,792
Short-term investments......................................       85,478        137,257
                                                               ----------     ----------
          Total investments.................................    1,031,035      1,168,223
Cash........................................................          168          3,015
Reinsurance recoverable on unpaid losses, net...............       85,980         94,039
Prepaid reinsurance premiums................................       19,621         15,235
Deferred income taxes.......................................       24,198         27,115
Premiums receivable.........................................        8,245          9,607
Deferred policy acquisition costs...........................          100          4,607
Other assets................................................      110,884        109,378
                                                               ----------     ----------
          Total assets......................................   $1,280,231     $1,431,219
                                                               ==========     ==========
                  LIABILITIES AND EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses..................   $  876,721     $  921,423
Premium deposits............................................       21,024             --
Unearned premiums...........................................       20,886         89,139
Payable for securities......................................          229         41,669
Other liabilities...........................................       57,930         69,303
                                                               ----------     ----------
          Total liabilities.................................      976,790      1,121,534
                                                               ----------     ----------
Commitments and contingencies (Note 3)
EQUITY
Surplus.....................................................      275,826        280,661
Unrealized appreciation on securities available-for-sale,
  net of deferred taxes.....................................       27,615         29,024
                                                               ----------     ----------
          Total equity......................................      303,441        309,685
                                                               ----------     ----------
          Total liabilities and equity......................   $1,280,231     $1,431,219
                                                               ==========     ==========

                            See accompanying notes.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
                                                                  (UNAUDITED)
REVENUES
Net premiums earned.........................................  $57,907    $ 74,520
Net investment income.......................................   26,128      30,941
Realized investment gains...................................     (296)      4,246
Other revenue...............................................    5,509       4,885
                                                              -------    --------
          Total revenues....................................   89,248     114,592
                                                              -------    --------
EXPENSES
Losses and loss adjustment expenses.........................   58,669      73,220
Underwriting expenses.......................................   11,596      17,581
Funds held charges..........................................    5,588       5,946
Impairment of fixed assets..................................       --       8,541
Other operating expenses....................................    5,100       5,123
                                                              -------    --------
          Total expenses....................................   80,953     110,411
                                                              -------    --------
Income before income taxes..................................    8,295       4,181
Provision (benefit) for income taxes........................    1,279        (654)
                                                              -------    --------
Net income..................................................  $ 7,016    $  4,835
                                                              =======    ========

                            See accompanying notes.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

                          COMBINED STATEMENT OF EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                        UNREALIZED
                                                                       APPRECIATION
                                                                      (DEPRECIATION)
                                                                      OF INVESTMENTS,     TOTAL
                                                          SURPLUS      NET OF TAXES       EQUITY
                                                          --------    ---------------    --------
                                                                        (UNAUDITED)
Balance at December 31, 1997............................  $275,826        $27,615        $303,441
  Net income............................................     4,835                          4,835
  Other comprehensive income, net of tax:
  Unrealized appreciation on securities
     available-for-sale, net of deferred taxes..........                    1,409           1,409
                                                          --------        -------        --------
Balance at June 30, 1998................................  $280,661        $29,024        $309,685
                                                          ========        =======        ========

                            See accompanying notes.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 1997          1998
                                                              ----------    -----------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................   $  7,016      $   4,835
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation, accretion and amortization.............        967            851
       Impairment of fixed assets...........................         --          8,541
       Realized (gains) losses..............................         73         (4,296)
       Unpaid losses and loss adjustment expenses, net of
        reinsurance recoverable.............................     15,215         36,643
       Premium deposits, net of prepaid reinsurance
        premiums............................................    (10,428)        (5,285)
       Deferred income tax provision........................      3,032         (2,917)
       Premiums receivable, net of allowance................    (29,029)        (1,362)
       Unearned premiums, net of prepaid reinsurance
        premiums............................................     47,656         56,900
       Deferred policy acquisition costs....................     (2,240)        (4,507)
       Other assets.........................................    (10,513)        (8,073)
       Other liabilities....................................     16,141         11,240
                                                               --------      ---------
  Net cash provided by operating activities.................     37,890         92,570
                                                               --------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from fixed-maturity investment sales.............    105,003        256,601
  Proceeds from fixed-maturity investments matured, called,
     or prepaid.............................................     21,475         53,447
  Proceeds from equity investment sales.....................      2,906         (2,119)
  Cost of investments acquired..............................   (149,197)      (386,296)
  Payable for securities....................................         --         41,440
  Change in short-term investments, net.....................    (18,021)       (51,779)
  Other, net................................................     (1,714)        (1,150)
                                                               --------      ---------
  Net cash used in investing activities.....................    (39,548)       (89,856)
                                                               --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds (payments) from notes payable................       (113)           133
                                                               --------      ---------
  Net cash provided by (used in) financing activities.......       (113)           133
                                                               --------      ---------
  Net change in cash........................................     (1,771)         2,847
  Cash at beginning of year.................................      6,292            168
                                                               --------      ---------
  Cash at end of period.....................................   $  4,521      $   3,015
                                                               ========      =========

                            See accompanying notes.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The combined financial statements for the interim periods included herein are unaudited. However, they have been prepared in accordance with generally accepted accounting principles for interim financial information and in the opinion of management, such information reflects all adjustments considered necessary for a fair presentation. Operating results for the interim period are not necessarily indicative of the results to be expected for the full year.

     These combined financial statements and notes should be read in conjunction with the audited combined financial statements and notes of the Exchange and the Attorney-in-Fact for the year ended December 31, 1997 included in pages F-8 through F-24.

2.  COMPREHENSIVE INCOME

     Statement of Financial Accounting Standard No. 130 -- Reporting Comprehensive Income, ("SFAS 130") became effective for years beginning after December 15, 1997 and therefore, is applicable to the Company for the presentation of quarterly financial statements during 1998. For purposes of comparison, all previous financial statements presented include the SFAS 130 disclosures. The Company considers its investment portfolio as available-for-sale and had unrealized gains at each balance sheet date that are reflected as comprehensive income in the Combined Statements of Equity.

     The components of comprehensive income, net of related tax, for the periods ended June 30, 1997 and 1998 are as follows:

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Net income..................................................  $ 7,016    $ 4,835
Other comprehensive income:
  Unrealized appreciation on securities available-for-sale,
     net of deferred taxes..................................    7,414      1,409
                                                              -------    -------
Comprehensive income........................................  $14,430    $ 6,244
                                                              =======    =======

3.  OFF-BALANCE SHEET RISK AND OTHER COMMITMENTS

     On January 13, 1998, the Company implemented an "equity collar" (the "Collar") with a notional value of $85 million around the Company's equity portfolio. The purpose of the Collar was to reduce equity market volatility and to stabilize unassigned surplus. The Collar was constructed using European-style S&P 500 options. At June 30, 1998 unrealized gains on the equity portfolio, of approximately $35 million were offset by the unrealized loss on the Collar of approximately $11 million, both of which are included in the combined balance sheets in the net unrealized appreciation of securities available for sale. The Collar has been accounted for as a hedge transaction held for purposes other than trading. The Collar expired on July 13, 1998, at which time the underlying hedged securities had approximately $38 million of unrealized gains offset by $14 million of unrealized loss on the Collar. To minimize loss exposure due to credit risk, the Company utilizes only those intermediaries that are approved by the Securities Valuation Office of the National Association of Insurance Commissioners.

4.  IMPAIRMENT OF FIXED ASSETS

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121") requires recognition of impairment losses for long-lived assets whenever events or changes in circumstances result in the carrying amount of an asset to exceed the sum of the expected future cash flow associated with the asset. During the second quarter 1998, management began replacing its policy administration system and accordingly recognized an $8.5 million pre-tax charge (impairment of fixed assets) which represents the net book value of the old computer system.

5.  DEFERRED POLICY ACQUISITION COSTS

     The following represents the components of deferred policy acquisition costs and the amounts that were charged to expense for the six months ended June 30, 1998.

Balance at beginning of period..............................  $   100
Cost deferred during the period.............................    9,086
Amortization expense........................................   (4,579)
                                                              -------
Balance at end of period....................................  $ 4,607
                                                              =======

6.  PAYABLE FOR SECURITIES

     The payable for securities of $41.7 million as of June 30, 1998 relates to investment transactions for which trades occurred prior to the quarter end but for which settlement was not finalized until after that date.

7.  ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal years beginning after June 15, 1999. Adoption of this statement is not expected to have a significant impact on the Company's financial position or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

Board of Governors
Medical Inter-Insurance Exchange

Board of Directors
New Jersey State Medical Underwriters, Inc.

     We have audited the accompanying combined balance sheets as of December 31, 1996 and 1997, of Medical Inter-Insurance Exchange and subsidiaries and New Jersey State Medical Underwriters, Inc. and the related combined statements of income, equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the index at F-1. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Medical Inter-Insurance Exchange and subsidiaries and New Jersey State Medical Underwriters Inc. at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey
March 25, 1998

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
                                        ASSETS
Securities available-for-sale:
  Fixed-maturity investments, at fair value (amortized cost:
     1996 -- $762,202; 1997 -- $834,052)....................  $  764,270    $  853,977
  Equity investments, at fair value (cost: 1996 -- $55,334;
     1997 -- $69,020).......................................      67,230        91,580
  Short-term investments....................................      88,197        85,478
                                                              ----------    ----------
          Total investments.................................     919,697     1,031,035
Cash........................................................       6,292           168
Reinsurance recoverable on unpaid losses, net...............      54,568        85,980
Prepaid reinsurance premiums................................      28,500        19,621
Deferred income taxes.......................................      32,544        24,198
Other assets................................................     116,145       119,229
                                                              ----------    ----------
          Total assets......................................  $1,157,746    $1,280,231
                                                              ==========    ==========

                                LIABILITIES AND EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses..................  $  795,449    $  876,721
Premium deposits............................................      37,248        21,024
Unearned premiums...........................................       8,298        20,886
Other liabilities...........................................      60,710        58,159
                                                              ----------    ----------
          Total liabilities.................................     901,705       976,790
                                                              ----------    ----------
Commitments and contingencies (Notes 5 and 6)
EQUITY
Surplus.....................................................     246,964       275,826
Unrealized appreciation on securities available-for-sale,
  net of deferred taxes.....................................       9,077        27,615
                                                              ----------    ----------
          Total equity......................................     256,041       303,441
                                                              ----------    ----------
          Total liabilities and equity......................  $1,157,746    $1,280,231
                                                              ==========    ==========

                            See accompanying notes.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
REVENUES
Net premiums earned........................................  $105,256    $108,182    $123,600
Net investment income......................................    51,760      49,208      54,624
Net realized investment gains..............................    13,149       8,683      10,296
Other revenue..............................................     9,968      11,524      11,870
                                                             --------    --------    --------
          Total revenues...................................   180,133     177,597     200,390
                                                             --------    --------    --------

EXPENSES
Losses and loss adjustment expenses........................   107,889     110,866     122,828
Underwriting expenses......................................    14,743      18,385      26,855
Funds held charges.........................................     5,473       8,626      11,581
Other operating expenses...................................     6,905      10,444       8,179
                                                             --------    --------    --------
          Total expenses...................................   135,010     148,321     169,443
                                                             --------    --------    --------
Income before income taxes.................................    45,123      29,276      30,947
Provision for income taxes.................................    12,108       9,779       2,085
                                                             --------    --------    --------
          Net income.......................................  $ 33,015    $ 19,497    $ 28,862
                                                             ========    ========    ========

                            See accompanying notes.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

                         COMBINED STATEMENTS OF EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                           UNREALIZED
                                                                          APPRECIATION
                                                         SUBORDINATED    (DEPRECIATION)
                                                             LOAN        OF INVESTMENTS,     TOTAL
                                             SURPLUS     CERTIFICATES     NET OF TAXES       EQUITY
                                             --------    ------------    ---------------    --------
Balance at January 1, 1995.................  $194,452      $ 4,604          $(21,161)       $177,895
  Net income...............................    33,015                                         33,015
  Unrealized appreciation of investments,
     net of tax............................                                   40,152          40,152
  Redemption of subordinated loan
     certificates..........................                 (4,604)                           (4,604)
                                             --------      -------          --------        --------
Balance at December 31, 1995...............   227,467           --            18,991         246,458
  Net income...............................    19,497                                         19,497
  Unrealized depreciation of investments,
     net of tax............................                                   (9,914)         (9,914)
                                             --------      -------          --------        --------
Balance at December 31, 1996...............   246,964           --             9,077         256,041
  Net income...............................    28,862                                         28,862
  Unrealized appreciation of investments,
     net of tax............................                                   18,538          18,538
                                             --------      -------          --------        --------
Balance at December 31, 1997...............  $275,826      $    --          $ 27,615        $303,441
                                             ========      =======          ========        ========

                            See accompanying notes.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1995         1996         1997
                                                          ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................................  $  33,015    $  19,497    $  28,862
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation, accretion and amortization...........      3,305        4,308        3,698
     Realized gains.....................................    (13,183)      (8,731)     (10,495)
     Unpaid losses and loss adjustment expenses, net of
       reinsurance recoverable..........................     39,689       49,750       49,860
     Premium deposits, net of prepaid reinsurance
       premiums.........................................       (245)     (30,513)      (5,159)
     Deferred income tax provision......................      2,446          509       (1,637)
     Unearned premiums, net of prepaid reinsurance
       premiums.........................................     (2,493)       3,644       10,402
     Other assets.......................................    (16,421)      (6,143)      (3,682)
     Other liabilities..................................      3,732        8,437       (3,172)
                                                          ---------    ---------    ---------
  Net cash provided by operating activities.............     49,845       40,758       68,677
                                                          ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from fixed-maturity investment sales.........    311,871      606,172      228,055
  Proceeds from fixed-maturity investments matured,
     called, or prepaid.................................     43,212       97,325      121,609
  Proceeds from equity investment sales.................         10        3,386       24,249
  Cost of investments acquired..........................   (395,643)    (704,951)    (448,124)
  Change in short-term investments, net.................      7,054      (35,007)       2,719
  Acquisition of goodwill...............................         --       (1,961)          --
  Other, net............................................     (6,784)      (3,910)      (3,930)
                                                          ---------    ---------    ---------
  Net cash used in investing activities.................    (40,280)     (38,946)     (75,422)
                                                          ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Subordinated loan certificates redeemed...............     (3,977)        (248)          --
  Proceeds from notes payable...........................     22,150       32,900       13,200
  Repayment of notes payable............................    (20,899)     (26,722)     (12,579)
  Other.................................................         --         (289)          --
                                                          ---------    ---------    ---------
  Net cash provided by (used in) financing activities...     (2,726)       5,641          621
                                                          ---------    ---------    ---------
  Net change in cash....................................      6,839        7,453       (6,124)
  Cash at beginning of year.............................     (8,000)      (1,161)       6,292
                                                          ---------    ---------    ---------
  Cash at end of year...................................  $  (1,161)   $   6,292    $     168
                                                          =========    =========    =========

                            See accompanying notes.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND RELATED MATTERS

     The Medical Inter-Insurance Exchange (the "Exchange") was organized as a New Jersey reciprocal insurance exchange by the Medical Society of New Jersey (the "Medical Society") to provide physicians with an alternative to commercial medical professional liability insurance and was approved to begin issuing policies in 1977. A reciprocal exchange under the law of New Jersey is an organization through which individuals, partnerships, trustees or corporations designated as "subscribers" or "members" are authorized to exchange reciprocal or interinsurance contracts with each other. Such contracts are executed by an attorney-in-fact acting on behalf of the subscribers through a power of attorney. New Jersey State Medical Underwriters, Inc. (the "Attorney-in-Fact") manages the Exchange, including the underwriting and issuance of insurance policies, the collection and investment of premiums, and the service and administration of the policyholders and their claims. The Attorney-in-Fact is a corporation that is wholly owned by the Medical Society and was formed for the sole purpose of acting as the attorney-in-fact for the Exchange, which it does pursuant to a management contract that requires the Exchange to reimburse the costs of the Attorney-in-Fact.

     In 1996, the Exchange formed a down-stream holding company, Lawrenceville Holdings, Inc. ("LHI"). On April 16, 1996, LHI acquired all of the common stock of a property and casualty insurance company, Lawrenceville Property and Casualty Co., Inc. ("LP&C"), which is domiciled in Virginia, and is licensed in twenty-two states in the mid-atlantic and southeast regions of the United States.

     The Exchange, LHI, LP&C and the Attorney-in-Fact (collectively, "the Company") provide a wide range of insurance products to the medical profession and health care institutions primarily in the states of New Jersey, Pennsylvania and Texas. The Company's primary business is medical professional liability and it issues claims-made, modified claims made with prepaid extended reporting endorsements and occurrence policies. The Company currently maintains licenses in twenty-nine states.

2.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying combined financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") which differs from statutory accounting practices prescribed or permitted by regulatory authorities. The significant accounting policies followed by the Company that materially affect financial reporting are summarized below:

  Principles of Combination and Consolidation

     The accompanying combined financial statements combine the consolidated financial statements of the Exchange and the Attorney-in-Fact, which are commonly controlled and managed entities. The consolidated financial statements of the Exchange include the accounts of the Exchange, LHI and LP&C. The Exchange's consolidated statements of income, policyholders' equity and cash flows include the activity of LP&C from April 16, 1996, the date of acquisition. The consolidated financial statements of the Attorney-in-Fact include the accounts of the Attorney-in-Fact and its wholly-owned subsidiaries, Medical Brokers, Inc., an insurance broker; Pegasus Advisors, Inc., a reinsurance broker; Hamilton National Leasing Corp. ("Hamilton"), a leasing company; MIIX Healthcare Group, Inc., a health care consulting company; Medical Group Management, Inc. ("MGM"), a managed-care management services company; Lawrenceville Re, Ltd., a Bermuda-based reinsurance company formed on December 7, 1995; and MIIX Capital Management, an investment advisory firm purchased on January 30, 1996. All significant intercompany transactions and balances have been eliminated in the combination and consolidations.

  Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

  Investments

     The Company has designated its entire investment portfolio as available-for-sale. As such, all investments are carried at their fair market values. The Company has no securities classified as "trading" or "held-to-maturity." Transfers to these categories are restricted.

     Changes in fair values of available-for-sale securities, after adjustment of deferred income taxes, are reported as unrealized appreciation or depreciation directly in equity and, accordingly, have no effect on net income.

     For the loan-backed bonds, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of securities. Prepayment assumptions are obtained from both proprietary and broker/dealer estimates and are consistent with the current interest rate and economic environment. When actual prepayments differ significantly from anticipated prepayments, which are assessed at least annually, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security. That adjustment is included in net investment income.

     Derivative financial instruments held are classified as other than trading. As such, all derivatives are carried at their fair market values. Changes in fair values, net of deferred taxes, are reported as unrealized appreciation or depreciation directly in equity and accordingly have no effect on net income.

     Premiums and discounts on investments are amortized to investment income using the interest method over the contractual lives of the investments. Realized investment gains and losses are included as a component of revenues based on a specific identification of the investment sold.

     Short-term investments include investments maturing within one-year and other cash and cash equivalent balances earning interest.

  Losses and Loss Adjustment Expenses

     Estimates for unpaid losses and loss adjustment expenses are based on the Company's evaluation of reported claims and actuarial analyses of the Company's operations since its inception, including assumptions regarding expected ultimate losses and reporting patterns, and estimates of future trends in claim severity and frequency. Although variability is inherent in such estimates, management believes that the reserves for unpaid losses and loss adjustment expenses are adequate. These estimates are reviewed regularly and any adjustments to prior year reserves are reflected in current year operating results.

     The claims made policy sold to physicians and surgeons in New Jersey by the Exchange includes a standard prepaid extended reporting endorsement. The endorsement provides coverage to the insured, triggered by termination of the policy for any reason, for claims incurred during the claims made coverage period but reported after the termination date of the policy. With the prepaid extended reporting endorsement, insureds effectively receive occurrence-like coverage following policy termination. The Exchange accounts for this policy at policy inception as if it provided occurrence coverage. Loss and loss adjustment expense reserves are established for all losses anticipated to be incurred during the coverage period of the policy, whether reported during the life of the policy or during the extended reporting period after policy termination.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Premiums

     Premiums are recorded as earned over the life of the policies to which they apply. Premium deposits represent amounts received prior to the effective date of the new or renewal policy period. The reserve for unearned premiums is determined on a monthly pro-rata basis. Gross premiums include both direct and assumed premiums earned.

  Reinsurance

     Reinsurance premiums, losses, and loss adjustment expenses are accounted for on a basis consistent with the accounting for the original policies issued and the terms of the reinsurance contracts. Premium deposits, unearned premiums, and unpaid losses and loss adjustment expenses are reported gross of reinsurance amounts.

  Deferred Policy Acquisition Costs

     Policy acquisition costs, (primarily commissions, premium taxes and other selling expenses) which vary with and are directly related to the production of business, are capitalized and amortized over the effective period of the related policies. Anticipated investment income is considered in determining if premium deficiencies exist.

  Income Taxes

     Deferred income taxes arise as a result of applying enacted statutory tax rates to the temporary differences between the financial statement carrying value and the tax basis of assets and liabilities.

  Reclassification

     Certain amounts have been reclassified for the prior years to be comparable to the 1997 presentation.

  Cash Flow Reporting

     For purposes of reporting cash-flows, cash consists of amounts held at banks, cash in money market accounts and time deposits with original maturities of generally three months or less.

  Accounting Pronouncements Not Yet Adopted

     In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides new accounting and reporting standards for transfers of financial assets and extinguishments of liabilities. The Company adopted this statement on January 1, 1997 with no significant impact on the Company's financial position or results of operations.

     In December 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-3 "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." The SOP provides guidance for determining when a liability for guaranty fund and other insurance-related assessments should be recognized and how such liability should be measured. The adoption of this statement is not expected to have a significant impact on the Company's financial position or results of operations.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

                                                               1995        1996        1997
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Balance as of January 1, net of reinsurance recoverable of
  $286.3 million, $339.1 million and $394.8 million,
  respectively.............................................  $402,172    $409,565    $400,607
Incurred related to:
  Current year.............................................   107,889     110,866     121,331
  Prior years..............................................        --          --       1,497
                                                             --------    --------    --------
Total incurred.............................................   107,889     110,866     122,828
Paid related to:
  Current year.............................................     3,000       3,630       3,930
  Prior years..............................................    97,496     116,194      73,547
                                                             --------    --------    --------
Total paid.................................................   100,496     119,824      77,477
                                                             --------    --------    --------
Balance as of December 31, net of reinsurance
  recoverable..............................................   409,565     400,607     445,958
Reinsurance recoverable....................................   339,095     394,842     430,763
                                                             --------    --------    --------
Balance, gross of reinsurance..............................  $748,660    $795,449    $876,721
                                                             ========    ========    ========

     Direct losses and loss adjustment expense reserve estimates have been reviewed regularly and adjusted where judged prudent to do so. Medical malpractice business, particularly occurrence or occurrence-like coverage, has a very long development period. Cases may take years to be reported, and, as a rule, take several years to adjust, settle or litigate. In addition, general long term trends impacting ultimate reserve values such as changes in liability standards and expanding views of contract interpretation increase the uncertainty. Information from reviews of estimates of direct losses did not indicate a basis to revise earlier estimates in 1995 and 1996.

4.  INVESTMENTS

     The Company's investment strategy focuses primarily on the purchase of high-quality debt securities, which resulted in the fixed income portfolio's having a Standard and Poor's average quality rating of AA+ at December 31, 1997. The portfolio does not include any investments in real estate or below investment grade securities.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The actual or amortized cost and estimated market value of the Company's available-for-sale securities as of December 31, 1996 and 1997 were as follows:

                                                                  GROSS UNREALIZED     ESTIMATED
                                                     AMORTIZED    -----------------     MARKET
                                                       COST        GAINS     LOSSES      VALUE
                                                     ---------    -------    ------    ---------
                                                                   (IN THOUSANDS)
1996
U.S. Treasury securities and obligations of U.S
  government corporations and agencies.............  $185,971     $ 1,179    $3,244    $183,906
Obligations of states and political subdivisions...   258,775       3,268       429     261,614
Corporate securities...............................    56,607         376       188      56,795
Mortgage-backed and other asset backed
  securities.......................................   260,849       3,168     2,062     261,955
                                                     --------     -------    ------    --------
Total fixed maturity investments...................   762,202       7,991     5,923     764,270
Equity investments.................................    55,334      12,071       175      67,230
                                                     --------     -------    ------    --------
          Total investments........................  $817,536     $20,062    $6,098    $831,500
                                                     ========     =======    ======    ========
1997
U.S. Treasury securities and obligations of U.S
  government corporations and agencies.............  $190,214     $ 4,349    $   56    $194,507
Obligations of states and political subdivisions...   202,386       7,224         5     209,605
Corporate securities...............................   132,875       3,986       567     136,294
Mortgage-backed and other asset backed
  securities.......................................   308,577       5,463       469     313,571
                                                     --------     -------    ------    --------
Total fixed maturity investments...................   834,052      21,022     1,097     853,977
Equity investments.................................    69,020      23,154       594      91,580
                                                     --------     -------    ------    --------
          Total investments........................  $903,072     $44,176    $1,691    $945,557
                                                     ========     =======    ======    ========

     The fair values for fixed maturity securities are based on quoted marked prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services. The fair values for equity securities are based on quoted market prices. At December 31, 1996 and 1997, $52.3 million and $69.7, million respectively, of the Company's equity investments were invested in the Vanguard Institutional Index Fund.

     The amortized cost and estimated fair value of fixed maturity investments at December 31, 1997, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              AMORTIZED    ESTIMATED
                                                                COST       FAIR VALUE
                                                              ---------    ----------
                                                                  (IN THOUSANDS)
Due in one year or less.....................................  $  8,615      $  8,623
Due after one year through five years.......................   124,991       126,725
Due after five years through ten years......................   127,935       132,798
Due after ten years.........................................   263,934       272,260
Mortgage-backed and other asset backed securities...........   308,577       313,571
                                                              --------      --------
          Total.............................................  $834,052      $853,977
                                                              ========      ========

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Major categories of the Company's net investment income are summarized as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Fixed maturity investments............................  $50,624    $46,022    $49,853
Equity investments....................................      564      2,149      1,798
Other.................................................    3,396      3,274      5,700
                                                        -------    -------    -------
  Subtotal............................................   54,584     51,445     57,351
Investment expenses...................................    2,824      2,237      2,727
                                                        -------    -------    -------
Net investment income.................................  $51,760    $49,208    $54,624
                                                        =======    =======    =======

     Realized gains and losses from sales of investments are summarized as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Fixed maturity investments
  Gross realized gains................................  $14,806    $11,522    $ 2,803
  Gross realized losses...............................    1,657      3,279      1,158
                                                        -------    -------    -------
Net realized gains on fixed maturity investments......   13,149      8,243      1,645
Equity investments
  Gross realized gains................................       --        474      8,719
  Gross realized losses...............................       --         34         68
                                                        -------    -------    -------
Net realized gains on equity investments..............       --        440      8,651
                                                        -------    -------    -------
Net realized gains on investments.....................  $13,149    $ 8,683    $10,296
                                                        =======    =======    =======

     The change in the Company's unrealized appreciation (depreciation) on fixed maturity investments was $59,093, $(24,896), and $17,857 for the years ended December 31, 1995, 1996 and 1997, respectively. The corresponding amounts for equity securities were $2,253, $9,643, and $10,664.

     At December 31, 1997, investments in fixed maturity securities with a carrying amount of approximately $6.8 million were on deposit with state insurance departments to satisfy regulatory requirements.

5.  REINSURANCE

     Certain premiums, losses and loss adjustment expenses are ceded to other insurance companies under various reinsurance agreements in-force during 1995, 1996 and 1997. These reinsurance agreements protect

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the underwriting and operating results from unexpected increases in frequency, severity, and acceleration of the payments of losses and loss adjustment expenses, and contain the following significant terms:

      CONTRACT         COVERAGE TYPE          RETENTION             COVERAGE LIMIT              OTHER
      --------         -------------          ---------             --------------              -----
1995 Specific Excess    Per loss       $2-$3 million            $18 million              Aggregate deductible
                                                                                         Aggregate limits
1995 Aggregate Excess   Aggregate      75% loss and ALAE ratio  75% loss and ALAE ratio  Aggregate limit
1996 Specific Excess    Per loss       $2-$3 million            $28 million              Aggregate limits
                                                                                         Aggregate deductible
1996 Aggregate Excess   Aggregate      75% loss and ALAE ratio  75% loss and ALAE ratio  Aggregate limit
1997 Specific Excess    Per loss       $2-$3 million            $38 million              Aggregate deductible
                                                                                         Aggregate limits
1997 Aggregate Excess   Aggregate      75% loss and ALAE ratio  75% loss and ALAE ratio  Aggregate limit

     In 1992, MIIX implemented, on a funds withheld basis, an aggregate excess of loss reinsurance treaty to protect the underwriting and operating results from adverse development for losses and loss adjustment expenses occurring on or before December 31, 1992. Coverage of $300 million is provided under the treaty above a retention of $367 million of losses on the subject business after January 1, 1993.

     The effect of assumed and ceded reinsurance on premiums is summarized in the following table (dollars in thousands):

                               1995                    1996                    1997
                       --------------------    --------------------    --------------------
                       WRITTEN      EARNED     WRITTEN      EARNED     WRITTEN      EARNED
                       --------    --------    --------    --------    --------    --------
Direct...............  $137,291    $136,544    $143,218    $142,399    $162,430    $150,099
Assumed..............       775         345       3,550       2,187      15,478      15,568
Ceded................   (35,303)    (31,633)    (34,595)    (36,404)    (44,252)    (42,067)
                       --------    --------    --------    --------    --------    --------
Net premiums.........  $102,763    $105,256    $112,173    $108,182    $133,656    $123,600
                       ========    ========    ========    ========    ========    ========

     During 1995, 1996 and 1997, approximately $53.4 million, $57.1 million and $66.6 million, respectively, of losses and loss adjustment expenses were ceded to reinsurers.

     The Company remains liable in the event that amounts recoverable from reinsurers are uncollectible. To minimize its exposure to losses from reinsurer insolvencies, the Company enters into reinsurance arrangements with carriers rated "A" or better by A.M. Best. At December 31, 1996 and 1997, the Company held collateral under related reinsurance agreements for all unpaid losses and loss adjustment expenses ceded in the form of funds withheld of $340.3 million and $344.8 million and letters of credit of $93.5 million and $126.0 million, respectively.

     Reinsurance recoverable on unpaid losses, net, included in the Combined Balance Sheets, have been offset by funds withheld under reinsurance treaties. In accordance with the provisions of the reinsurance contracts, the funds withheld are credited with interest at contractual rates ranging from 7.5% to 8.6%, which is recorded as a period expense in the year incurred.

6.  COMMITMENTS, OFF BALANCE SHEET RISK AND OTHER LIABILITIES

     Investment securities with an aggregate market value of $131.2 million and $92.1 million were loaned to various brokers in connection with a securities lending program at December 31, 1996 and 1997, respectively. These securities are returnable on demand and collateralized by cash deposits amounting to approximately 102% of the market value of the securities loaned. Since the Company may demand that a counterparty return the securities which it has borrowed at any time, the Company retains effective control of all assets

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

participating in the securities lending program. The Company receives lending fees and continues to earn interest on the loaned securities.

     In 1997, the Company implemented an "equity collar" (collar) around the Company's equity securities of $81.6 million. An "equity collar" is an option position created with the simultaneous purchase and sale of an equal number of put and call options which serves as a hedge transaction, the purpose of which is to reduce equity market volatility and to protect surplus from significant declines in the market value of the Company's equity securities. This resulting option position establishes both a ceiling and a floor with respect to the financial performance of the underlying asset, upon which the "equity collar" is established, for a specified time period. The collar transaction was executed on July 8, 1997 and expired on January 2, 1998. The collar was constructed using European-style S&P 500 options and as of December 31, 1997, the collar had no unrealized gain or loss. A "European-style" option is an option contract that may be exercised only upon expiration of the contract. To minimize loss exposure due to credit risk, the Company utilizes intermediaries with a Standard and Poor's rating of "AA" or better.

     Hamilton has entered into a loan and security agreement with a bank with respect to financing its leases receivable, which is collateralized by specified leases receivable and the related equipment. Aggregate borrowing under the agreement cannot exceed $22.0 million. The term of the agreement, as amended, is from November 24, 1993 through May 31, 1998. Hamilton was in compliance with this agreement's requirements on December 31, 1996 and 1997. As of December 31, 1996 and 1997 notes payable amounted to $15.4 million and $17.8 million, respectively, with installments due through 2001 with interest rates ranging from 6.775% to 8.865% during 1997.

     The following are the maturities of the Company's notes payable, primarily related to Hamilton (in thousands):


1998.......................................................  $11,342
1999.......................................................    6,081
2000.......................................................    3,210
2001.......................................................    1,238
                                                             -------
                                                             $21,871
                                                             =======

     Interest paid in 1995, 1996 and 1997 was $1.1 million, $1.0 million and $1.7 million, respectively.

     The Company leases office space and office equipment. Rent expense for 1995, 1996 and 1997 was $1.0 million, $1.4 million and $1.5 million, respectively, including rent paid to the Medical Society of New Jersey of $0.6 million, $0.7 million and $0.8 million for 1995, 1996 and 1997, respectively. Minimum future rental obligations for leases currently in effect are as follows (in thousands):


1998.......................................................  $ 2,015
1999.......................................................    1,763
2000.......................................................    1,632
2001.......................................................    1,258
2002.......................................................      926
Thereafter.................................................    2,579
                                                             -------
                                                             $10,173
                                                             =======

     The Company provided a letter of credit on behalf of American Medical Mutual, Inc., A Risk Retention Group, with which it has a service agreement. As of December 31, 1996 and 1997, investments with an

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

approximate value of $1.6 and $1.5 million, respectively included in the accompanying combined financial statements, were pledged to banks in connection with this irrevocable letter of credit.

     The Company has employment contracts with certain officers, which commit the Company to various salary and fringe benefit obligations as specified in the individual agreements.

7.  STATUTORY ACCOUNTING PRACTICES

     The Exchange, domiciled in New Jersey, LP&C, domiciled in Virginia, and Lawrenceville Re, domiciled in Bermuda, prepare statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the New Jersey Department of Banking and Insurance, Virginia Department of Insurance and the Bermuda Registrar of Companies, respectively. "Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Policyholders' surplus and net income, as reported to the domiciliary state insurance departments in accordance with its prescribed or permitted statutory accounting practices for these three companies, are summarized as follows:

                                                       1995        1996        1997
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Statutory net income for the year..................  $ 35,994    $ 20,109    $ 35,645
Statutory surplus at year-end......................   184,651     208,738    $248,050

     The maximum amount of dividends that domestic insurance companies in New Jersey and Virginia can pay to their policyholders without prior approval of the respective Insurance Commissioners is subject to restrictions relating to statutory surplus and statutory net income. No dividends were paid or declared in 1995, 1996 or 1997.

8.  INCOME TAXES

     For federal income tax purposes, the Exchange and the Attorney-in-Fact separately file consolidated returns with their respective subsidiaries.

     The components of the income tax provision in the accompanying statements of income are summarized as follows:

                                                          1995       1996      1997
                                                         -------    ------    -------
                                                                (IN THOUSANDS)
Current provisions:
  Federal..............................................  $ 9,559    $9,008    $ 3,626
  State................................................      103       262         96
                                                         -------    ------    -------
                                                           9,662     9,270      3,722
                                                         -------    ------    -------
Deferred provisions:
  Federal..............................................    2,495       969     (1,884)
  State................................................      (49)     (460)       247
                                                         -------    ------    -------
                                                           2,446       509     (1,637)
                                                         -------    ------    -------
                                                         $12,108    $9,779    $ 2,085
                                                         =======    ======    =======

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of income tax computed at the federal statutory tax rate to total income tax expense is as follows:

                                                         1995       1996       1997
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Federal income tax at 35%.............................  $15,793    $10,247    $10,831
Increase (decrease) in taxes resulting from:
  Tax-exempt interest.................................   (3,893)    (4,490)    (3,583)
  Provision for (reversal of) tax contingencies and
     other tax matters................................        0      5,224     (4,217)
  Other...............................................      208     (1,202)      (946)
                                                        -------    -------    -------
          Total income taxes..........................  $12,108    $ 9,779    $ 2,085
                                                        =======    =======    =======

     Significant components of the Company's deferred tax assets and liabilities are summarized as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Discounting of loss reserves..............................  $33,797    $37,005
  Net operating loss carryforwards..........................    1,125        444
  Other.....................................................    3,922      3,238
  Valuation allowance.......................................     (107)      (258)
                                                              -------    -------
          Total deferred tax assets.........................   38,737     40,429
                                                              -------    -------
Deferred tax liabilities:
  Unrealized gains on fixed maturity investments............      723      6,973
  Unrealized gain on equity investments.....................    4,164      7,896
  Other.....................................................    1,306      1,362
                                                              -------    -------
          Total deferred tax liabilities....................    6,193     16,231
                                                              -------    -------
          Net deferred tax assets...........................  $32,544    $24,198
                                                              =======    =======

     Deferred tax assets, net of valuation allowance, are presently considered by management to be realizable based on the level of anticipated future taxable income. Net deferred tax assets and income tax expense in future years can be significantly affected by changes in enacted tax rates or by unexpected adverse events that would impact management's conclusions as to the ultimate realizability of deferred tax assets.

     At December 31, 1996 and 1997, the Company had income taxes payable included in other liabilities of $7.0 million and $2.6 million, respectively.

     The amount of income taxes paid in 1995, 1996 and 1997 was $4.5 million, $4.0 million and $6.2 million, respectively.

     As a result of developments during 1996 related to Internal Revenue Service examinations, the Company established a provision for tax contingencies of $5,224. During 1997, the Company reached favorable resolutions and was able to release $4,217 of that amount. The federal income tax returns of the Exchange and the Attorney-In-Fact have been examined by the Internal Revenue Service through the years 1994 and 1993, respectively. Management believes the Company has adequately provided for any remaining tax contingencies.

                        MEDICAL INTER-INSURANCE EXCHANGE
                  NEW JERSEY STATE MEDICAL UNDERWRITERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9.  NOTES RECEIVABLE

     The Company held a note receivable of $3.2 million and $3.0 million, included in other assets, at December 31, 1996 and 1997, respectively, from the Medical Society of New Jersey, collateralized by the building in which the Company maintains its home office. The note provides for monthly payments of $40,000, which includes interest at 9.05% until September 1, 2004 and reduced payments thereafter until June 1, 2009.

10.  RETIREMENT PLANS

     The Company provides a noncontributory defined pension plan covering substantially all its employees. The funding policy for the plan is to make minimum annual contributions required by applicable regulations.

     The components of pension expense for 1995, 1996 and 1997 include the following:

                                                         1995       1996       1997
                                                        -------    -------    -------
Service cost..........................................  $   447    $   541    $   560
Interest cost.........................................      309        365        416
Actual return on plan assets..........................   (1,336)    (1,020)    (1,158)
Net amortization and deferral.........................      688        201        217
                                                        -------    -------    -------
Net pension cost......................................  $   108    $    87    $    35
                                                        =======    =======    =======

     The funded status of the Company's plan at December 31, 1996 and 1997 was as follows:

                                                               1996       1997
                                                              -------    -------
Accumulated benefit obligation including vested benefits of
  $3.8 million in 1996 and $4.8 million in 1997.............  $ 3,996    $ 5,163
                                                              =======    =======
Projected benefit obligation................................  $ 5,421    $ 6,737
Plan assets at fair value...................................    7,613      8,718
                                                              -------    -------
Plan assets in excess of projected benefit obligation.......    2,192      1,981
Unrecognized net gain from past experience, which is
  different from that assumed, and effect of changes in
  assumptions...............................................   (3,421)    (3,267)
Unrecognized transition asset being recognized over 15
  years.....................................................     (155)      (133)
                                                              -------    -------
Accrued pension liability...................................  $(1,384)   $(1,419)
                                                              =======    =======

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 8% and 7.5% at December 31, 1996 and 1997, respectively. The expected long-term rate of return on plan assets was 9% in 1995, 1996 and 1997. Plan assets are primarily invested in listed stocks, registered investment company holdings and U.S. government obligations.

     The Company also has a contributory 401(k) Retirement Savings Plan which covers substantially all employees. Employee contributions up to 6% of earnings are matched by the Company at a rate of 50(cent) per $1.00. The maximum contribution by an employee for 1997 cannot exceed $9,500. Total contributions by employees amounted to $0.7 million in 1995, 1996 and 1997. Employer contributions for the same period totaled $0.2 million, $0.3 million and $0.3 million, respectively.

11.  PLAN OF REORGANIZATION

     In 1997, the Exchange's Board of Governors unanimously approved a plan to convert from a reciprocal insurance exchange to a New Jersey domestic stock insurer. On March 5, 1998, the Commissioner of Banking and Insurance of the State of New Jersey approved this plan subject to ratification by members of the Exchange at a special meeting to be scheduled in mid-year 1998.

                                   SCHEDULE I

      SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN RELATED PARTIES
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                     AMOUNT ON
                                                           COST      FAIR VALUE    BALANCE SHEET
                                                         --------    ----------    -------------
Fixed Maturities:
Bonds:
  United States Government and government agencies and
     authorities.......................................  $410,855    $  419,735     $  419,735
  States, municipalities and political subdivisions....   202,386       209,605        209,605
  Public Utilities.....................................       948           970            970
  All other corporate bonds............................   218,263       222,067        222,067
  Certificates of Deposit..............................     1,600         1,600          1,600
                                                         --------    ----------     ----------
     Total Fixed Maturities............................   834,052       853,977        853,977
                                                         --------    ----------     ----------
Equity Securities:
  Common Stock:
     Public Utilities..................................       493           668            668
     Banks, trust and insurance companies..............     3,940         4,745          4,745
     Industrial, miscellaneous and all other...........    10,107        13,923         13,923
     Mutual Funds......................................    51,980        69,744         69,744
  Non-redeemable preferred stock.......................     2,500         2,500          2,500
                                                         --------    ----------     ----------
     Total Equity Securities...........................    69,020        91,580         91,580
                                                         --------    ----------     ----------
Short-term Investments.................................    85,478        85,478         85,478
                                                         --------    ----------     ----------
Total Investments......................................  $988,550    $1,031,035     $1,031,035
                                                         ========    ==========     ==========

                                                                         ANNEX A

                             PLAN OF REORGANIZATION

                                       OF

                 MEDICAL INTER-INSURANCE EXCHANGE OF NEW JERSEY

                          AS FILED WITH THE NEW JERSEY
                      DEPARTMENT OF BANKING AND INSURANCE
                                       ON
                                OCTOBER 16, 1997

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I: DEFINITIONS......................................  A-1
ARTICLE II: APPROVAL BY THE COMMISSIONER....................  A-3
  2.1  Application..........................................  A-3
  2.2  Commissioner's Public Hearing........................  A-3
  2.3  Approval of Plan.....................................  A-3
ARTICLE III: APPROVAL BY MEMBERS............................  A-3
  3.1  Member Vote..........................................  A-3
  3.2  Notice of Members' Meeting...........................  A-4
  3.3  Certification........................................  A-4
ARTICLE IV: THE REORGANIZATION..............................  A-4
  4.1  Holding Company and Stock Insurer....................  A-4
  4.2  Effect of Reorganization.............................  A-4
  4.3  Conditions to Effectiveness of Plan..................  A-4
  4.4  Initial Public Offering..............................  A-5
ARTICLE V: POLICIES.........................................  A-5
  5.1  Policies.............................................  A-5
  5.2  Who is a Named Insured...............................  A-5
  5.3  In Force.............................................  A-5
ARTICLE VI: ALLOCATION OF CONSIDERATION TO DISTRIBUTEES.....  A-6
  6.1  Allocation of Consideration..........................  A-6
  6.2  Payment of Consideration.............................  A-6
ARTICLE VII: ACQUISITION OF THE UNDERWRITER.................  A-7
  7.1  Stock Purchase Agreement.............................  A-7
  7.2  Determination of Consideration for Stock of the
     Underwriter............................................  A-7
ARTICLE VIII: ADDITIONAL PROVISIONS.........................  A-7
  8.1  Assumption Certificates..............................  A-7
  8.2  Notices..............................................  A-7
  8.3  Adjustment of Share Numbers..........................  A-7
  8.4  Authority to Remedy Errors...........................  A-7
  8.5  Corrections..........................................  A-7
  8.6  Amendment of the Plan................................  A-7
  8.7  Extension of Time Periods............................  A-7
  8.8  Abandonment of Plan..................................  A-7
  8.9  Costs and Expenses...................................  A-7
  8.10 Addresses of Members.................................  A-8
  8.11 Governing Law........................................  A-8
  8.12 Confidentiality......................................  A-8

EXHIBIT A  --   Form of Certificate of Incorporation of the Holding Company
                (omitted from this copy)
EXHIBIT B  --   Form of By-Laws of the Holding Company (omitted from this
                copy)
EXHIBIT C  --   Form of Certificate of Incorporation of the Stock Insurer
                (omitted from this copy)
EXHIBIT D  --   Form of By-Laws of the Stock Insurer (omitted from this
                copy)
EXHIBIT E  --   Form of Assumption Reinsurance and Administration Agreement
                between the Company and the Stock Insurer (omitted from this copy)
EXHIBIT F  --   Form of Assignment and Assumption Agreement between the
                Company and the Stock Insurer (omitted from this copy)
EXHIBIT G  --   Form of Stock Purchase Agreement between and among the
                Holding Company and the Medical Society of New Jersey
                (omitted from this copy)

                             PLAN OF REORGANIZATION
                                       OF
                 MEDICAL INTER-INSURANCE EXCHANGE OF NEW JERSEY

     This Plan of Reorganization, which has been adopted by the Board of Governors (the "Board") of Medical Inter-Insurance Exchange of New Jersey (the "Company"), a reciprocal insurer organized under Chapter 50, Title 17 of the New Jersey Statutes, at a meeting duly called and held at the offices of the Company on October 15, 1997 (the "Adoption Date"), provides for the reorganization of the Company from a reciprocal insurer into a New Jersey stock domestic stock insurer owned by a Delaware stock holding company.

     The principal purposes for the Company's reorganization are to enhance the Company's strategic and financial flexibility and to provide Distributees with
(i) marketable stock of The MIIX Group, Incorporated (the "Holding Company"), a newly-formed corporation that upon the effectiveness of this Plan of Reorganization will become the holding company for MIIX Insurance Company (the "Stock Insurer"), the successor to the Company, or, (ii) in certain cases, cash. THE REORGANIZATION WILL NOT IN ANY WAY CHANGE PREMIUMS OR REDUCE POLICY BENEFITS OR OTHER POLICY OBLIGATIONS PROVIDED UNDER EXISTING POLICIES ISSUED TO THE COMPANY'S POLICYHOLDERS.

     At present, the Company can increase its capital primarily through retained surplus contributed by its business. The Company's management believes that in the long term this source will not be sufficient to meet its business objectives. The Company's business has generated significant contributions to statutory surplus, but management believes that growth is necessary to remain an effective, competitive, financially secure insurer in the future and that such growth requires additional permanent capital beyond that which can be internally generated. Upon reorganization, the Stock Insurer, the successor to the Company, will have a corporate structure that will enable it to access the capital markets through its proposed parent Holding Company. This new corporate structure will enable the successor to the Company to obtain capital from a variety of sources, including through an initial public offering of the common stock of the Holding Company, which may be conducted at the discretion of the Board concurrent with or at any time after the effectiveness of the reorganization of the Company as set forth herein. In addition, the new corporate structure will facilitate potential acquisitions by creating a more flexible corporate organization which, among other things, will permit the issuance of stock to consummate such acquisitions. Finally, the reorganization of the Company pursuant to this Plan of Reorganization will provide Distributees with marketable shares of Holding Company stock or cash.

     The Company and the Board intend that the reorganization, including the transfer of assets of the Company to the Stock Issuer as described in Section
4.2 below and the distribution of Holding Company Stock to Members, qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

                             ARTICLE I: DEFINITIONS

     As used in this Plan of Reorganization, the following terms have the following meanings:

     "Adoption Date" has the meaning specified in the first paragraph hereof.

     "Allocable Shares" means 12 million shares of common stock of the Holding Company.

     "Board" has the meaning specified in the first paragraph hereof.

     "Certificate of Authority" has the meaning specified in Section 4.3.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning specified in the first paragraph hereof.

     "Commissioner" means the Commissioner of Banking and Insurance of the State of New Jersey, or such governmental officer, body or authority as may succeed such Commissioner as the primary regulator of the Company's insurance business under applicable law.

     "Conversion Value" means the price per share at which Holding Company Stock is offered to the public in the Initial Public Offering, or, if no Initial Public Offering shall have been made, the price per share that would reflect the economic value of the Holding Company Stock as determined in good faith by the Board.

     "Distributee" means a Member or a Look-Back Insured.

     "Effective Date" has the meaning specified in Section 4.3.

     "Effective Time" has the meaning specified in Section 4.3.

     "Final Order Date" has the meaning specified in Section 4.3.

     "Holding Company" means The MIIX Group, Incorporated, a corporation organized under the laws of the State of Delaware.

     "Holding Company Stock" means the shares of common stock, par value $.01 per share, of the Holding Company.

     "In Force" has the meaning specified in Section 5.3.

     "Information Statement" has the meaning specified in Section 3.2.

     "Initial Public Offering" means an initial public offering by the Holding Company of shares of Holding Company Stock.

     "Look-Back Insured" means a Person who is not a Member, but who at any time during the three-year period prior to the Adoption Date was the Named Insured in one or more Policies issued by the Company and who, therefore, was a member of the Company during such period under Article II of the Company's Rules & Regulations.

     "Member" means a Person who is the Named Insured in one or more Policies that are In Force on the Adoption Date and who, therefore, is a member on the Adoption Date under Article II of the Company's Rules & Regulations.

     "Members' Meeting" has the meaning specified in Section 3. 1.

     "Membership Interests" means, as of the Effective Date, all the rights or interests of Members of the Company at such time arising under the Rules and Regulations of the Company or otherwise by law, including, but not limited to, any right to vote and any right to a return of the surplus of the Company, which may exist with regard to the surplus of the Company not apportioned or declared prior to the Effective Date by the Board for policyholder dividends. For purposes of the Plan of Reorganization, Membership Interests shall not include any other right expressly conferred by an insurance policy.

     "Named Insured" shall have the meaning specified in Section 5.2.

     "Person" means a natural person. A Person who is the Named Insured of Policies in more than one legal capacity (e.g., a trustee under separate trusts) shall be deemed to be a separate Person in each such capacity.

     "Plan of Reorganization" means this Plan of Reorganization (including all Exhibits hereto), as it may be amended from time to time in accordance with
Section 8.7.

     "Policy" has the meaning specified in Section 5.1.

     "Public Hearing" has the meaning specified in Section 2.2.

     "Stock Insurer" means MIIX Insurance Company, a newly-incorporated New Jersey domestic stock insurer that is a wholly owned subsidiary of the Holding Company and is the successor to the Company.

     "Transfer Agent" means the transfer agent to be designated by the Company, or its successors or assigns.

     "Underwriter" means New Jersey State Medical Underwriters, Inc., a New Jersey Corporation that is the attorney-in-fact for the Company.

                    ARTICLE II: APPROVAL BY THE COMMISSIONER

     2.1. Application. The Company shall seek the approval of the Commissioner for the reorganization of the Company into a stock insurer owned by a stock holding company, as set forth in Article IV below by filing with the Commissioner an application including the following documents:

          (a) this Plan of Reorganization, including all exhibits hereto;

          (b) a certification that this Plan of Reorganization has been duly adopted by a vote of at least two-thirds of the members of the Board; and

          (c) any other additional information as the Commissioner may reasonably request.

In addition, the Holding Company shall file with the Commissioner an application for the formation of the Stock Insurer containing all required documents.

     2.2. Commissioner's Public Hearing. (a) This Plan of Reorganization is subject to the approval of the Commissioner after a hearing thereon (the "Public Hearing"), which shall be held pursuant to procedures established by the Commissioner under New Jersey law and regulations.

     2.3. Approval of Plan. The Commissioner shall make a determination whether to approve the Plan of Reorganization after the completion of the Public Hearing. The Stock Insurer shall be formed and licensed to do business for the same lines of insurance currently permitted of the Company upon the entry of an order by the Commissioner approving the Plan and the transactions contemplated thereby.

                        ARTICLE III: APPROVAL BY MEMBERS

     3.1. Member Vote. After the Commissioner's determination to approve the Plan, the Company shall hold a special meeting of Members (the "Members' Meeting"). At such Members' Meeting, the Members shall be entitled to vote on the proposal to approve the Plan of Reorganization.

          (a) The Plan of Reorganization is subject to the approval of not less than two-thirds of the votes of the Members voting thereon in person or by proxy at the Members' Meeting.

          (b) Based upon the Company's records and pursuant to Article II, Section Three of the Company's Rules and Regulations, each Member shall be entitled to one vote.

     3.2. Notice of Members' Meeting. (a) The Company shall mail notice of the Members' Meeting to all Members. The notice shall set forth the reasons for the vote and the time and place of the Members' Meeting. Such notice shall be sent by first class mail to the address of each Member as it appears on the records of the Company, at least 30 days prior to the Members' Meeting and shall be in a form satisfactory to the Commissioner.

          (b) Such notice of such Members' Meeting shall include an information statement (the "Information Statement") containing the following information:

             (i) a copy of the Plan;

             (ii) a copy of the Commissioner's order approving the Plan;

             (iii) an explanation of the Plan;

             (iv) a copy of an opinion from a nationally-recognized investment banking firm to the effect that the Plan is fair from a financial point of view as at the date of such opinion; and

             (v) a description of the Company's business, including financial statements.

     3.3. Certification. Promptly after the Members' Meeting, the Company shall file a certification with the Commissioner setting forth the vote and certifying whether the Plan of Reorganization was approved by at least two-thirds of the votes of the Members voting in person or by proxy at the Members' Meeting.

                         ARTICLE IV: THE REORGANIZATION

     4.1.  Holding Company and Stock Insurer.  Prior to the Effective Time,
(i) the Holding Company shall exist as a duly organized Delaware corporation that is a wholly-owned subsidiary of the Company, and (ii) the Holding Company shall own 100% of the stock of the Stock Insurer, which shall be a duly organized New Jersey insurer.

     4.2.  Effect of Reorganization.  (a) At the Effective Time:

             (i) pursuant to the Assumption Reinsurance and Administration Agreement between the Company and the Stock Insurer substantially in the form attached hereto as Exhibit E and the Assignment and Assumption Agreement between the Company and the Stock Insurer substantially in the form attached hereto as Exhibit F, all of the assets of the Company, except the voting stock of the Holding Company, and the cash to be distributed to Distributees pursuant to Article VI hereunder, shall be transferred to the Stock Insurer, in exchange, all of the Company's insurance and non-insurance liabilities shall be assumed by the Stock Insurer without recourse to the Company;

             (ii) pursuant to the Stock Purchase Agreement between and among the Holding Company and The Medical Society of the State of New Jersey substantially in the form attached hereto as Exhibit G (the "Stock Purchase Agreement"), the Holding Company shall acquire 100% of the stock of the Underwriter, in exchange for newly-issued Holding Company Stock and cash, pursuant to a formula as set forth in Section 7.2 below;

             (iii) Distributees shall be entitled to receive Holding Company Stock or cash, allocated pursuant to Article VI hereof;

             (iv) all Membership Interests shall be extinguished; and

             (v) the Company shall dissolve.

          (b) On the Effective Date, the Company shall cause to be issued to the Transfer Agent, for the respective accounts of the Distributees entitled to receive such stock pursuant to Article VI, a number of shares of Holding Company Stock determined in accordance with Article VI.

          (c) As promptly as possible after the Effective Date, the Transfer Agent shall transfer to the Distributees such shares of Holding Company Stock, allocated in accordance with Article VI, as are registered in the respective names of such Distributees. As promptly as possible after the Effective Date, the Holding Company shall pay or cause the Company to pay or credit cash consideration to eligible Distributees in accordance with
     Article VI.

     4.3. Conditions to Effectiveness of Plan. The effectiveness of the Plan is subject to the conditions that:

             (i) the Company has received an opinion from a nationally-recognized investment banking firm to the effect that the Plan is fair from a financial point of view as at the date of such opinion;

             (ii) the Company has received on or prior to the Effective Date rulings from the Internal Revenue Service or opinions of its tax advisors substantially to the effect that the transfer of Company's assets to, and assumption of its liabilities by, the Stock Insurer, and dissolution of the Company, shall qualify as a tax-free reorganization.

             (iii) the Members shall have approved the Plan as specified in
        Section 3.3 hereof;

             (iv) the Underwriter shall cancel all powers of attorney entered into with any applicant for insurance with the Company;

             (v) all requisite approvals of the Assumption Reinsurance and Administration Agreement shall have been obtained;

             (vi) the Company shall have filed with the Commissioner the certificate set forth in Section 3.3 hereof and a certificate stating that the conditions set forth in clause (ii) -- (v) have been satisfied; and

             (vii) the order of the Commissioner set forth in Section 2.5 has become final (the date of such event the "Final Order Date"), and the Commissioner shall have issued a certificate of authority (the "Certificate of Authority") to the Stock Insurer to do business for the same lines of insurance currently permitted of the Company and shall have granted to the Stock Insurer any required rate and form approvals.

The effective date of the Plan of Reorganization (the "Effective Date") shall be the date on which the Certificate of Authority issued by the Commissioner becomes effective, provided that in no event shall the Effective Date be less than 30 days after the Final Order Date nor more than 12 months after the Final Order Date, unless such period is extended by the Commissioner. The Plan of Reorganization shall be deemed to have become effective on the Effective Date at the time specified in the Certificate of Authority (the "Effective Time").

     4.4. Initial Public Offering. An Initial Public Offering may be conducted at the discretion of the Board concurrent with or at any time after the Effective Date.

                              ARTICLE V: POLICIES

     5.1. Policies. Each insurance policy duly issued by the Company is deemed to be a Policy for purposes of this Plan of Reorganization.

     5.2. Who is a Named Insured. The Named Insured in any Policy as of any date shall be determined on the basis of the Company's records as of such date in accordance with the following provisions;

          (a) The Named Insured in a Policy shall be as shown on the Policy Declarations page in the Company's records.

          (b) The Named Insured in a Policy that is a group insurance policy shall be the Person or Persons specified as Named Insureds.

          (c) Except as otherwise set forth in this Article V, the identity of the Named Insured of a Policy shall be determined without giving effect to any interest of any other Person in such Policy.

          (d) In any situation not expressly covered by the foregoing provisions of this Section 5.2, the first Named Insured, as reflected on the records of, and as determined in good faith by, the Company, shall conclusively be presumed to be the Named Insured in such Policy for purposes of this
     Section 5.2, provided such Named Insured is a Person, and the Company shall not be required to examine or consider any other facts or circumstances.

          (e) Any dispute as to the identity of the Named Insured in a Policy or the right to vote or receive consideration shall be resolved by the Company in accordance with the foregoing.

     5.3. In Force. (a) A Policy shall be deemed to be in force ("In Force") as of any date if, as shown on the Company's records, (1)(i) such Policy has been issued and the status of such Policy has been changed from pending to in force on the Company's records, or (ii) in the case of an individual Policy, the Company's administrative office has received by such date in respect of such Policy an application, complete on its face, together with payment of the full initial premium (unless submission of such premium is precluded by the Company's underwriting rules), provided that any Policy referred to in this clause (ii) is issued as applied for and the status of such Policy has been changed from pending to in force on the Company's records within 30 days of such date, and
(2) such Policy has not been surrendered, canceled or otherwise terminated; provided that a Policy shall be deemed to be In Force after lapse for nonpayment of premiums until expiration of any applicable grace period (or other similar period however designated in such Policy) during which the Policy is in full force for its basic benefits.

          (b) A Policy shall not be deemed to be In Force merely because, prior to the date on which such Policy was issued, insurance coverage may have been provided by a binder of coverage.

          (c) A Policy shall not be deemed to be In Force as of any date if the Policy is returned to the Company and all return premiums due have been refunded within 60 days after such date.

            ARTICLE VI:  ALLOCATION OF CONSIDERATION TO DISTRIBUTEES

     6.1. Allocation of Consideration. (a) The consideration to be given to Distributees shall be shares of Holding Company Stock, or, as set forth in
Section 6.2(b), cash. Solely for purposes of calculating the amount of such consideration, each Distributee will be allocated (but not issued) shares of Holding Company Stock in accordance with this Article VI.

          (b) Each Distributee shall be allocated a pro rata share of the Holding Company Stock held by the Company after the purchase of the Underwriter, in proportion to the percentage that direct premium earned by the Company attributable to such Distributee, less return premiums, over the three years prior to the Adoption Date bears to direct premium earned by the Company attributable to all Distributees, less return premiums, over the three years prior to the Adoption Date.

          (c) The number of shares of Holding Company Stock calculated in accordance with Section 6.1(b) in respect of each Distributee shall be the sum of the number of shares of Holding Company Stock after rounding such number to the nearest integral number of shares (with one-half being rounded upward). Because of such rounding, the aggregate number of certain Distributees' Holding Company Stock will not necessarily be precisely equal to the such Distributee's pro rata proportion of direct premium earned by such Distributee over the three years prior to the Adoption Date.

     6.2. Payment of Consideration. (a) The Company shall be deemed to issue to the Transfer Agent for the account of each Distributee a number of shares of Holding Company Stock equal to the number of shares of Holding Company Stock allocated to such Distributee, except that a Distributee shall not be issued such shares of Holding Company Stock and shall instead be paid cash (in an amount determined pursuant to subsection (b) of this Section 6.2) based on the number of shares of Holding Company Stock allocated to such Distributee as provided in this Article VI.

          (b) A Distributee shall not be issued such shares of Holding Company Stock and shall instead be paid cash based on the number of shares of Holding Company Stock allocated to such Distributee as provided in this
     Article VI if: (i) shares of Holding Company Stock are allocable to a Distributee whose address for mailing purposes as shown on the records of the Company is located outside the States of the United States of America or is shown on the Company's records to be an address at which mail to such Distributee is undeliverable, or (ii) such Distributee is allocated an integral number of shares of Holding Company Stock that is less than or equal to 99 (as each such number is subject to proportional adjustment as provided in Section 8.3).

          (c) If consideration is to be paid or credited to a Distributee in cash, the amount of such consideration shall be equal to the number of shares of Holding Company Stock allocable to such Distributee as provided in this Article VI multiplied by the Conversion Value. Payment shall be made by check, net of any applicable withholding tax, as soon as reasonably practicable after the Effective Date.

          (d) In the event that a Person who is a Distributee is the Named Insured in more than one Policy, any calculation of consideration to be allocated to such Distributee shall aggregate earned premium under all Policies in which such Person is the Named Insured.

                  ARTICLE VII: ACQUISITION OF THE UNDERWRITER

     7.1. Stock Purchase Agreement. Pursuant to the terms of the Stock Purchase Agreement, the Holding Company shall acquire on the Effective Date 100% of the stock of the Underwriter in exchange for specified, negotiated consideration consisting of shares of Holding Company Stock and cash in an amount of $11.1 million.

     7.2. Determination of Consideration for Stock of The Underwriter. The consideration for the stock of the Underwriter was determined in negotiations with The Medical Society of the State of New Jersey. Consideration to be paid to The Medical Society of the State of New Jersey is set forth in a formula in the Stock Purchase Agreement.

                      ARTICLE VIII:  ADDITIONAL PROVISIONS

     8.1. Assumption Certificates. Pursuant to the Assumption Reinsurance Agreement between the Company and the Stock Insurer, on or after the Effective Date, the Stock Insurer shall mail assumption certificates to all current policyholders of the Company to transfer by assumption reinsurance the obligations of the Company to the Stock Insurer.

     8.2. Notices. If the Company complies substantially and in good faith with the requirements of this Plan of Reorganization with respect to the giving of any required notice to policyholders or Members, its failure in any case to give such notice to any person or persons entitled thereto shall not impair the validity of the actions and proceedings taken under this Plan of Reorganization or entitle such person to any injunctive or other equitable relief with respect thereto.

     8.3. Adjustment of Share Numbers. Subject to the Commissioner's approval, by vote of the Company's Board or a duly authorized committee thereof at any time before the Effective Date, the Company may adjust the number of shares of Holding Company Stock set forth in the definition of Allocable Shares. Upon such an adjustment, the following numbers of shares of Holding Company Stock in the Plan of Reorganization shall be adjusted proportionately; (a) the number of shares set forth in the definition of Allocable Shares in Article I, and (b) the number of shares of Holding Company Stock expected to be outstanding on the Effective Date. The number of shares resulting from any such adjustment shall be rounded up to the next higher whole share.

     8.4. Authority to Remedy Errors. Subject to the terms of the Plan of Reorganization and with, the prior approval of the Commissioner, at or after the Effective Date, the Holding Company may issue additional shares of Holding Company Stock and take any other action it deems appropriate to remedy errors or miscalculations made in connection with this Plan of Reorganization.

     8.5. Corrections. The Company may make such modifications as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in this Plan of Reorganization. After the conclusion of the Public Hearing, any such modification shall be made only with the prior approval of the Commissioner.

     8.6. Amendment of The Plan. Prior to the conclusion of the Public Hearing, the Plan of Reorganization may be amended by the vote of at least two-thirds of the members of the Board.

     8.7. Extension of Time Periods. Any time periods for action by the Commissioner set forth in this Plan may be extended with the consent of the Company.

     8.8. Abandonment of Plan. The Company may, by at least a two-thirds vote of the Board and upon reasonable notice to the Commissioner, abandon the Plan of Reorganization at any time before the issuance of the Certificate of Authority by the Commissioner.

     8.9. Costs and Expenses. All reasonable out-of-pocket costs of the Commissioner related to the review of the Plan of Reorganization shall be paid by the Company and/or the Holding Company.

     8.10. Addresses of Members. The mailing address of a Member as of any date for purposes of this Plan of Reorganization shall be the Member's last known address as shown on the records of the Company as of such date.

     8.11. Governing Law. The terms of the Plan of Reorganization shall be governed by and construed in accordance with the laws of the State of New Jersey.

     8.12. Confidentiality. All information relating to the Plan of Reorganization, other than information which has become part of the record for the Public Hearing, shall be given confidential treatment and shall not be made public by the Commissioner or any other person without the prior written consent of the Company unless the Commissioner, after giving the Company and its affiliates who would be affected thereby notice and opportunity to be heard, determines that the interests of policyholders or the public will be served by the publication thereof, in which event the Commissioner may publish all or any part thereof in such manner as the Commissioner may deem appropriate.

     IN WITNESS WHEREOF, Medical Inter-Insurance Exchange, by authority of its Board of Governors, has caused this Plan of Reorganization to be duly executed this 15th day of October, 1997.

                                          MEDICAL INTER-INSURANCE
                                          EXCHANGE OF NEW JERSEY

                                          By  DANIEL GOLDBERG
                                          --------------------------------------
                                          Daniel Goldberg
                                          President & Chief Executive Officer
                                          New Jersey State Medical Underwriters,
                                          Inc.
                                          Attorney-in-Fact for
                                          Medical Inter-Insurance Exchange of
                                          New Jersey

Attest:
CATHERINE E. WILLIAMS
Catherine E. Williams
Assistant Corporate Secretary
New Jersey State Medical Underwriters, Inc.
Attorney-in-Fact for
Medical Inter-Insurance Exchange of New Jersey

                                                                         ANNEX B

                              STATE OF NEW JERSEY
                      DEPARTMENT OF BANKING AND INSURANCE

IN THE MATTER OF THE REORGANIZATION
OF THE MEDICAL INTER-INSURANCE
EXCHANGE

                                                       ORDER APPROVING
                                                   PLAN OF REORGANIZATION

     This matter having been opened by the Commissioner of Banking and Insurance ("Commissioner"), State of New Jersey pursuant to the authority of N.J.S.A. 17:1-15e, 17:17-10, 17:50-1 et seq. and all powers expressed or implied therein; and

     IT APPEARING that the Medical Inter-Insurance Exchange ("MIIX") is a reciprocal insurance exchange formed in 1977 pursuant to N.J.S.A. 17:50-1 et seq. and is governed by a Board of Governors elected by its members/policyholders; and

     IT FURTHER APPEARING that MIIX was formed under the auspices of the Medical Society of New Jersey ("Medical Society"), a physician trade association, initially in order to create a medical malpractice insurer committed to service the Medical Society's membership; and

     IT FURTHER APPEARING that MIIX is managed by an attorney-in-fact, New Jersey State Medical Underwriters, Inc. ("Medical Underwriters") which is wholly owned by the Medical Society; and

     IT FURTHER APPEARING that MIIX has matured into a significant insurer of medical malpractice liability in New Jersey, with a significant share of the New Jersey medical malpractice insurance market; and that in addition to New Jersey, MIIX is licensed and conducts business in Connecticut, Pennsylvania, Delaware, Maryland and Kentucky, and is also licensed to transact business in Michigan, Vermont and West Virginia;

     IT FURTHER APPEARING that on October 16, 1997, the MIIX Board of Governors filed with the Department of Banking and Insurance ("Department") a plan of reorganization by which MIIX would change its structure from a reciprocal insurance exchange into a domestic stock insurer; and

     IT FURTHER APPEARING that the stated purpose for the reorganization is to provide MIIX with a corporate structure that will enable it to access capital markets through its parent holding company, and thus provide a long-term source of permanent capital to allow the company to grow and develop new business as well as strengthen its ability to meet all of its commitments, thereby permitting growth necessary for it to remain an effective, competitive, financially secure insurer in the future; and

     IT FURTHER APPEARING that the plan of reorganization consists of the following:

          1. Formation of the MIIX Group, Inc. ("MIIX Group"), which will be the ultimate parent company of all of the MIIX companies upon the effective date of the plan and will wholly own MIIX Insurance Company;

          2. Formation of MIIX Insurance Company ("New MIIX"), to be a New Jersey domiciled stock insurer and successor to MIIX;

          3. The assumption of all existing MIIX business and liabilities by New MIIX;

          4. The allocation and distribution of MIIX Group's stock and cash by which MIIX Group will acquire 100 percent of the stock of Medical Underwriters from the Medical Society and all subsidiaries of Medical Underwriters, and the distribution of MIIX Group's stock or equivalent cash to current members of MIIX as defined in its rules and regulations ("members"), and former MIIX members who were insured at any time during the three years prior to the plan adoption date ("look back insureds").

     The amount of stock will be based on MIIX direct premium on, less any return premium (that is, net earned premium), attributable to each member and look back insured over the three years prior to the plan adoption date. Pursuant to the plan, cash will be distributed instead of stock to members and look back insureds where the allocation would be less than 100 shares; and

          5.  The dissolution of MIIX as a reciprocal exchange; and

     IT FURTHER APPEARING that the Department reviewed the plan and related documents and information, and provided notice of the proposed plan both by publication in the December 1, 1997 issue of the New Jersey Register and by mail to persons comprising the Department's mailing list for the Insurance Division; and

     IT FURTHER APPEARING that following the review of the plan by the Department staff, the Department sought comments, views and relevant data from interested parties and the public, and pursuant to N.J.S.A. 52:14B-4g, held a hearing on December 22, 1997 to receive public comment from interested parties regarding whether the proposed plan should be approved; and

     IT FURTHER APPEARING that the Department accepted written comments until December 31, 1997 from interested parties regarding the proposed plan as well as any additional documentation or responses from comments from MIIX; and

     IT FURTHER APPEARING that the Department received two timely written comments from MIIX member insureds on the proposed plan; and

     IT FURTHER APPEARING that the Hearing Officer for the hearing filed a report dated March 3, 1998 that recommended that the proposed plan of reorganization as filed by MIIX on October 16, 1997 be approved, subject to the conditions of approval by the MIIX membership in accordance with its rules of governance and the formation of New MIIX in accordance with applicable law; and

     IT FURTHER APPEARING that upon review of the Hearing Officer's Report and the recommendations set forth therein, and for the reasons set forth therein, I find that it is appropriate to approve the proposed plan of reorganization subject to the conditions set forth in the Hearing Officer's Report dated March 3, 1998.

     THEREFORE, IT IS ON this 5th day of March, 1998,

     ORDERED that the proposed plan of reorganization as filed by MIIX on October 16, 1997 is approved, subject to the conditions of authorization and approval by the MIIX membership in accordance with its rules of governance, and the formation of New MIIX in accordance with applicable law.

                                          /s/ ELIZABETH RANDALL
                                          --------------------------------------
                                          Elizabeth Randall
                                          Commissioner

---------------------------------------------------------------
---------------------------------------------------------------

     NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                               PAGE
                                               ----
Additional Information.......................    3
Forward-Looking Statements...................    4
Prospectus Summary...........................    5
Risk Factors.................................   14
The Reorganization...........................   21
The Subscription Offering....................   25
Use of Proceeds..............................   26
Dividend Policy..............................   26
Capitalization...............................   27
Selected Financial and Operating Data........   28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................   29
Business.....................................   38
Management...................................   54
Ownership of Common Stock....................   63
Description of Capital Stock.................   65
Shares Eligible for Future Sale..............   68
Underwriting.................................   69
Legal Matters................................   70
Experts......................................   70
Glossary of Selected Insurance Terms.........   71
Glossary of Reorganization and Subscription
  Offering Terms.............................   74
Index to Financial Statements................  F-1

     UNTIL           , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

---------------------------------------------------------------
---------------------------------------------------------------

---------------------------------------------------------------
---------------------------------------------------------------
                                  ,000,000 SHARES
                                THE MIIX GROUP,
                                  INCORPORATED

                                  COMMON STOCK

                              THE MIIX GROUP LOGO
                                   ---------
                                   PROSPECTUS
                                         , 1998
                                   ---------
                              SALOMON SMITH BARNEY
                     FRIEDMAN BILLINGS, RAMSEY & CO., INC.
                         THE ROBINSON-HUMPHREY COMPANY
---------------------------------------------------------------
---------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee........................................  $   13,275
NYSE Filing Fee.............................................      20,319
Blue Sky Fees and Expenses..................................           0
Legal Fees and Expenses.....................................   1,300,000
Accounting Fees and Expenses................................     525,000
Registrar and Transfer Agent Fees...........................     100,000
Printing and Engraving Expenses.............................     200,000
Miscellaneous...............................................      75,000
                                                              ----------
          Total.............................................  $2,233,594
                                                              ==========

---------------
* To be completed by amendment.

     Each amount set forth above, except the SEC registration fee and NYSE filing fee, is estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to include in its charter and bylaws certain provisions to eliminate the personal liability of directors for monetary damages and to indemnify its directors and officers. The MIIX Group By-laws (the "By-laws") provide that subject to certain exceptions in the case of actions by or in the right of the Company, the Company shall indemnify its directors and officers, and may indemnify its agents and employees, against judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her, incurred by reason of the fact that such person was serving as a director, officer, employee or agent of the Company, so long as such person acted and in a manner reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action, so long as the indemnified party had no reason to believe that his or her conduct was unlawful. The MIIX Group's Certificate of Incorporation provides that directors shall not be liable to the Company or the Company's stockholders for monetary damages for breach of his or her fiduciary duty as a director, except that liability may not be eliminated (i) for any breach of such person's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction in which such person received an improper personal benefit. Section 145(a) of the DGCL provides that a corporation may indemnify a director, officer, employee, or agent if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In addition, effective upon consummation of the Reorganization, The MIIX Group will enter into indemnification agreements with each of its directors and certain of its executive officers that generally provide for similar indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Underwriting Agreement provides for indemnification by the Underwriters of the registrant and its directors, officers and controlling persons for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The MIIX Group was incorporated under the laws of the State of Delaware on October 14, 1997. On October 15, 1997, The MIIX Group issued 10 shares of its Common Stock, par value $.01 per share, to the Medical Inter-Insurance Exchange of New Jersey for an aggregate purchase price of $10. Such issuance was exempt from registration under the Securities Act of 1933, as amended, pursuant to
Section 4(2) thereof, because such issuance did not involve any public offering of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

     The following exhibits are filed herewith unless otherwise indicated:

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    1.1    Underwriting Agreement among The MIIX Group, Incorporated,
           Salomon Smith Barney, Inc., Friedman, Billings, Ramsey &
           Co., Inc., and The Robinson-Humphrey Company, LLC.(1)
    2.1    Plan of Reorganization of Medical Inter-Insurance
           Exchange.(2)
    3.1    Restated Certificate of Incorporation of the MIIX Group,
           Incorporated.(1)
    3.2    Bylaws of The MIIX Group, Incorporated.(2)
    5.1    Opinion of Dechert Price & Rhoads.(1)
    8.1    Tax Opinion of PricewaterhouseCoopers LLP.(1)
   10.1    Lease Between the Medical Society of New Jersey and New
           Jersey State Medical Underwriters, Inc. dated June 29,
           1981.(2)
   10.2    Extension of Lease between the Medical Society of New Jersey and New Jersey State Medical Underwriters, dated June 26,
           1998.(2)
   10.3    Lease Between Princeton Pike Corporate Center Associates IV
           and Physician Healthcare Plan of New Jersey Inc. dated May
           24, 1991 and assigned to New Jersey State Medical
           Underwriters, Inc. on February 11, 1997.(2)
   10.4    Specific Excess Reinsurance Contract, effective January 1,
           1997, among Medical Inter-Insurance Exchange of New Jersey and Swiss Reinsurance Company; Hannover Ruckversicherungs;
           Underwriters Reinsurance Company; Kemper Reinsurance
           Company; and London Life and Casualty Reinsurance
           Corporation.(2)
   10.5    Specific Excess Reinsurance Contract, effective January 1,
           1997, between Medical Inter-Insurance Exchange of New Jersey and American Re-Insurance Company.(2)
   10.6    Combined Quota Share, Aggregate and Specific Excess of Loss
           Reinsurance Treaty, effective November 1, 1996, among
           Medical Inter-Insurance Exchange of New Jersey and Hannover
           Reinsurance (Ireland) Ltd.,; E&S Reinsurance (Ireland) Ltd.;
           Underwriters Reinsurance Company (Barbados) Inc.; London
           Life and Reinsurance Corporation; and Lawrenceville Re,
           Ltd.(2)
   10.7    Specific Excess Reinsurance Contract, effective January 1,
           1996 and terminated December 31, 1996, among Medical
           Inter-Insurance Exchange of New Jersey and Swiss Reinsurance
           Company; Hannover Ruckversicherungs; Underwriters
           Reinsurance Company; American Re-Insurance Company; Kemper
           Reinsurance Company; and London Life and Casualty
           Reinsurance Corporation.(2)
   10.8    Combined Aggregate and Casualty Catastrophe Excess of Loss
           Reinsurance Treaty, effective January 1, 1996 among Medical
           Inter-Insurance Exchange of New Jersey and Hannover
           Reinsurance (Ireland) Ltd.; Eisen und Stahl Reinsurance
           (Ireland) Ltd.; London Life and Casualty Reinsurance
           Corporation; and Scandinavian Reinsurance Company, Ltd.; and
           Lawrenceville Re, Ltd.(2)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   10.9    Specific Excess Reinsurance Contract, effective January 1,
           1995 and terminated December 31, 1995 among Medical
           Inter-Insurance Exchange of New Jersey and Swiss Reinsurance
           Company; Hannover Ruckversicherungs; Underwriters
           Reinsurance Company; and PMA Reinsurance Corporation.(2)
  10.10    Combined Aggregate and Casualty Catastrophe Excess of Loss
           Reinsurance Treaty, effective January 1, 1995 among Medical
           Inter-Insurance Exchange of New Jersey and Hanover
           Reinsurance (Ireland) Ltd.; Eisen und Stahl Reinsurance
           (Ireland) Ltd.; London Life and Casualty Reinsurance
           Corporation; and Scandinavian Reinsurance Company Ltd.(2)
  10.11    Combined Aggregate and Casualty Catastrophe Excess of Loss
           Reinsurance Treaty, effective January 1, 1994 among Medical
           Inter-Insurance Exchange of New Jersey and Scandinavian
           Reinsurance Company Ltd.; Hannover Reinsurance (Ireland)
           Ltd.; and Eisen und Stahl Reinsurance (Ireland) Ltd.(2)
  10.12    Combined Aggregate and Casualty Catastrophe Excess of Loss
           Reinsurance Treaty, effective January 1, 1993 among Medical
           Inter-Insurance Exchange of New Jersey and Scandinavian
           Reinsurance Company Ltd.; Hannover Reinsurance (Ireland)
           Ltd.; and Eisen und Stahl Reinsurance (Ireland) Ltd.(2)
  10.13    Combined Aggregate and Casualty Catastrophe Excess of Loss
           Reinsurance Treaty, effective December 15, 1992 among
           Medical Inter-Insurance Exchange of New Jersey and Hannover
           Reinsurance (Ireland) Ltd.; and Eisen und Stahl Reinsurance
           (Ireland) Ltd.(2)
  10.14    1998 Long Term Incentive Equity Plan of The MIIX Group,
           Incorporated.(1)
  10.15    Employment Agreement among The MIIX Group, Incorporated, New
           Jersey State Medical Underwriters, Inc. and Daniel
           Goldberg.(1)
  10.16    Employment Agreement among The MIIX Group, Incorporated, New
           Jersey State Medical Underwriters, Inc. and Kenneth
           Koreyva.(1)
  10.17    Employment Agreement among The MIIX Group, Incorporated, New
           Jersey State Medical Underwriters, Inc. and Joseph
           Hudson.(1)
  10.18    Employment Agreement between New Jersey State Medical
           Underwriters, Inc. and Lisa Kramer.(2)
  10.19    Employment Agreement between New Jersey State Medical
           Underwriters, Inc. and Ronald Wade.(2)
  10.20    Form of Stock Purchase and Loan Agreement between The MIIX
           Group, Incorporated and Daniel Goldberg.(1)
  10.21    Form of Stock Purchase and Loan Agreement between The MIIX
           Group, Incorporated and Kenneth Koreyva.(1)
  10.22    Form of Stock Purchase and Loan Agreement between The MIIX
           Group, Incorporated and Joseph Hudson.(1)
   21.1    Subsidiaries of The MIIX Group, Incorporated.(2)
   23.1    Consent of Dechert Price & Rhoads (included in Exhibit 5.1).
   23.2    Consent of Ernst & Young LLP.
   23.3    Consent of PricewaterhouseCoopers LLP (included in Exhibit
           8.1).
   23.4    Report of Independent Auditor -- June 30, 1998 Review.(2)
   24.1    Powers of Attorney (included in the signature pages to this
           Registration Statement).

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   27.1    Financial Data Schedules.
   99.1    Consent of Salomon Smith Barney Inc.

---------------
(1) To be filed by amendment.

(2) Incorporated by reference to the same numbered exhibit in the Registrant's Registration Statement on Form S-1 (Reg. No. 333-59371).

     (b) Financial Statement Schedules:

     The required schedules are included on page F-22 of the Prospectus forming part of this Registration Statement and are incorporated herein by reference. All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining the liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville and State of New Jersey on September 29, 1998.

                                          By:      /s/ DANIEL GOLDBERG

                                            ------------------------------------
                                                      Daniel Goldberg
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent A. Maressa, Esq., Daniel Goldberg and Kenneth Koreyva, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement or any Registration Statement for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, or in connection with the registration of Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      NAME                                     TITLE                       DATE
                      ----                                     -----                       ----

/s/ DANIEL GOLDBERG                               President, Chief Executive        September 29, 1998
------------------------------------------------    Officer and Director
Daniel Goldberg                                     (principal executive officer)

/s/ KENNETH KOREYVA                               Executive Vice President and      September 29, 1998
------------------------------------------------    Chief Financial Officer
Kenneth Koreyva                                     (principal financial
                                                    accounting officer)

/s/ ANGELO S. AGRO                                Director                          September 29, 1998
------------------------------------------------
Angelo S. Agro, M.D.

/s/ HILLEL M. BEN-ASHER                           Director                          September 29, 1998
------------------------------------------------
Hillel M. Ben-Asher, M.D.

/s/ HARRY M. CARNES                               Director                          September 29, 1998
------------------------------------------------
Harry M. Carnes, M.D.

                                                  Director
------------------------------------------------
Andrew Coronato, M.D.

/s/ PALMA E. FORMICA                              Director                          September 29, 1998
------------------------------------------------
Palma E. Formica, M.D.

                      NAME                                     TITLE                       DATE
                      ----                                     -----                       ----
/s/ JOHN S. GARRA                                 Director                          September 29, 1998
------------------------------------------------
John S. Garra, M.D.

/s/ PAUL HIRSCH                                   Director                          September 29, 1998
------------------------------------------------
Paul Hirsch, M.D.

/s/ LOUIS L. KEELER                               Director                          September 29, 1998
------------------------------------------------
Louis L. Keeler, M.D.

/s/ HENRY R. LISS                                 Director                          September 29, 1998
------------------------------------------------
Henry R. Liss, M.D.

/s/ ARGANEY LUCAS, JR.                            Director                          September 29, 1998
------------------------------------------------
Arganey Lucas, Jr., M.D.

/s/ S. STUART MALLY                               Director                          September 29, 1998
------------------------------------------------
S. Stuart Mally, M.D.

/s/ VINCENT A. MARESSA                            Director                          September 29, 1998
------------------------------------------------
Vincent A. Maressa, Esq.

/s/ MURRAY N. MATEZ                               Director                          September 29, 1998
------------------------------------------------
Murray N. Matez, D.O.

/s/ ROBERT S. MAURER                              Director                          September 29, 1998
------------------------------------------------
Robert S. Maurer, D.O.

/s/ A. RICHARD MISKOFF                            Director                          September 29, 1998
------------------------------------------------
A. Richard Miskoff, D.O.

/s/ CHARLES J. MOLONEY                            Director                          September 29, 1998
------------------------------------------------
Charles J. Moloney, M.D.

/s/ EILEEN MARIE MOYNIHAN                         Director                          September 29, 1998
------------------------------------------------
Eileen Marie Moynihan, M.D.

                                                  Director
------------------------------------------------
Fred M. Palace, M.D.

/s/ JOHN J. PASTORE                               Director                          September 29, 1998
------------------------------------------------
John J. Pastore, M.D.

/s/ PASCAL A. PIRONTI                             Director                          September 29, 1998
------------------------------------------------
Pascal A. Pironti, M.D.

                                                  Director
------------------------------------------------
Carl Restivo, Jr., M.D.

/s/ JOSEPH A. RIGGS                               Director                          September 29, 1998
------------------------------------------------
Joseph A. Riggs, M.D.

                      NAME                                     TITLE                       DATE
                      ----                                     -----                       ----
/s/ BERNARD ROBINS                                Director                          September 29, 1998
------------------------------------------------
Bernard Robins, M.D.

/s/ HERMAN M. ROBINSON                            Director                          September 29, 1998
------------------------------------------------
Herman M. Robinson, M.D.

/s/ GABRIEL F. SCIALLIS                           Director                          September 29, 1998
------------------------------------------------
Gabriel F. Sciallis, M.D.

/s/ MARTIN L. SORGER                              Director                          September 29, 1998
------------------------------------------------
Martin L. Sorger, M.D.

/s/ BESSIE M. SULLIVAN                            Director                          September 29, 1998
------------------------------------------------
Bessie M. Sullivan, M.D.

/s/ HARVEY P. YEAGER                              Director                          September 29, 1998
------------------------------------------------
Harvey P. Yeager, M.D.